AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2003
                                                      REGISTRATION NO. 333-98131
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                ----------------

                           TENGTU INTERNATIONAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                        6799                   77-0407366
 (STATE OF INCORPORATION           (PRIMARY STANDARD         (IRS EMPLOYER
 OR OTHER  JURISDICTION               INDUSTRIAL              IDENTIFICATION
   OF INCORPORATION OR              CLASSIFICATION               NUMBER)
      ORGANIZATION)                   CODE NUMBER)

                           TENGTU INTERNATIONAL CORP.
                                 236 AVENUE ROAD
                         TORONTO, ONTARIO CANADA M5R 2J4
                                 (416) 963-3999
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                                ----------------

                             DARREN L. OFSINK, ESQ.
                                GUZOV OFSINK, LLC
                         600 MADISON AVENUE, 22ND FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 371-8008
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of Each Class                         Proposed            Proposed
 of Securities to     Amount to be      Maximum Offering    Maximum Aggregate        Amount of
   be registered       Registered        Price Per Unit      Offering Price      Registration Fee
-------------------------------------------------------------------------------------------------

$.01 par value per (1)    9,733,436         $0.615(2)      $ 5,986,063.10(2),(3)      $532.76
 share common stock

Share Warrants (4)        4,409,492          $0.75         $ 3,307,119(3)             $294.33

$.01 par value per (1)    4,409,492         (1),(5)           (1),(5)                   (5)
 share common stock

Total Fee                                                                             $827.09


(1) This registration statement relates to the resale by the selling security holders identified herein of (i) up to 5,583,436 shares of our common stock issued upon conversion of special warrants. Each Special Warrant entitles the holders to acquire, for no additional consideration, up to 1.1 shares of our common stock and .55 share warrants to purchase our common stock for $0.75 per share; (ii) 2,150,000 shares of common stock issued in private placement transactions which were part of units consisting of two shares of common stock and one share warrant to acquire one share of common stock; and (iii) 2,000,000 shares of common stock which are to be used as security against default for an agreement settling a litigation between us and Swartz Private Equity, LLC.

(2) Pursuant to Rule 457(c), the fee calculation is based on the average of the high and low prices of our shares of common stock on the over-the-counter Bulletin Board on July 7, 2003 which were $0.61.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(4) This registration statement also relates to the resale by the selling security holders of up to 4,409,492 share warrants. Each share warrant entitles the holder to acquire a share of our common stock at an exercise price of $0.75 per share. The maximum offering price and this portion of the registration fee is based on the exercise price of the share warrants pursuant to Rule 457(i).

(5) This registration statement also relates to the offer and sale of up to 4,409,492 shares of our common stock reserved for issuance upon exercise of the share warrants. Pursuant to Rule 457(i), no separate registration fee is required.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

================================================================================

                        9,733,436 SHARES OF COMMON STOCK
                            4,409,492 SHARE WARRANTS

                                [OBJECT OMITTED]

                           TENGTU INTERNATIONAL CORP.

                                  COMMON STOCK
                                ----------------

           This prospectus relates to (i) the resale of up to 9,733,436 shares of our common stock by the selling security holders identified in this prospectus on pages 17 through 20, (ii) the resale by the selling security holders of share warrants to acquire up to 4,409,492 shares of our common stock, which have been reserved for issuance upon the exercise of the outstanding Special Warrants, and (iii) our offer and sale of 4,409,492 shares of our common stock, which have been reserved for issuance upon exercise of the share warrants received upon the exercise of the outstanding Special Warrants.

           Each selling security holder, by itself or through brokers and dealers, may offer and sell the shares and share warrants at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of common stock or the share warrants. The selling security holders' will receive all proceeds from sale of the shares of common stock and the share warrants. We will, in the ordinary course of business, receive proceeds from the issuance of shares of common stock upon exercise of the share warrants. It is not possible to determine the price to the public in any sale of the shares of common stock or the share warrants by the selling security holders and each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares of common stock or the share warrants. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling security holders will pay any underwriting discounts and commissions. The selling security holders, and the brokers through whom sales of the securities are made, will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

           Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On July 10, 2003 the average of the high and low prices of our common stock on the OTC Bulletin Board was $0.67.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                ----------------



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our common stock and share warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or share warrants.

                  The date of this prospectus is July 10, 2003.

           No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................5
TENGTU INTERNATIONAL CORP......................................................5
THE OFFERING...................................................................5
SALES BY SELLING SECURITY HOLDERS..............................................7
OUTSTANDING SECURITIES.........................................................7
SUMMARY FINANCIAL DATA.........................................................7
RISK FACTORS...................................................................9
   Dependence on the Joint Venture Agreement and Amending Agreements...........9
   Dependence on Tengtu China..................................................9
   Collection Problems.........................................................9
   Inability to Enforce and Recover under the Material Agreements.............10
   The recent outbreak of SARS in the Asia-Pacific region and its continued spread could harm sales of our products...............10
   Restrictions on the Distribution of Profits under the
          JOINT VENTURE Agreement.............................................10
   Chinese Rules and Regulations..............................................10
   Ongoing Financing Required.................................................10
   Dependence on Key Personnel................................................11
   Security...................................................................11
   Intellectual Property Risks................................................11
   Limited Sales and Marketing................................................12
   Infringement Risk..........................................................12
   Dependence on Licenses.....................................................12
   ChinA Infrastructure.......................................................12
   Lack of Computer Training..................................................12
   Competition................................................................12
   Political Risk.............................................................13
   Short Operating History....................................................13
   Inflation..................................................................13
   Internet Regulation........................................................13
   Government Control of Currency Conversion and Exchange Rate Risks..........14
   Ability to Control and Manage Future Growth................................14
   Insurance..................................................................14
   Securities held by Directors and Senior Officers...........................15
   Dilution...................................................................15
   Litigation.................................................................15
   Operating Results Fluctuate Widely.........................................15
   System Failures, Natural Disasters or Other Tampering......................15
   Dividends..................................................................16
   There Is A Limited Trading Market For Our Stock............................16
   Our Common Stock Is Illiquid And Subject To Price
          Volatility Unrelated To Our  Operations.............................16
   Default of Certain Agreements..............................................16
USE OF PROCEEDS...............................................................17
DETERMINATION OF OFFERING PRICE...............................................17
DILUTION......................................................................17
SELLING SECURITY HOLDERS......................................................17

PLAN OF DISTRIBUTION..........................................................20
DESCRIPTION OF SECURITIES TO BE REGISTERED....................................21
LEGAL MATTERS.................................................................23
EXPERTS.......................................................................23
THE COMPANY...................................................................23
   Corporate Overview.........................................................23
   Intercorporate Relationships...............................................24
   Tengtu United and the Joint Venture Agreement..............................25
   Tengtu China...............................................................27
OUR BUSINESS..................................................................29
   Business Overview..........................................................29
   The Total Solution and Software............................................31
   CBERC, LBERCs and Turn-Key Solutions.......................................33
   Systems Integration Services, Teacher Training.............................35
   Our Marketing and Sales Strategy...........................................36
   Intellectual Property......................................................36
   Licenses...................................................................37
   Competition................................................................37
   Business Partners..........................................................38
   The Chinese Educational And Distance Learning Market.......................38
   The Chinese Educational System and Recent Policies.........................38
   History of Distance Learning in China......................................40
DESCRIPTION OF PROPERTY.......................................................40
LEGAL PROCEEDINGS.............................................................40
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
          COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.......................42
FINANCIAL STATEMENTS..........................................................43
SELECTED FINANCIAL DATA.......................................................43
SUPPLEMENTARY FINANCIAL INFORMATION...........................................44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND
     RESULTS OF OPERATION.....................................................45
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK....................58
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON  ACCOUNTING AND
     FINANCIAL DISCLOSURE.....................................................59
DIRECTORS AND EXECUTIVE OFFICERS..............................................59
EXECUTIVE COMPENSATION........................................................61
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................64
INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................65
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS...............................66
   Item 13.       Other Expenses Of Issuance And Distribution.................66
   Item 14.       Indemnification Of Directors And Officers...................66
   Item 15.       Recent Sales Of Unregistered Securities.....................66
   Item 16.       Exhibits And Financial Statement Schedules..................72
   Item 17.       Undertakings................................................74

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1, as amended, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

           Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

           You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

           You may also read and copy any reports, statements or other information that we have filed with the SEC on Forms 10, 10-K, 10-Q and 8-K at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand growth of e-education business in China, competition, exchange rate fluctuations, the effect of economic conditions and technological difficulties include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Exchange Act.

         Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

           Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

           As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

         We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, Form 10-Q and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                               PROSPECTUS SUMMARY

           THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.

           IN THIS PROSPECTUS, "TENGTU," "WE," "US," AND "OUR" REFER TO
(I)TENGTU INTERNATIONAL CORP., (II) OUR 57% OWNED JOINT VENTURE, TENGTU UNITED ELECTRONICS DEVELOPMENT CO., LTD. AND (III) OUR JOINT VENTURE PARTNER, BEIJING TENGTU CULTURE & EDUCATION ELECTRONICS DEVELOPMENT CO., LTD., WHICH, BY AGREEMENT, OPERATES ON BEHALF OF THE JOINT VENTURE.

                           TENGTU INTERNATIONAL CORP.

           Tengtu International Corp. is a Delaware corporation that has a 57% interest in Tengtu United, a Sino-foreign Cooperative Joint Venture. Tengtu China, our joint venture partner, owns the remaining 43% interest in Tengtu United. Tengtu United has appointed Tengtu China as agent for the operations of the joint venture entity. As a result, the operations of the business are largely carried out by Tengtu China.

           Tengtu United's business focuses on K-12 e-education in China. Tengtu China, on behalf of Tengtu United, is working in cooperation with the Chinese Ministry of Education and certain of its provincial branches, to implement an information technology solution for Chinese schools to fulfill China's goal of making IT-based education and distance learning available to 90% of K-12 schools by 2010. Specifically, Tengtu United is currently engaged in the following lines of operations:

           o sales of educational content software to Chinese K-12 schools;

           o sales of special software products for learning applications, resources management, distance learning and web/internet applications contained in the "Total Solution" software package;

           o development of the China Broadband Education Resource Centre ("CBERC") with a division of the Chinese Ministry of Education, the National Center for Audio/Visual Education ("NCAVE"). CBERC is an electronic resource centre and portal containing educational materials that we transmitto schools that download them daily via satellite and access them by Internet;

           o development of Local Broadband Education Resource Centers ("LBERCs") with several Chinese provinces. The LBERCs will connect with CBERC and contain their own educational and other materials as mandated by the provincial branches of the Chinese Ministry of Education. Like CBERC, we will transmit content to schools daily via satellite and will make content available via Internet;

           o sales of turn-key electronic resource centers and portals to schools and school districts;

           o sales of computer hardware and systems integration services to Chinese schools; and

           o the provision of information technology training to teachers.

           Tengtu International Corp.'s principal and executive office is located at 236 Avenue Road, Toronto, Ontario, Canada M5R 2J4. Our telephone number is (416) 963-3999.

                                  THE OFFERING

           This prospectus relates to the following:

           1. The resale by the selling security holders identified in this prospectus of up to 9,733,436 shares of our common stock;

           2. The resale by selling security holders of 4,409,492 share warrants, including 3,235,465 share warrants we issued to them pursuant to the conversion of Special Warrants (which are discussed below), 1,075,000 share warrants we issued in private placements and 49,027 share warrants we issued to Wall Street Consultants, Inc. pursuant to a contract for investor relations services; and

           3. Our offer and sale of up to 4,409,492 shares of our common stock reserved for issuance upon the selling security holders' exercise of share warrants.

           Of the 9,733,436 shares of our common stock to which this prospectus relates, (i)we issued 5,583,436 shares upon the conversion of Special Warrants,
(ii) we issued 2,150,000 shares in private placement transactions and (iii) we may issue up to 2,000,000 to Swartz Private Equity, LLC as part of a settlement agreement if we default in making the payments it requires.

THE SPECIAL WARRANTS

           The Special Warrants were sold by us to non-U.S. persons as part of units consisting of two Special Warrants. Special Warrants were sold by us on the following dates in the following amounts:

 DATE                       NUMBER OF UNITS                 PRICE PER UNIT
--------------------------------------------------------------------------------

June 20, 2002*                2,991,332                         $1.00
--------------------------------------------------------------------------------
October 11, 2002                812,500                         $1.00
--------------------------------------------------------------------------------
December 13, 2002                50,000                         $1.00
--------------------------------------------------------------------------------
February 10, 2003               250,000                         $1.00
--------------------------------------------------------------------------------
February 20, 2003               677,968                         $1.00
--------------------------------------------------------------------------------
April 24, 2003                  250,000                         $1.00
--------------------------------------------------------------------------------
May 1, 2003                     640,000                         $1.00
--------------------------------------------------------------------------------

* We registered the 6,470,930 shares of common stock into which the June 20, 2002 Special Warrants were converted for resale by a registration statement the SEC declared effective on August 26, 2002 and a post-effective amendment to that registration statement the SEC declared effective on November 15, 2002.

           We sold units on June 20, 2002 and February 20, 2003 through Dundee Securities Corporation, as agent,in exchange for a fee of 7% of the proceeds of the sale of the Special Warrants. We sold all of the remaining units directly. We sold the units on a private placement basis pursuant to Regulation S under the Securities Act.

           Each Special Warrant may be exercised, for no additional consideration, for one share of our common stock and one half share warrant. Each share warrant entitles the holder to acquire one share of common stock at a price of $0.75 per share for a period of one year from the later of: (a) the date the Ontario Securities Commission issues a receipt for a prospectus including the Special Warrants or (b) the effective date of a registration statement for the resale of the common stock, share warrants and the common stock for which the share warrants are exercisable. The Ontario Securities Commission issued a receipt for a prospectus on June 20, 2003. Because, under the terms of the Special Warrants, we did not receive a receipt , and an effective registration statement was not in place prior to certain deadlines, we issued additional shares of common stock and warrants to Special Warrant holders who purchased on June 20, 2002, October 11, 2002 and December 13, 2002. The June 20, 2002 Special Warrants holders have received, and the October 11 and December 13 Special Warrant holders will receive, 1.1 shares of common stock and .55 share warrants for each Special Warrant.

THE 2,150,000 PRIVATE PLACEMENT SHARES

           On November 12, 2002 and February 21, 2003, we sold a total of 1,075,000 units to U.S. investors. The units consisted of two shares of our common stock and one share warrant to purchase one shares of our common stock at a price of $0.75 per share for a period of one year after the effective date of a registration statement filed with the SEC for the re-sale of the share warrants and common stock for which the share warrants are exercisable. We conducted the sales of the units pursuant to Rule 506 of Regulation D under the Securities Act.

THE 2,000,000 SECURITY SHARES

           One June 10, 2003, we entered into a settlement agreement with Swartz Private Equity, LLC with respect to litigation pending in the U.S. Federal District Court for the Northern District of Georgia. The settlement agreement required us to place shares of our common stock in escrow to secure the payment of $400,000. The amount of shares to be placed in escrow at any time is based on a formula taking into account the market price of our common stock and the amount of money which has been paid of the $400,000. On June 19, 2003, we issued a total of 1,668,123 shares of common stock, which were placed in escrow as security. We are registering an additional 331,887 shares of our common stock which may be issued in the future, for resale by Swartz in the event that the settlement agreement requires the placement of additional shares into escrow due to a decline in the market price of our common stock.

                        SALES BY SELLING SECURITY HOLDERS

           The selling security holders may offer the common stock and the share warrants pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of common stock may be through the facilities of the over-the-counter Bulletin Board or such other exchange or reporting system where the common stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock. See "Plan of Distribution."

           The share warrants are not listed for trading on any securities exchange or quotation system. There presently is no market for the share warrants.

                             OUTSTANDING SECURITIES

           As of July 10, 2003, we had the following common stock and common stock equivalents outstanding.

Outstanding shares of common stock and common stock
     equivalents prior to offering (1)........................        68,386,872

Outstanding shares of common stock and common stock
     equivalents after the offering (2).......................        74,796,364

(1) Does not give effect to: (i) shares of our common stock issuable upon exercise of options and warrants outstanding; (ii) 175,000 shares of our common stock issuable upon conversion of an outstanding $1.5 million convertible debenture; and (iii) 4,409,492 shares of common stock reserved for issuance upon exercise of the share warrants offered by the selling security holders under this prospectus.

(2) Gives effect to the issuance upon exercise of the share warrants of 4,409,492 shares of our common stock offered by the selling security holders under this prospectus and up to 2,000,000 shares of our common stock which may be issued to and sold by Swartz Private Equity, LLC as security for a settlement agreement between it an us.

           An investment in the shares of our company is subject to a number of risks. We have set forth these risk factors below under the heading "Risk Factors" which you should carefully review.

                             SUMMARY FINANCIAL DATA

           The following table presents summary financial data for us as at March 31 2003 and for the five previous fiscal years ended June 30, 2002. We derived the summary financial data set forth below with respect to our statements of operations for the three fiscal years ended June 30, 2002 and our balance sheets as at June 30, 2002 and 2001, from our consolidated financial statements that are included elsewhere in this prospectus. We derived the summary financial data set forth below with respect to our statements of operations for each of the two fiscal years ending June 30, 1999 and the balance sheet data as at June 31, 2000, 1999 and 1998 from our consolidated financial statements which are not included in this prospectus. You should read the following summary financial data in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



               FOR NINE MONTHS
                    ENDED                          FOR THE FISCAL YEAR ENDED JUNE 30,
               MARCH 31, 2003         2002           2001          2000         1999           1998
                (unaudited)

Total Sales        3,156,270       14,255,417     5,566,039       358,026        624,121       3,223,170

Income  (loss)    (2,064,613)       1,578,108      (293,169)   (4,701,285)   (1,866,399)      (4,402,014)
from
Continuing
Operations

Income (loss)         (0.034)           0.032        (0.012)       (0.225)        (0.100)         (0.234)
from
Continuing
Operations
per Common
Share

Total Assets      27,561,867(1)    27,734,300(2)  8,833,335(2)  2,407,842(2)   1,911,912       2,871,926

Total              9,238,341(1)    10,829,337(2)  5,039,508(2)  5,488,865(2)   3,776,010       2,662,230
Liabilities

Dividends                  0                0             0             0              0               0
Declared per
Common Share



-----------
Notes:
(1) As at March 31, 2003.
(2) As at June 30, 2002.


           Unless otherwise noted, all currency figures in this prospectus are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to Xe.com as of July 10, 2003, $1 = 8.27740 Yuan.

                                  RISK FACTORS

           YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE INVESTING IN OUR COMMON STOCK. THE FACTORS DISCUSSED BELOW MAY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

DEPENDENCE ON THE JOINT VENTURE AGREEMENT AND AMENDING AGREEMENTS

           A joint venture agreement, as amended, and two April, 2001 letter agreements are the principal documents that establish Tengtu International Corp.'s rights and responsibilities with respect to Tengtu United and govern the conduct of Tengtu China, our joint venture partner. As a result of Chinese practices and policies that limit contracting with non-Chinese entities in the education industry, Tengtu China acts as agent on behalf of Tengtu United. As a result, neither Tengtu International Corp. nor Tengtu United is a party to any agreements and all of the operations of Tengtu United occur through Tengtu China and companies affiliated with Tengtu China, which we refer to collectively as the Tengtu Group. Moreover, Chinese foreign ownership practices and policies restrict the assignment by Tengtu China of agreements to Tengtu United. In some instances, such as the Central Broadband Education Resources Center agreement, Tengtu China is not a party to the agreement. Instead, a company controlled by Fan Qi Zhang, one of our Directors and the beneficial owner of Tengtu China, is a party to the agreement. Accordingly, Tengtu International Corp. and Tengtu United are dependent upon Tengtu China and Mr. Zhang for the conduct of their business in China.

           Tengtu International Corp. has, from time to time, been in breach of various provisions of the joint venture agreement with Tengtu China. However, Tengtu International Corp. has not met all of its obligations under the joint venture agreement. We do not believe that Tengtu China will terminate the joint venture agreement without entering into a mutually acceptable new legal relationship. Should Tengtu China terminate or cancel the joint venture agreement without a new agreement or arrangement with Tengtu China regarding Tengtu United in place, Tengtu International Corp. would be materially adversely affected.

DEPENDENCE ON TENGTU CHINA

           Tengtu International Corp. and Tengtu United do not directly own or operate any of the material assets, nor are they a party to many of the contracts as described in this prospectus. Tengtu International Corp. has appointed Tengtu China as the agent for Tengtu United. This business relationship is a result of recommendations from Tengtu International Corp.'s Chinese advisors that the Ministry of Education prefers to contract with companies that are not foreign controlled in the sensitive industry of education. Tengtu International Corp. entered into two April, 2001 letter agreements with Tengtu China as an attempt to formalize this relationship in writing. The signatories to these agreements are Tengtu China, Tengtu International Corp. and Beijing Tengtu Tian Di Networking Co., Ltd. (in the case of the April 17, 2001 agreement) and Tengtu China and Tengtu International Corp. (in the case of the April 25, 2001 agreement). There is no guarantee that Tengtu International Corp. can enforce these agreements against the entire Tengtu Group. There is also no guarantee that these agreements cover all the business operations that the joint venture agreement should encompass. In this respect, Tengtu International Corp. is dependent on the good faith and actions of Fan Qi Zhang and Tengtu China.

COLLECTION PROBLEMS

           Tengtu China and Tengtu United have experienced, and we expect that they will continue to experience, significant delays in the collection of accounts receivable. Collection can often take over one year. We believe that collection problems are typical in the education market, and are particularly severe in the Chinese education market where education budgets are administered only twice each year. As of March 31, 2003, Tengtu China had accounts receivable of approximately $12,951,000 ($9,907,000 non current) and at June 30, 2002 the accounts receivable stood at approximately $12,288,300 ($9,907,000 non current).

           In order to improve collections, the Tengtu Group and the Agricultural Bank of China have entered into an agreement for the provision of a $18.5 million buyer's credit line to be made available to K-12 and vocational schools for the purchase of Tengtu's products and services. Pursuant to the agreement, Chinese K-12 schools and secondary education vocational schools can obtain a line of credit from the Agricultural Bank on the following terms:

o Credit is only available for the purchase of our products and e-education services.

o Each applicant school is required to open an account with the Agricultural Bank and deposit 20% of the invoice price. The applicant school is obligated to repay a loan not exceeding 80% of the invoice price in up to six installments over a three-year period. The Agricultural Bank is responsible for collecting the principal and interest of each loan.

o The agreement obligates the Tengtu Group to maintain an account with the Agricultural Bank for 10% of the gross proceeds of each loan as well as providing a guarantee for each loan.

           Generally, this credit line will not cover receivables outstanding prior to the agreement . Tengtu China will continue to collect those receivables directly. However, the Tengtu Group, in some instances, may negotiate access to the Agricultural Bank's line of credit on behalf of these clients, further reducing outstanding receivables.

           Nevertheless, continued collection problems are likely and continued or increased delays in collection could have a material adverse impact on our business and financial condition.

INABILITY TO ENFORCE AND RECOVER UNDER THE MATERIAL AGREEMENTS

           Chinese law governs almost all of our material agreements, many of which are with Chinese governmental entities. Assets of Tengtu International Corp., Tengtu United, Tengtu China, and the persons that the foregoing entities have contracted with are located in China. As a result, there can be no assurance that we can enforce any of our material agreements or that remedies will be available outside of China. China's system of laws and the enforcement of existing laws may not be as certain in implementation and interpretation as U.S. or other laws. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement of such law, or to obtain enforcement of the judgment by a court of another jurisdiction. The inability to enforce or obtain a remedy under the foregoing agreements would have a material adverse impact on us.

THE RECENT OUTBREAK OF SARS IN THE ASIA-PACIFIC REGION AND ITS CONTINUED SPREAD COULD HARM SALES OF OUR PRODUCTS

           The recent outbreak of severe acute respiratory syndrome, or SARS that began in China may have a negative impact on our business. A number of SARS-related factors may impact our business, including, but not limited to, disruptions in the operations of our customers and their partners, reduced sales in certain end-markets, school closings which result in delayed or decreased sales of our products to those schools and non-use of our satellite content and a slowdown in product installations due to restrictions on travel.

RESTRICTIONS ON THE DISTRIBUTION OF PROFITS UNDER THE JOINT VENTURE AGREEMENT

           Pursuant to our joint venture agreement, Tengtu International Corp. is entirely responsible for all of Tengtu United's losses. In addition, Tengtu United may not distribute after tax profits to Tengtu International Corp. until atotal $12 million cash contribution to Tengtu United has been made, Tengtu United has recouped losses from previous years and Tengtu United has paid Tengtu International Corp. back all of its contributions. Tengtu International Corp. made the required $12 million cash contribution and, in the year ended June 30, 2002, Tengtu United's net profits exceeded its accumulated losses. Therefore, Tengtu United allocates profits for that year , but does not distribute them, to Tengtu International Corp. and Tengtu China. To date, Tengtu United has not distributed any profits to Tengtu International Corp. and we do not expect any in the foreseeable future. Tengtu United must first distribute the amount of Tengtu International Corp.'s capital contributions back to it, and, we anticipate that we will use future profits to expand and grow our business in the near term.

CHINESE RULES AND REGULATIONS

           We are subject to numerous Chinese rules and regulations, including, without limitation, restrictions on contracting in the education market with non-Chinese companies, restrictions on foreign ownership of Internet and education companies, and regulation of Internet content. Many of the rules and regulations that we faces are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy. We are not aware that any of our agreements or our organizational structure are in violation of any Chinese governmental requirements or restrictions, explicit or implicit. However, there can be no assurance that we are in compliance now, or will be in the future. Moreover, operating in China involves a high risk that restrictive rules and regulations could change. Indeed, even changes of personnel at certain ministries of the Chinese government could have a severe negative impact on us. The determination that our structure or agreements are in violation of Chinese governmental rules or regulations would have a material adverse impact on us, our business and on our financial results.

ONGOING FINANCING REQUIRED

           We expect to have significantly increased operating expenses and capital expenditures in the future to support new product development and services, which will require additional capital that we do not have. We are currently required to make the following approximate capital contributions under existing agreements:

o          71 million Yuan ($8,576,800) under the CBERC joint venture agreement;
           and

o          76 million Yuan ($9,180,800) under LBERC commitments.

           To date, we have contributed 21 million Yuan ($2,536,800) under the CBERC joint venture agreement and 16 million Yuan ($1,932,800) under the LBERC commitments. We are in default of a 20 million Yuan ($2,416,000) commitment required bythe Shandong LBERC Agreement. We will be required to make further capital contributions if Tengtu China is successful in completing further LBERC Agreements. We are dependent upon continued access to financing sources to meet these capital requirements. We cannot make any assurance financing will be available on commercially reasonably terms, if at all. The result of any such financings may be to substantially dilute the holdings of shareholders and could have a negative impact on the market price of our common stock.

DEPENDENCE ON KEY PERSONNEL

           We are highly dependent on the continuing services of Fan Qi Zhang, one of our directors, who beneficially owns Tengtu China and the companies of the Tengtu Group. As a result of our dependence on Tengtu China and other members of the Tengtu Group, Mr. Zhang is responsible for running all phases of the business in China, and for maintaining relationships with officials at the central and provincial ministry of education. Mr. Zhang is critical to the our ability to successfully do business in China. The loss of his services would have a material adverse effect on our business, prospects and financial condition. We do not maintain key man insurance, which could mitigate the effect of the loss of Mr. Zhang's services.

           In addition, our success will depend on successfully recruiting and retaining highly skilled and experienced programmers, managers and other personnel who can function effectively in China. In some cases, the market for these skilled employees is highly competitive. We may not be able to retrain or recruit such personnel, which could materially in adversely affect our business, prospects and financial condition.

SECURITY

           Security poses a significant problem with respect to the electronic delivery of information via satellite and Internet through CBERC and LBERCs. We have not yet developed adequate security measures and, as a result, have the following security concerns:

o          unauthorized use without payment of user fees;

o          corruption of content with viruses or other means;

o          unauthorized entry to the CBERC and LBERC portals; and

o          safety of end users computer systems.

           While we are currently developing software to address such security concerns, we cannot guarantee that this software will be effective. If this software is ineffective, it could prevent us from proceeding with the CBERC or LBERC projects and lead to a loss of material revenues. The failure to develop proper security measures could have an adverse impact on our business and financial condition.

INTELLECTUAL PROPERTY RISKS

           We rely primarily on trade secrets to protect our proprietary software products. We execute confidentiality and non-disclosure agreements with our software development employees and limit access to and distribution of our proprietary information and source code. Of the 14 current software products that we have developed, we have applied for copyright protection in China for seven of them and plan to copyright the remaining seven. On October 27, 2001, China's National People's Congress passed new copyright laws thatspecifically cover software and significantly expanded the rights of copyright owners.

           We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. While we have confidentiality and non-compete agreements with our software development employees in China, we do not know the extent to which such provisions are enforceable in the Chinese courts. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, a competitor's use of our processes could have a material adverse effect on our business, financial condition and results of operations.

           On September 12, 2001, Tengtu China applied to the trademark office of the Chinese State Bureau of Industry and Commerce to register the "Tengtu" name as a trademark. The application is still pending. There can be no assurance that the Tengtu name will be permitted as a registered trademark in China and therefore, other companies may be free to use the Tengtu name in competing or other businesses which could have a material adverse effect on our business.

LIMITED SALES AND MARKETING

           Although Tengtu China has set up a marketing department, and has sales and marketing employees and has 21 branch offices in China, it will be necessary for us to continue to expand our marketing department and marketing activities. However, at the present time, we lack sufficient capital to materially expand the sales and marketing force. Future profitability will depend on our ability to expand and supervise the direct sales and marketing force and to attract and retain qualified sales people. The failure to expand sales and marketing could have a material adverse impact on our business.

INFRINGEMENT RISK

           As a publisher and distributor of content and provider of services via satellite and over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that the we publish or distribute. Any claims could result in us incurring significant costs to investigate and defend. We do not carry general liability insurance thatwould cover any potential or actual claims. The launch of any suit against us, successful or unsuccessful, could have a material adverse impact on us and on our business.

DEPENDENCE ON LICENSES

           We are dependent upon numerous licenses in China, including, without limitation, general business licenses, electronic publishing licenses, and a satellite transmission license, to conduct its business. While we believe that all steps necessary to maintain these licenses have been taken and will be taken, the loss or failure to obtain renewals of these licenses will have a material adverse impact on our business and financial condition.

CHINA INFRASTRUCTURE

           Many Chinese schools, especially those in rural areas, do not have sufficient funds to purchase computers or establish local area networks to use Tengtu United software products or to receive content from CBERC or LBERCs. In addition, provincial and local Chinese governments have not raised taxes to fund such infrastructure investments.

           While certain Chinese schools have begun to charge students user fees to fund IT education, not all schools that lack IT resources have done this. Accordingly, we may not be able to sell our products and services to schools in certain areas of China until they are able to procure the necessary funding, which may substantially inhibit our growth.

LACK OF COMPUTER TRAINING

           In order to use Tengtu United's software products and services, appropriate teacher's training is necessary. Accordingly, Tengtu United offers training in seminars through Tengtu China's branch offices. However, Tengtu United does not have the necessary resources to provide teacher training for all that need it. Schools that do not receive training cannot use Tengtu United products and services and are unlikely to purchase them. The failure to increase teacher training could have a material adverse impact on the growth prospects of our business.

COMPETITION

           We face competition in each of our lines of businesses. Our current competitors include IBM, Kelihua, Hangzhou Zheda Huatai Science & Technology Co., Quinghau Tong Fang Legend Computer Co. and Bainianshuren. Many of our competitors are better capitalized, more experienced, and have deeper ties in the Chinese educational market place. The Company may be unsuccessful in its attempts to compete, which would have a material adverse impact on our business and financial condition.

POLITICAL RISK

           The economy of China is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in the event the trend towards economic liberalizationmay materially affect our business, prospects and financial condition.

SHORT OPERATING HISTORY

           Tengtu International Corp. was organized in May, 1988, and has only been an operating company since May, 1996. Given that we are still relatively young, it may be difficult to properly evaluate our business and prospects. Thus, an investment in our securities may be riskier than an investment in a more mature business. We are subject to all of the business risks associated with a new enterprise, including risks of unforeseen capital requirements, failure of market acceptance of products and failure to establish and maintain business relationships. Any of these factors may cause the business to fail, and investors will lose all or part of their investment.

INFLATION

           While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth.

INTERNET REGULATION

           China has recently started to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector and the existence and enforcement of content restrictions on the Internet. We have been advised that our operations comply with existing Chinese laws and regulation. There are, however, substantial uncertainties regarding the proper interpretation of current Chinese Internet laws and regulations.

           Issues, risks and uncertainties relating to Chinese government regulation of the Chinese Internet sector include, without limitation, the following:

o a prohibition of foreign investment in businesses providing value added telecommunication services including computer information services or electronic mailbox services, may be applied to Internet related businesses such as CBERC and LBERCs. Some officials of the Chinese Ministry of Information have taken the position that foreign investment in the Internet sector is prohibited.

o The Chinese Ministry of Information has stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, they could severely impair our business.

o The Ministry of Information has stated recently that the activities of Internet content providers are also subject to regulations by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. Areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offering by companies engaged in the Internet sector in China.

           The interpretation and application of existing Chinese laws and regulations, the stated position of the Ministry of Information and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investment in, and the businesses activities of Chinese Internet businesses, including our business.

           Accordingly, it is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of our existing or future ownership structure and businesses violate existing or future Chinese laws and regulations. It is also possible that new laws and regulations governing the Chinese Internet sector will prohibit or restrict foreign investment in our proposed businesses and operations, affect other aspects of our proposed businesses and operations or require governmental approvals. In addition, these new laws and regulations may be retroactively applied to us. If the relevant Chinese authorities find us to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation, the following:

o          levying fines;

o          revoking our business and other licenses;

o          requiring that we restructure our ownership or operations; and

o requiring that we discontinue any portion or all of our Internet related business.

Any of these actions could have material adverse impact on our business and financial condition.

GOVERNMENT CONTROL OF CURRENCY CONVERSION AND EXCHANGE RATE RISKS

           China's national currency, the Yuan, is not a freely convertible currency. Effective January 1, 1994, the Chinese foreign exchange system underwent fundamental changes. This reform was stated to be in line with China's commitment to establish a socialist market economy and to lay the foundation for making the Yuan convertible in the future. The currency reform is designed to turn the dual exchange rate system into a unified and managed floating exchange rate system.

           A China Foreign Exchange Trading Centre was formed in April, 1994 to provide an interbank foreign exchange trading market whose main function is to facilitate the matching of long and short term foreign exchange positions of the state-designated banks, and to provide clearing and settlement services. The People's Bank of China publishes the state managed exchange rate daily based on the daily average rate from the previous day's inter-bank trading market, after considering fluctuations in the international foreign exchange markets. Based on these floating exchange rates, the state-designated banks list their own exchange rates within permitted margins, and purchase or sell foreign exchange with their customers.

           The State Administration of Foreign Exchange of the PRC ("SAFE") administers foreign exchange dealings and requires that they be transacted through designated financial institutions. All Foreign Investment Enterprises ("FIEs") may buy and sell foreign currency from designated financial institutions in connection with current account transactions, including, but not limited to, profit repatriation. With respect to foreign exchange needed for capital account transactions, such as equity investments, all enterprises in the PRC (including FIEs) are required to seek approval of the SAFE to exchange Yuan into foreign currency. When applying for approval, such enterprises will be subject to review by the SAFE as to the source and nature of the Yuan funds.

           There can be no assurance that the Yuan relative to other currencies will not be volatile or that there will be no devaluation of the Yuan against other foreign currencies, including the U.S.dollar.

ABILITY TO CONTROL AND MANAGE FUTURE GROWTH

           If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. There can be no assurance that we will be able to raise the required financing or control and manage this future growth.

INSURANCE

           We do not maintain insurance against the risks of fire, theft and liability. Therefore, there can be no assurance that any insurance will be available in the future to cover any losses or exposure for liability.

SECURITIES HELD BY DIRECTORS AND SENIOR OFFICERS

           The Company's officers, directors and affiliates beneficially own approximately 28.5% of our common stock. Orion Capital Incorporated, a company beneficially owned by William O.S. Ballard, the Chairman of our Board of Directors, beneficially owns approximately 23.1% of our common stock. These shareholders can effectively control us and their interests may differ from other shareholders.

DILUTION

           As of June 30, 2003 we had the following securities and convertible loan outstanding:

o 7,642,714 options and warrants to purchase our common stock with exercise prices ranging from $0.218 to $3.00, including, up to 496,555 options issued to Hecht & Steckman, P.C. that are currently the subject of litigation to enforce those options. See "Legal Proceedings."

o A $1.5 million debenture convertible into our common stock at $4.00 per share until December 17, 2003.

o 2,040,468 Special Warrants convertible into 5,683,436 shares of our common stock and 2,841,718 share warrants exercisable for our common stock at $0.75 per share.

           If the holders of these instruments convert them into our common stock, it will dilute the percentage ownership interest of current shareholders. It may also depress the price of our common stock, which may cause investors or lenders to reconsider investing in us and thus adversely affect our financing efforts.

LITIGATION

           We are currently involved in the following legal disputes which could have a material adverse effect on our financial condition:

o          In January 2002, our former counsel, and its principal, Charles J.
           Hecht served us with two complaints. In both instances we have filed motions to dismiss that are still pending before the court.

o On August 30, 2002, VIP Tone Inc. served us with a complaint that we are defending.

o On September 25, 2002, Pak Kwan Cheung, our former CEO and a former director, and Comadex Industries, Ltd., commenced an arbitration against us which we are defending.

o In March 2003, B.D. Clark & Associates, Ltd. served us with a statement of claim alleging certain a breach of its contract with us. We are defending the action.

See "Legal Proceedings".

OPERATING RESULTS FLUCTUATE WIDELY

           Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and may do so in the future. Fluctuations in quarterly and annual results may adversely impact management's ability to accurately project the available revenue necessary for growing sales and revenue through internal funding. Because we have a limited operating history and future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

SYSTEM FAILURES, NATURAL DISASTERS OR OTHER TAMPERING

           It is critical to the success of the CBERC and LBERC portals that they perform smoothly and reliably. Any system failure or performance inadequacies that causes interruptions in the availability of the CBERC or LBERC services or increases the response time of such services could reduce the appeal of such product to customers. Factors that could significantly disrupt operations include:

o system failures and outages caused by fire, floods, earthquakes, power loss, telecommunication failures and similar events;

o          software errors; and

o computer viruses, break-ins and similar disruption from unauthorized tampering with the Company's computer systems.

           We do not carry any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, if any of the above disruptions occur, the revenues and results of operations may be adversely affected.

DIVIDENDS

           We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

THERE IS A LIMITED TRADING MARKET FOR OUR STOCK

           Our common stock is quoted on the over-the-counter Bulletin Board and therefore has only a limited trading market. We do not know if a more active trading market will ever develop. You may be unable to sell your shares due to our limited trading market.

           In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

OUR COMMON STOCK IS ILLIQUID AND SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS

         The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other software companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

DEFAULT OF CERTAIN AGREEMENTS

           We defaulted on our quarterly interest payments to Top Eagle Holdings, Ltd. on a $1.5 million floating convertible debenture which were due on December 15, 2001 and March 15, 2002. Pursuant to the terms of the debenture, interest accrues on the unpaid interest at the same rate as other sums under the debenture plus an additional 5%. We paid the quarterly interest payments for December 15, 2001 and March 15 2002 on May 22, 2002, but did not include the payment of the additional 5%. The failure to pay interest is an event of default which gives Top Eagle the right, at its option, in its sole discretion, to consider the debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Upon an event of default, we may pay the amounts due under the debenture in cash, or Common Stock, at the prevailing conversion price set forth in the debenture.

           In April, 2000, the Common Shares were delisted from being quoted on the over-the-counter Bulletin Board. That event also constituted an event of default under the debenture that gives Top Eagle the right, at its option, and its sole discretion, to consider the debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Should Top Eagle elect to exercise its rights and demand payment under the debenture, it could materially affect our business and financial condition.

                                 USE OF PROCEEDS

           We will not receive any of the proceeds from the selling security holders' sale of the shares offered under this prospectus. We will not receive any proceeds from the issuance of common stock upon the conversion of the Special Warrants. We will not receive any proceeds from the resale of the common stock or share warrants by the selling security holders. We will receive the proceeds, in the ordinary course, from any cash exercise of the share warrants described in this prospectus. If all warrants included in this prospectus are exercised, we will receive proceeds of approximately $3,307,119. We will use these proceeds to fund working capital for CBERC and for other general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

           We are not selling the common stock that we are registering. The common stock and warrants will be sold by the selling security holders listed in this prospectus. The selling security holders may therefore sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On July 7, 2003 the reported closing price for our common stock on the over-the-counter Bulletin Board was $0.61.

           We are not selling the share warrants we are registering. We determined the exercise price of the share warrants offered pursuant to this prospectus, other than the share warrants held by Wall Street Consultants, Inc., of $0.75,based on the market price of our common stock at the time of the Special Warrant and other unit offerings and negotiations with potential investors. We determined the exercise price of the share warrants held by Wall Street Consultants, Inc. of $0.76, based on the market price of our common stock at the time we entered into a contract with Wall Street Consultants for investor relations services in January, 2002.

                                    DILUTION

           Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. The exercise of share warrants described in this prospectus would increase our outstanding common shares by 4,409,492 . These additional shares would reduce our net tangible book value per share as of March 31, 2003 by $0.40 per share.

                            SELLING SECURITY HOLDERS

           This prospectus relates to the offer and sale of securities by the selling security holders identified below. The selling security holders will determine when they will sell their common stock and share warrants and in all cases, will sell their common stock and share warrants at the current market price or at negotiated prices at the time of the sale. We will not receive any proceeds from the sale of the common stock shares or share warrants by the selling security holders. The following table sets forth certain information regarding the beneficial ownership of our securities as of the date of this prospectus by each of the selling security holders.

                                                                                         Securities to     Amount of   Percentage of
                                                               Percentage                be Offered for   Securities     Securities
                                              Securities        Ownership                    Selling      to be Held     to be Held
                                             Beneficially        Before                      Holder's        After         After
  Name and Relationship to Us                 Owned (1)         Offering (2)                  Account      Offering       Offering

Orion Capital Corporation - (3)               17,285,238         23.1%   Common Stock      1,280,000      15,409,773        22.2%
William Ballard, the Chairman                                          Share Warrants        595,465
of our Board of Directors is the
owner of Orion

Felicia Ross (3)                                 330,000             *   Common Stock              0         220,000            *
                                                                       Share Warrants        110,000

Canaccord Capital Corp. (3)                      412,500             *   Common Stock              0         275,000            *
                                                                       Share Warrants        137,500

Northfield Capital Corporation (3)             1,050,767          1.2%   Common Stock              0         830,767         1.2%
                                                                       Share Warrants        220,000




                                      -17-


Middlemarch Partners Limited (3)               1,485,000          1.4%   Common Stock              0         990,000         1.4%
                                                                       Share Warrants        495,000


Barry Gordon (3)                                 247,500             *   Common Stock              0         165,000            *
                                                                       Share Warrants         82,500

Stephen Sharpe (3)                               165,000             *   Common Stock              0         110,000            *
                                                                       Share Warrants         55,000

Pinetree Capital Corp. (3)                       825,000             *   Common Stock              0         550,000            *
                                                                       Share Warrants        275,000

Laura Mary Bester (3)                            150,000             *   Common Stock              0         100,000            *
                                                                       Share Warrants         50,000

Industrial Alliance Canadian Equity (3)            9,240             *   Common Stock              0           6,160            *
                                                                       Share Warrants          3,080

GWL Growth Equity (3)                            265,876             *   Common Stock         80,416         123,640            *
                                                                       Share Warrants         61,820

London Life Growth Equity (3)                    372,008             *   Common Stock        124,508         165,000            *
                                                                       Share Warrants         82,500

IG AGF Canadian Diversified Growth Fund (3)      617,496             *   Common Stock        178,266         292,820            *
                                                                       Share Warrants        146,410

AGF Canadian Growth Equity (3)                 2,266,440          2.2%   Common Stock              0       1,510,960         2.2%
                                                                       Share Warrants        755,480

Clarica Alpine Growth Equity Fund (3)            152,130             *   Common Stock              0         101,420            *
                                                                       Share Warrants         50,710

Andrew Martyn (3)                                 82,500             *   Common Stock              0          55,000            *
                                                                       Share Warrants         27,500

Richard Elder (3)                                330,000             *   Common Stock              0         220,000            *
                                                                       Share Warrants        110,000

Woodfall Investments Co. Ltd. (3)                 82,500             *   Common Stock              0          55,000            *
                                                                       Share Warrants         27,500



                                      -18-



David Alan Barstead                            1,100,000          1.2%   Common Stock        825,000         275,000         0.0%
                                                                       Share Warrants              0

Donna-Lee Barstead                               412,500             *   Common Stock        275,000         137,500         0.0%
                                                                       Share Warrants              0

Rodger G. Stewart                              1,031,250          1.0%   Common Stock        687,500         343,750         0.0%
                                                                       Share Warrants              0

Heather L. Stewart                               412,500             *   Common Stock        275,000         137,500         0.0%
                                                                       Share Warrants              0

Danny Docksteader                                412,500             *   Common Stock        275,000         137,500         0.0%
                                                                       Share Warrants              0

Brent Ramsay                                     165,000             *   Common Stock        110,000          55,000         0.0%
                                                                       Share Warrants              0

AGF Canadian Growth Equity Fund                1,457,277          1.4%   Common Stock        971,518         485,759         0.0%
                                                                       Share Warrants              0

IG AGF CDN Diversified Growth Class                1,842             *   Common Stock          1,228             614         0.0%
                                                                       Share Warrants              0

Sheldon Inwentash                                750,000             *   Common Stock        500,000         250,000         0.0%
                                                                       Share Warrants              0

Gary D. Hensch                                 1,800,000          1.8%   Common Stock      1,200,000               0         0.0%
                                                                       Share Warrants        600,000

Steven F. Trudell                                750,000             *   Common Stock        500,000               0         0.0%
                                                                       Share Warrants        250,000

Stephen J. Wittenbach                            450,000             *   Common Stock        300,000               0         0.0%
                                                                       Share Warrants        150,000

Judson M. Lynch                                   75,000             *   Common Stock         50,000               0         0.0%
                                                                       Share Warrants         25,000

Ricky G. Huempfner                               150,000             *   Common Stock        100,000               0         0.0%
                                                                       Share Warrants         50,000

Swartz Private Equity, LLC                     2,000,000          2.9%   Common Stock      2,000,000               0         0.0%

Wall Street Consultants, Inc.                     49,027             * Share Warrants         49,027               0         0.0%





                                      -19-


* less than 1%

(1) Includes all shares of common stock held as well as shares that may be acquired after the exercise of warrants.

(2)  Based on 68,386,872 shares outstanding as of July 10, 2003.

(3) On November 8, 2002, we filed a registration statement for the re-sale of shares of our common stock that these selling security holders acquired upon conversion of their Special Warrants purchased on June 20, 2002. Each of the Special Warrants held by these holds have been converted. The SEC declared that registration statement effective on November 15, 2002.

(4)  Assumes the sale of all shares offered by the selling security holders.

(5) One June 10, 2003, we entered into a settlement agreement with Swartz Private Equity, LLC with respect to a litigation pending in the U.S. Federal District Court for the Northern District of Georgia. The settlement agreement required us to place shares of our common stock in escrow to secure the payment of $400,000. The amount of shares we are required to place in escrow at any time is based on a formula taking into account the market price of our common stock and the amount of money we have paid of the $400,000. On June 19, 2003, we issued a total of 1,668,123 shares of common stock, which were placed in escrow as security. We are registering an additional 331,887 shares of our common stock which may be issued in the future, for resale by Swartz in the event that the settlement agreement requires the placement of additional shares into escrow due to a decline in the market price of our common stock.




                              PLAN OF DISTRIBUTION

           The selling security holders may sell the common stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals. The selling security holders may distribute the common stock in one or more of the following methods:

           o ordinary brokers transactions, which may include long or short sales;

           o transactions involving cross or block trades or otherwise on the open market;

           o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

           o "at the market" to or through market makers or into an existing market for the common stock;

           o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

           o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

           o any combination of the above, or by any other legally available means.

           In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

           The selling security holder and/or the purchasers of common stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions).

           We do not know of any arrangements between the selling security holders and any broker, dealer, underwriter or agent relating to the sale or distribution of the common stock or warrants.

           We and the selling security holders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           The selling security holders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify

           We cannot assure you that the selling security holders will sell any of their shares of common stock.

           In order to comply with the securities laws of certain states, if applicable, the selling security holders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling security holders may not sell or offer the common stock unless the holders register the sale of the shares of common stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the common stock from the registration or qualification requirement..

           We have agreed to indemnify the selling security holders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

           Upon the conversion of Special Warrants that we sold in private placement transactions, we issued 5,583,436 of the shares of our common stock and 3,285,465 share warrants, which we are registering for re-sale pursuant to the registration statement of which this prospectus is a part. We sold the following number of units, consisting of two Special Warrants per unit, on the following dates:


DATE                          NUMBER OF UNITS                  PRICE PER UNIT
--------------------------------------------------------------------------------
June 20, 2002*                  2,991,332                          $1.00
--------------------------------------------------------------------------------
October 11, 2002                  812,500                          $1.00
--------------------------------------------------------------------------------
December 13, 2002                  50,000                          $1.00
--------------------------------------------------------------------------------
February 10, 2003                 250,000                          $1.00
--------------------------------------------------------------------------------
February 20, 2003                 677,968                          $1.00
--------------------------------------------------------------------------------
April 24, 2003                    250,000                          $1.00
--------------------------------------------------------------------------------
May 1, 2003                       640,000                          $1.00
--------------------------------------------------------------------------------

           The holder of each Special Warrant may exercise, for no additional consideration, for one share of our common stock and one-half of one share warrant (subject to adjustment in certain events) at any time prior to 5:00 p.m. (Toronto time) on the earlier of the following dates (such date being the "Expiry Date"):

(a) the fifth business day following the later of: (i) the date the Ontario Securities Commission issues a receipt for a prospectus including the Special Warrants (the "Receipt Date"); and (ii) the date the SEC declares effective a registration statement for the re-sale of the common stock and share warrants into which the holders can convert the Special Warrants (the "Effective Date") ; and

(b) one year after the date of issuance (June 20, 2003, October 11, 2003, December 13, 2003, February 10, 2004, February 20, 2004, April 24, 2004 or May 1, 2004 as the case may be).

           Each share warrant entitles the holder to acquire one share of our common stock for $0.75 for a period of one year from the later of: (a) the Receipt Date; and (b) the Effective Date. In the event that a holder does not exercise the Special Warrants prior to the Expiry Date, we will deem that the holder exercised the Special Warrant, without the holder taking any further action.

           Regarding the Special Warrants that we issued on June 20, 2002, October 13, 2002, December 13, 2002 and February 10, 2003, in the event that both: (a) the Effective Date; and (b) the Receipt Date has not occurred on or prior to 5:00 p.m. (Toronto time) on the date that is 150 days following the date of issuance (the "First Qualification Date"), each holder is to receive, for no additional consideration, 1.10 shares of our common stock and 0.55 share warrants upon the exercise of each Special Warrant in lieu of the 1.0 share of common stock and 0.5 share warrants. In addition, should the SEC not declare the registration statement effective for the resale of the share warrants and common stock into which they are exercisable on the date that is 90 days following the First Qualification Date, then each outstanding share warrant shall thereafter represent the right of a holder to acquire at a price of $0.75, in lieu of 1.0 share of common stock, 1.1 shares of common stock, without payment of additional consideration.

           The SEC declared a registration statement effective that included the resale of the common stock into which the holders may convert the June 20, 2002 Special Warrants. We did not include in the registration statement those share warrants into which the holder could convert those Special Warrants. The June 20, 2002 Special Warrants automatically converted in July, 2003 into 6,470,930 shares of common stock and 3,235,465 share warrants. In the registration statement of which this prospectus is a part, we are registering for re-sale the 3,235,465 share warrants and the common stock into which the share warrants are exercisable.

           The Special Warrants we sold n October 11, 2002, December 13, 2002, February 10, 2003, February 20, 2003, April 24, 2003 or May 1, 2003 have not yet been converted. In the registration statement of which this prospectus is a part, we are registering for re-sale only the 5,583,436 shares of common stock into which those Special Warrants are convertible.

                                OUR COMMON STOCK

           We are currently authorized to issue 100,000,000 shares of our $.01 par value per share common stock, of which 66,857,802 shares are outstanding as of July 10, 2003. Our common stock has the following characteristics:

           1. VOTING RIGHTS each share of our common stock is entitled to one vote at a meeting of shareholders. Pursuant to our Certificate of Incorporation and By-Laws, a majority of the votes present, in person or by proxy, are necessary to take action; except that any "Business Combination Transaction" requires a vote of 80% of all outstanding shares. "Business Combination Transaction" is defined in our Certificate of Incorporation as:

           o any merger or consolidation of Tengtu International Corp.us or any subsidiary with (i) an Interested Stockholder or (ii) another Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

           o any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any of our assets or our subsidiaries' assets constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

           o the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of any of our securities, or the securities of a subsidiary, to, or proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

           o the adoption of any plan or proposal for our liquidation or dissolution, or any spin-off or split-up of any kind of us or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

           o any reclassification of securities (including any reverse stock split), or recapitalization of Tengtu International Corp., or any merger or consolidation of us with any subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of Tengtu International Corp. or any subsidiary or (ii) any class of our securities or those of any subsidiary convertible into our equity securities or those of any subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

           2. LIQUIDATION RIGHTS - pursuant to our Certificate of Incorporation, on any dissolution, liquidation or winding up of our affairs, after we have paid to or set aside for the holders of all outstanding shares of preferred stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all of our remaining assets will be available for distribution to our common stock holders. Presently, we do not have any shares of preferred stock outstanding.

           3. PREEMPTION RIGHTS - there are no preemption rights with respect to our common stock.

           4. LIABILITY TO FURTHER CALLS OR ASSESSMENT BY THE REGISTRANT AND FOR LIABILITIES OF THE REGISTRANT IMPOSED ON ITS STOCKHOLDERS UNDER STATE STATUTES - under Delaware law, our common stock is non-assessable. Therefore, once our stock is paid for, there can be no further calls or assessment by us for our liabilities.

           5. TRANSFER AGENT - the transfer agent for our common stock is U.S. Stock Transfer Corp., 1745 Gardena Avenue, Glendale, CA 91204-2991.

                               OUR SHARE WARRANTS

          All of the 4,409,492 share warrants described in this prospectus have the following characteristics:

          1. NUMBER OF SHARES AND EXERCISE PRICE - each share warrant entitles the holder to purchase one share of our common stock for $0.75, except that the 49,027 share warrants thatWall Street Consultants, Inc. holds have an exercise price of $0.76 per share.

          2. PERIOD DURING WHICH THE SHARE WARRANTS ARE EXERCISABLE - the holder may exercise the share warrants for one year from the date that the SEC declares a registration statement effective for the re-sale of the share warrants and common stock into which the holders may exercise the share warrants.

          3. AMOUNT OF SHARE WARRANTS OUTSTANDING - We have a total of 7,642,714 share warrants and options outstanding with exercise prices ranging from $0.218 to $3.00.

          4. Provisions for changes to or adjustments in the exercise price - the share warrants have standard anti-dilution provisions. The provisions provide for a proportionate adjustment in the number of shares that we issue upon the exercise of the share warrants, or a change in the exercise price, in the event of subdivisions, combination, consolidations or reclassifications of our common stock, or in the event that we declare a share dividend or other distributions of common stock or other securities to our shareholders.

                                  LEGAL MATTERS

           Our counsel, Guzov Ofsink, LLC, located in New York, New York, is passing upon the validity of the issuance of the common stock and share warrants that we are offering under this prospectus.

                                     EXPERTS

           Moore Stephens, P.C., independent certified public accountants, located at 331 Madison Avenue, New York, New York 10017, have audited our Financial Statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                                   THE COMPANY

CORPORATE OVERVIEW

           Tengtu International Corp. was incorporated on May 6, 1988, under the laws of the State of Delaware, under the name of Galway Capital Corporation. Galway was formed for the purpose of seeking potential business ventures. Galway ceased operations during fiscal year 1990-1991 and was inactive until May 1996, except on August 20, 1993, when Galway changed its name to Tower Broadcast, Inc., in order to search for a suitable merger or reorganization candidate. On March 20, 1996, under the name Tower Broadcast, Inc., the National Association of Securities Dealers cleared Tengtu International Corp. for an unpriced quotation on the over-the-counter Bulletin Board.

           On May 24, 1996, in connection with a change in management, we changed our name from Tower Broadcast, Inc. to Tengtu International Corp. We changed our name to reflect a change in business direction and affiliation with certain Chinese firms in the Chinese educational software industry.

           Effective as of June 30, 1996, we entered into a purchase agreement with Blue Lake Industries Limited and Tengtu Enterprises Limited, to acquire their combined 49% interest in Tengtu United, a Sino-foreign Cooperative Joint Venture.

           Our joint venture partner in Tengtu United is Tengtu China. Tengtu China also acts as agent for Tengtu United. In 1996, three Chinese state owned computer companies owned Tengtu China: Legend Computer Co., Great Wall Computer Group Co. and Taiji Computer Corporation. On March 26, 1998, Tengtu China and we agreed to amend the Tengtu United joint venture agreement to provide us with a 57% interest in Tengtu United.

           In 1999, Beijing Oriental Lian Fa Technology and Trade Group Co., Ltd. became a shareholder in Tengtu China. Our shareholders subsequently elected Fan Qi Zhang, the owner of Lian Fa as one of our directors. In late 2000 and early 2001, Beijing Jiade Tengtu Technology Group Co. Ltd. and Beijing Oriental Tai He Technology Development Co., Ltd., both of which Mr. Zhang directly or indirectly controls, acquired 100% of Tengtu China.

           On March 6, 2002, we entered into a letter of intent with Tengtu China for a restructuring whereby Tengtu China agreed to convert its 43% interest in Tengtu United into 31% of our outstanding common stock. Under the terms of the proposed restructuring, we would own 100% of Tengtu United, Tengtu China would continue to operate on our behalf pursuant to a contractual arrangement and Tengtu United would acquire Tengtu China and its affiliated companies when advisable to do so under Chinese law. While the letter of intent required that we consummate a definitive agreement by June 30, 2002 we did not meet this deadline.

           On July 1, 2003, we entered into a Terms Memorandum with the companies of the Tengtu Group outlining revised terms for the consummation of the restructuring. Pursuant to the Terms Memorandum, Tengtu International Corp. is to acquire 100% of Tengtu United and the profits generated by its business in China, while the Tengtu Group continues to operate its business.

           Tengtu International Corp. functions as the North American base for Tengtu United. Exclusive of our subsidiaries, we have a total of five full time employees or consultants and focus on obtaining strategic relationships for the provision of educational resources to the Chinese educational market through Tengtu United and raising capital.

           Our principal and executive office is located at 236 Avenue Road, Toronto, Ontario, Canada. Our telephone number is (416) 963-3999.

INTERCORPORATE RELATIONSHIPS

           We have three subsidiaries that are no longer active. TIC Beijing Digital Pictures Co. Ltd. was engaged in the television post-production business until 1999. It continues to lease its equipment to another company, but has no active operations. e-biztengtu.com, Inc. was incorporated for a proposed business venture that was never completed. Edsoft Platforms (Canada), Ltd. held a 60.2% interest in a Hong Kong educational software business, Edsoft HK, that we plan to dissolve.

           The figure below illustrates our current intercorporate relationships (exclusive of the subsidiaries being wound up or that are inactive):


Joint Venture              Tengtu China              Tengtu International Corp.
 Operations   ------------   (China)    ------------        (Delaware)
 and Assets                            (JV Agreement)


               Agency              43%                57%
             Relationship





                                  Tengtu United
                    (Sino-foreign Cooperative Joint Venture)






TENGTU UNITED AND THE JOINT VENTURE AGREEMENT

           Tengtu United was formed pursuant to the laws of China on June 12, 1995. The municipal government of Beijing approved the formation as a Sino-foreign Cooperative Joint Venture.

           Tengtu China and Tengtu Enterprises Limited entered into a joint venture agreement on July 30, 1996 effective as of June 30, 1996 to govern the relationship between the parties regarding the joint venture entity, Tengtu United. Effective as of June 30, 1996, Tengtu International Corp. acquired the interest of Tengtu Enterprises Limited in Tengtu United. On March 26, 1998 we amended the joint venture agreement to reflect changes in the business environment and the decision to switch from a focus on the production of educational CD-ROMs to developing application software platforms for the K-12 educational market. On January 1, 2003, we amended the joint venture agreement to increase our right to board representation on Tengtu United's Board of Directors to three (from two) out of five directors. Our current appointees are William O. S. Ballard, John Watt and Yong Sheng Dai, one of our former directors. The Tengtu China appointees are Fan Qi Zhang and Xiaofeng Lin.

           The joint venture agreement requires, among other things, that Tengtu China assign all material contracts in its business to Tengtu United, assist Tengtu United in securing the future rights that relate to its business and assist Tengtu United to maintain good relations between Tengtu United and all governmental and state agencies. Because the Chinese government restricts foreign investment in business related to education, and all government contracts for the use of educational software in Chinese schools must be with other Chinese governmental entities or Chinese-owned entities, we, Tengtu United and Tengtu China have determined that it is not advisable for Tengtu China to actually assign contracts to Tengtu United pursuant to the joint venture agreement. As result of these business constraints, Tengtu United appointed Tengtu China to as its agent and conduct the business on behalf of Tengtu United.

           Under the joint venture agreement, Tengtu China has the responsibility to:

(a)        transfer and assign certain licenses and rights to Tengtu United;

(b) transfer and assign its electronic educational software titles to Tengtu United;

(c) transfer and assign all material contracts in connection with the production and distribution of educational software in China to the elementary, middle and junior school levels;

(d) allow Tengtu United to use its equipment, including computer work stations, at no cost;

(e) stop all operational activities in connection with the production and distribution of educational software in China to the elementary, middle and junior school levels; and

(f) assist Tengtu United in securing future rights that relate to its business and assist Tengtu United to maintain good relations between Tengtu United and governmental and state agencies.


           Based on a March 26, 1998 amendment to the joint venture agreement, the parties to the joint venture agreement agreed that Tengtu China's contribution to Tengtu United was the assignment of its contract with People's Education Press to supply text books, educational software and other educational materials for use in or by elementary, middle and high school and junior colleges in China. According to that amendment, no other intangible assets were to be contributed by Tengtu China to Tengtu United.


           The initial joint venture agreement required the Company to contribute $12 million to Tengtu United as follows:

(a)        $6 million on or before July 30, 1996; and

(b) $6 million on or before July 30, 1997, failing which interest was payable to Tengtu United at 1% over the LIBOR rate and if such funds were not paid by January 1, 1998, Tengtu Enterprises Limited's interest in Tengtu United was to fall by the percentage of the amount contributed less interest over $12 million.

           We paid the initial $6 million to Tengtu United prior to July 30, 1998. We were unable to make the second $6 million payment by January 1, 1998, and under the March 26, 1998 amendment, the outstanding $6 million was to be paid upon our next major financing. No time limit was provided and the term "major financing" was not defined under the amendment. At the same time, our interest in Tengtu United was increased from 49% to 57%. The March 26, 1998 amendment also provides that Tengtu China shall not be required to share or be responsible for any losses incurred by Tengtu United and after-tax profits may not be distributed to either Tengtu China or to us unless the losses from previous years have been recouped by Tengtu United and we have received back all of our cash contributions, without interest, made to Tengtu United. Thereafter, profits shall be allocated 43% to Tengtu China and 57% to us.

           As of March 31, 2003, we contributed approximately $20.4 million to Tengtu United (including contributions to CBERC and LBERCs). In the year ended June 30, 2002, Tengtu United's net profits exceeded its accumulated losses. Therefore, profits for that year are now allocated, but have not yet been distributed to Tengtu China and Tengtu. We have not yet received back all of our capital contributions. See "Selected Consolidated Financial Information and Management's Discussion and Analysis".

           The joint venture agreement also restricts Tengtu China from engaging in, or having any interest in, any other business of any nature or description that competes directly or indirectly with Tengtu United. Further, Tengtu United retains absolute ownership to all rights contributed pursuant to the joint venture agreement and any rights or technologies acquired or developed during the term of the agreement.

           The occurrence of any of the following events constitute an event of default under the joint venture agreement:

     (a) the failure by a party to make any contribution required;

     (b) any transfer by a party of its interest unless as provided by the joint venture agreement (in essence, to an affiliate);

     (c) a general assignment by a party for the benefit of creditors;

     (d) the filing by a party of a petition of bankruptcy which petition remains undismissed and undischarged for a period of 90 days; or

     (e) the default in performance of any other material agreements of a party if the default continues for a period of 60 days following written notice of such default, except that an event of default shall not be deemed to have occurred if any such default is of a non-material nature or that it recently requires more than 60 days to cure, and is capable of being fully cured within a reasonable time, and that the defaulting party is diligently proceeding to cure said default.

           If an event of default has occurred, the non-defaulting party may terminate the agreement if the other party notifies the defaulting party within 30 days after having acquired knowledge of such event of default.

           The laws of China govern the joint venture agreement. The term of the joint venture agreement is for no less than 20 years unless sooner terminated in accordance with the provisions of the joint venture agreement. The agency relationship between Tengtu China and Tengtu United is additionally reflected in two April, 2001 letter agreements, described below. See "Business of the Company
- CBERC, LBERCs and Turn-Key Solutions."

TENGTU CHINA

           Tengtu China is part of a group of companies called the "Tengtu Group," controlled, directly or indirectly, by Fan Qi Zhang, one of our directors, . The Tengtu Group currently employs more than 400 people. The Tengtu Group is made up of the following entities, divisions and branch offices, with the following functions:

           o Tengtu China - Tengtu China focuses on software development and sales, and CBERC and LBERC portal development.

           o Beijing Tengtu Tian Di Network Co., Ltd - Tian Di focuses on hardware sales, systems integration and satellite transmission.

           o Tengtu Electronic Publishing House - Tengtu Electronic Publishing House publishes educational materials, teacher training materials, cartoons and games on CD ROM. Tengtu China has advised us that Tengtu Electronic Publishing House is only one of eight companies in China, and the only private company granted an electronic publishing license for educational materials. While Tengtu China has use of its electronic publishing license, Tengtu Electronic Publishing House does not operate exclusively on behalf of Tengtu United.

               There are four shareholders in Tengtu Electronic Publishing House, including Tengtu China and three other entities that Mr. Zhang controls, which own a total of 80% of the company.

           o Beijing Fengati District Teacher Training Center - Tengtu Teacher Training trains teachers in the use of Tengtu United's products and services.

           o Branch Offices - Tengtu China owns branch offices in the following locations throughout China which are sales and marketing centers for Tengtu United's products and services, and also install, update and service Tengtu United's software and products and provide systems integration services:

               - Neimeng Branch Office South Xingan Street, Huhehaote City, Neimeng Province
               - Shanxi Branch Office Banpodong Street 168, Taiyuan City, Shanxi Province
               - Shandong Branch Office Room 401, Entrance 3, Building 8, Block 5, Lixia District, Jinan City, Shandong Province
               -    Shanxi Branch Office Yaowangdong 164, Xi'an City, Shanxi
                    Province
               - Yingchuan Branch Office Jinliantong Mansion 509, Xinhua Dong Street 53, Yinchuan City, Ningxia Province
               - Sichuan Branch Office Xinghui Xi Street 5, Jingniu District, Chengdu City, Sichuan Province
               - Guangzhou Branch Office Jinshan Mansion North Tower, 6th Floor, Tianhe District, Guangzhou City, Guangdong Province
               - Hubei Branch Office Wuge Street 460, Wuchang District, Wuhan City, Hubei Province
               - Fuzhou Branch Office Hudong Street 168, Fuzhou City, Fujian Province
               - Anhui Branch Office Room 102, Building 203, Hupo Garden, Hefei City, Anhui Province
               - Guizhou Branch Office North Wengchang Street 102, Guiyang City, Guizhou Province
               -    Hainan Branch Office Binghai Street, Haikou City, Hainan
                    Province
               - Hunan Branch Office Wenyun Street 23, Changsha City, Hunan Province

               - Liaoning Branch Office Dongbeiguoshi Mansion 711, ChongShandong Street 71, Huanggu District, Shengyang City, Liaoning Province
               - Jiangxi Branch Office Huisheng Mansion 1011, Jianggangshan Street 1028, Nanchang City, Jiangxi Province
               - Jilin Branch Office Yongchang Lane 21-1-303, Changchun City, Jilin Province
               - Jiangsu Branch Office Zhongqing Mansion 1602, Caochangmeng Street 96, Nanjing City, Jiangsu Province
               - Guangxi Branch Office Zhiwu Street 50-1, Nanning City, Guangxi Province
               - Hebei Branch Office Jingyi Business Center A-317, Gongnong Street 230, Shijiazhuang City, Hebei Province
               - Henan Branch Office Huayuan Street 3-116, Zhengzhou City, Henan Province
               -    Beijing Branch Office Building 8, Fucheng Street, Beijing

           o LBERC Companies - We operate the LBERC projects typically through separate joint venture companies formed with the applicable Provincial Center for Audio/Visual Education.

           o We operate the CBERC project through a joint venture with the National Center for Audio/Video Education division of the Ministry of Education. The joint venture is called Beijing HuaXiaBo Xiu Education Software Co., Ltd.

The figure below illustrates the Tengtu Group's ownership structure:

Fan Qi Zhang                  Fan Qi Zhang's Sister              Xing Su

  80%    20%
                    100%                                 75%      15%      10%

Beijing Jiade Tengtu          Tengtu Teach Training              Tai He

                     55%                                 45%
                                  Tengtu China

               51.2%                  43%                         18.8%


                                                Tengtu United

                           10%                                             20%
80%

                       Tengtu Electronic Publishing House


                                 Beijing Tengtu




                                  OUR BUSINESS

BUSINESS OVERVIEW

           We are currently, indirectly through Tengtu United and its agent, Tengtu China, engaged in the following lines of business:

     o     sales of educational content software to Chinese K-12 schools;

     o sales of special software products for learning applications, resources management, distance learning and web/internet applications contained in the "Total Solution" software package;

     o development of the CBERC with a division of the Chinese Ministry of Education, the National Center for Audio/Video Education. CBERC is an electronic resource centre and portal containing educational materials that are transmitted to schools that download them daily via satellite and that are to be accessible by Internet;

     o development of LBERCs with several Chinese provinces. It is anticipated that the LBERCs will connect with CBERC and contain their own educational and other materials as mandated by the provincial branches of the Chinese Ministry of Education. Like CBERC, content will be transmitted to schools daily via satellite and will also be available via Internet;

     o sales of turn-key electronic resource centers and portals to schools and school districts;

     o sales of computer hardware and systems integration services to Chinese schools; and

     o     the provision of information technology training to teachers.

           We have instructed Tengtu China to conduct all of Tengtu United's business with all Chinese government entities. Tengtu China, as Tengtu United's agent, administers the daily operations of Tengtu United, such as paying operating expenses, collecting receivables and remitting net operating profits to Tengtu United.

           Tengtu United's Total Solution platform makes available via Intranet or Internet a comprehensive set of tools for computerized class instruction, on-line learning, school office administration, and management of educational and multimedia resources. In co-operation with the Chinese National Center for Audio/Video Education, we designed the Total Solution platform, to accommodate broadband Internet connections via satellite and cable.

           Tengtu China is installing the Total Solution platforms under Operation Morning Sun, a project that the Chinese Government awarded to Tengtu China as agent for the Chinese Ministry of Education and through contracts with provincial education ministries. See "The Chinese Educational and Distance Learning Market".

           In April 2001, Tengtu China (on behalf of Tengtu United) entered into a cooperation agreement with the Chinese Ministry of Education under which Tengtu China agreed to be the Ministry's operating and development partner for its (1) distance learning network in China and (2) CBERC. Tengtu China has undertaken a similar initiative with provinces such as Shandong, Sichuan, Shaanxi and Fujian for the development of LBERCs.

           In the fiscal year ended June 30, 2001, Tengtu United, through Tengtu China, launched Operation Morning Sun in over 20 provinces, installing 3,017 Total Solution platforms in Phase I of the project. Tengtu United, through Tengtu China, also launched Phase II of Operation Morning Sun in July 2001, installing 7,292 Total Solution platforms in the fiscal year ended June 30, 2002. In addition, Tengtu United, through Tengtu China, sold 3,245 sets of satellite equipment and 1,748 packages of educational CD-ROM's to schools in fiscal 2002. The amount of working capital required to carry out Operation Morning Sun was higher than we anticipated due to Tengtu China's slow collections of accounts receivable. This, in turn, has caused delays in Tengtu China's payment of net operating profits to Tengtu United.

           The success of Tengtu United's Total Solution application platform provided an initial basis for Tengtu United to establish its position in the China K-12 market as a leader in education solutions while enabling it to meet the Ministry of Education policy objectives for IT education at the individual school level. The software application enabled schools in less-advantaged areas to provide a computerized learning environment in parity with schools in economically advanced regions. We believe the software application succeeded in addressing the important priority objectives for the modernization of China's education system, while providing an initial profitable core business for us.

           When Tengtu China was awarded the co-operative agreements to be the Chinese Ministry of Education's operating and development partner for the national e-education portal and distance learning network (CBERC), and the key strategic provincial portals (LBERCs), this development required major readjustments to the business and the manner in which to engage the marketplace. Accordingly, now, instead of selling products to individual schools, our focus is on selling products to entire school districts all at once.

           We anticipate that Tengtu United's distribution channels for its products and services will now encompass a nation-wide satellite system and an education portal infrastructure at the provincial, local and city/district levels. We believe that the new distribution channels will enable Tengtu United to rapidly and more efficiently increase the number of client schools for its software and services by province and create captive markets for its products and services under a system-wide marketing approach.

           While Tengtu United will still sell its Total Solution software application platform, it is evolving to offer a greater product mix of not only platforms, but e-portals, satellite connectivity, "campus-end" software and product for administration and e-learning in WAN and LAN systems, system integration services, e-publishing content and training centers.

           These changes required a major effort and commitment of significant resources in the first and second quarters of fiscal 2003 to re-engineer product lines and to develop the portal infrastructure to support new business opportunities. At the same time, previous marketing and accounts payable policies and strategies have been adjusted to the requirements of the anticipated growth of the business. Specifically, Tengtu China has focused on the collection of past due receivables and e-portal design and development. This has caused a slow-down of platform installations and implementation of new marketing and distribution channels. We are completing this work to ensure that platform sales and new streams of revenue will be available to Tengtu United as it engages the market at significant new levels.

           As a result of the foregoing activities, which constituted a restructuring of the business in China, and because schools were closed during the quarter ended September 30, 2002, we only installed six Total Solution platforms. We sold 1,181 sets of satellite equipment and 58 packages of educational CD-ROM's in the first quarter of fiscal 2003. However, since the Shaanxi LBERC joint venture started its business the end of June 2002, it has been purchasing and selling Tengtu products. Of the 1,181 sets of satellite equipment we sold in the first quarter of fiscal 2003, we sold 66 of them to the Shaanxi LBERC joint venture.

           Because restructuring activities continued in the second quarter of fiscal 2003 (three months ended December 31, 2002), we only installed 22 Total Solution platforms. We sold 460 sets of satellite equipment and 730 packages of educational CD-ROM's. Of the 460 sets of satellite equipment we sold in the second quarter, we sold 440 of them to the Shaanxi LBERC joint venture.

           With respect to our focus on the collection of receivables, in October 2002, the Tengtu Group entered into an agreement with the Agricultural Bank of China to provide an $18.5 million buyer's credit line for the purchase of Tengtu United's products and services. The Tengtu Group entered into the agreement to make the credit line available to Tengtu United's customers (K-12 and vocational schools). Pursuant to the agreement, the Agricultural Bank provides a loan for up to 80% of the cost of the products and services we sell. The Tengtu Group guarantees each loan that the schools draw from the credit line. Use of the Agricultural Bank credit facility also required Tengtu United to adjust its marketing strategy from school-by-school to district-by-district to efficiently use the Agricultural Bank line. In this way, we can collect larger amounts of money from fewer entities as opposed to collecting from each individual school. This strategy is in alignment with ouroverall system wide marketing strategy. See "Risk Factors - Collection Problems."

           We believe that this credit facility will reduce our receivable balances in the future and allow for a "pay as you go" client payment policy at Tengtu United. We anticipate that the credit facility can give Tengtu United access to greater cash flow to sustain its operations and growth in the market.

THE TOTAL SOLUTION AND SOFTWARE

           Sales of the Total Solution represented most of our revenues in the fiscal year ended June 30, 2002. Despite the recent slowdown in installations described above, we believe that sales of the Total Solution will continue to be a significant source of revenues. We sell the Total Solution pursuant to Operation Morning Sun, a plan of the Chinese Ministry of Education to promote distance learning and IT (information technology) based education, particularly in disadvantaged regions of China. See "The Chinese Educational and Distance Learning Market". On September 20, 2000 Tengtu China entered into a contract with the Chinese National Center for Audio/Video Education for "Operation Morning Sun - Phase I" that resulted in the installation of the Total Solution and the provision of teacher training in approximately 3,000 schools. On February 13, 2001 Tengtu China entered into another contract with National Center for Audio/Video Education for "Operation Morning Sun-Phase II" that called for further installations of the Total Solution in an additional 10,000 to 15,000 schools. To date, we have installed the Total Solution in approximately 9,000 additional schools, bringing the total to approximately 12,000. The current backlog of Total Solution installations is approximately 600, the result of shortages in installation capacity at Tengtu China. The average cost of the Total Solution is approximately $1,500, but the cost varies greatly depending on certain incentives and promotions that Tengtu United afforded for the purposes of market entry.

           The Total Solution software platform is a package of bundled software consisting of specialized application software and subject-specific courseware. We believe it is one of the few IT solutions in China that integrates applications for teaching/learning, home-school connectivity, school resource management, global inter-school communication, and resource sharing. The network and software are designed with data security to prevent unauthorized access and manipulation. The system also features easy, flexible and inexpensive implementation, modification and upgrading.

           The individual components of the Total Solution, which we can sell separately or all together, fall under three categories: Teaching Platform, Resources Platform and Information Management Systems.

                                TEACHING PLATFORM

           The components of the Teaching Platform of the Total Solution are each briefly described below:

     o MULTIMEDIA ELECTRONIC CLASSROOM. The Multimedia Electronic Classroom allows for the conduct of classes electronically through networked computers by allowing the transmission of audio, video and text content from teacher to student. The Multimedia Electronic Classroom has 23 functions including electronic hand raising, dialogue between a teacher and individual student, or with the entire class, video and audio broadcasting, document delivery and screen monitoring. Key technical features available for use in the Multimedia Electronic Classroom are: dynamic screen capture, audio and video shunt control, audio compression and superposition and network flow detection control. In June, 2000, the Chinese Ministry of Education advised Tengtu China that the Multimedia Electronic Classroom component of the Total Solution is the only multimedia electronic classroom that it recommends. However, the Chinese provincial and local educational agencies do not require the purchaseof the Multimedia Electronic Classroom.

     o INTERNET NETWORK CLASSROOM. The Internet Network Classroom allows students to learn to use the Internet and computer networks in a virtual environment. We designed it to satisfy information technology teaching requirements of the Chinese Ministry of Education. The Internet Network Classroom emulates web browsing, e-mail, home page creation and chat rooms. It can also acquire resources from a school's network or the Internet and make them available to students, provide a forum for school announcements and news, and make available a test question bank and other resources.

     o VIDEO ON DEMAND SYSTEM OR VOD. The VOD system allows users to obtain and view video and other multimedia programming. Teachers and students can use it to construct multimedia and electronic reading rooms on a school network.

     o VIRTUAL CD ROM SYSTEM. The Virtual CD ROM system allows each stand-alone computer in a school's network to share a single courseware CD.

     o SATELLITE LIVE BROADCASTING CLASSROOM. The Satellite Live Broadcasting Classroom is similar to the Multimedia Electronic Classroom except that it allows for the reception of classes, using a satellite broadcast from a central classroom.

TENGTU DISTANCE LEARNING SYSTEM. The Tengtu Distance Learning System functions like an Internet based school where teachers can create interactive courseware and students can select from various subjects.

                               RESOURCES PLATFORM

           We briefly describe each of the components of the Resources Platform of the Total Solution below:

     o TEACHING SERVICE SYSTEM. The Teaching Service System allows teacher access to educational resources to prepare specific lectures and classes. It allows teachers to coordinate preparation with each other, as well as to add key points, questions and highlights for students.

     o TEACHING RESOURCES DATABASE. The Teaching Resources Database provides teachers and students with teaching and self-learning materials. It includes 100 gigabytes of video, audio, and textual course materials. In addition, it includes 100 CD ROM educational courseware titles.

     o TENGTU RESOURCES SERVICE SYSTEM 5.0. The Tengtu Resources Service System allows for easy introduction of new educational content that schools receive and can migrate to the Internet without any revision. The Tengtu Resources Service System has an easy to use interface similar to that of Internet web browsers with available on-line help. The Tengtu Resources Service System provides a tool to manage the educational resources in the CBERC and LBERC portals and provide administrative functions to local education commissions through LBERCs. It allows access to,, and search and storage of, various resources.

                         INFORMATION MANAGEMENT SYSTEMS

           We briefly describe each of the components of the Information Management System of the Total Solution below:

     o LIBRARY MANAGEMENT SYSTEM. The Library Management System allows for the management of paper-based and electronic school libraries. With respect to paper-based books, the Library Management System allows for indexing and searching of available titles; recording information about students who borrow or read titles; circulation management allowing schools to track loans, renewals, late fees and book losses; and system inquiries about titles, new arrivals, circulation and readers, and gathers statistics and analytical data. With respect to electronic books, the Library Management System allows access through an internet web browser to available titles.

     o SATELLITE RECEIVING SYSTEM. We designed the Satellite Receiving System to receive and organize content. It receives the content through satellite transmissions and makes it available for use.

     o TEACHING INFORMATION MANAGEMENT SYSTEM. We designed the Teaching Information Management System to assist teachers and administrators in the management of schools. It serves as a database for teacher and student information. It also allows for teacher salary management, class scheduling, and the management of access rights to various applications on a school network.

     o GENERAL INFORMATION SYSTEM FOR WEB SCHOOLS. The General Information System for Web Schools allows for information exchange among teachers, administrators, students and parents.

CBERC, LBERCS AND TURN-KEY SOLUTIONS

                                     GENERAL

           As a result of the relationship developed with the National Center for Audio/Video Education through Operation Morning Sun Phases I and II, the Chinese Ministry of Education selected Tengtu China to establish the CBERC and LBERCs. CBERC and LBERCs are part of a national initiative developed in late 2000 under the "School to School" link project to provide content to computerized classrooms across China. The National Center for Audio/Video Education recognized at that time that electronic classrooms and school computer networks, while able to allow a school to share its internal information technology resources, could not allow for the sharing of national and regional educational resources. The goal of the School-to-School link program is to have approximately 90% of all elementary and secondary schools in China connected to national and local education resource centers (CBERC and LBERCs), through a satellite network, within 5 to 10 years. There are approximately 800,000 K-12 schools in China with approximately 250 million students.

           Schools that sign up for CBERC pay for the necessary satellite and other equipment and receive the first year of service for free. Currently, of the approximately 27,000 schools that have signed up for CBERC service, about 2,500 are in their second year of service and pay license fees averaging approximately $240 per year.

           We anticipate that we will connect CBERC and the LBERCs to the China Education Resources Information Network, known as CERNET, using a high-speed fiber optic network or a satellite. We maintain a central website for CBERC in Beijing. It contains educational resources that the National Center for Audio/Video Education and Tengtu China provide. It will also contain education resources from LBERCs, which it will upload through CERNET. We plan to provide schools with access to their local LBERC and to CBERC resources through the LBERCs utilizing the Total Solution or similar platform software.

           We anticipate that CBERC will have the following functions:

     o Organization of Educational Resources - LBERCs will upload their educational resources through CERNET to the CBERC central website which will process and organize it using database management software;

     o Active Server Pages, or ASP, Services - CBERC will provide ASP Services to allow schools to develop their own websites;

     o Educational Information Announcement Platform - will allow for the broadcasting of educational information and educational policies by the Chinese Ministry of Education;

     o     Video Conferencing; and

     o Virtual Teaching Community - will provide students with on and off-campus education services.

           We anticipate that the LBERCs will have the following functions:

     o Organization and Uploading of Teaching Resources - each LBERC will collect and organize its educational materials into local resources for uploading and sharing on CBERC;

     o Teaching Resources for Schools - LBERC will combine, organize and make available local and CBERC educational content;

     o Educational Information Announcement Platform - will allow local Ministries of Education to broadcast educational information and policies to local education committees, schools and students;

     o Video Conference System - will allow local Ministries of Education to conduct real time and interactive remote video conferences with local education committees;

     o Virtual Teaching Community - will provide students with on and off-campus education services;

     o VOD - will allow teachers and students to view on-line real-time video educational information or download documents;

     o     Web-based examination system;

     o Course Preparation for Teachers - Teachers will be able to manipulate the CBERC and LBERC content in order to prepare lesson plans and teaching materials;

     o Web-based Academic Subjects Teaching/Research Center - will provide teachers with the means of engaging in academic exchanges and discussions with other teachers; and

     o     Software Downloading.

           We also anticipate that both CBERC and LBERCs will be used for education related e-commerce and adult continuing education.

           While the CBERC portal is not yet in its final form, CBERC is sending, via satellite, approximately six hours of educational content daily to approximately 27,000 schools across China. The content consists of required educational coursework in a number of areas which schools downloaded and modify and utilize using our Total Solution, or similar software.

           One of the main tasks we face in completing the CBERC and LBERC portals is the development of adequate security measures. Tengtu United is currently developing software to address security issues such as unauthorized use without payment of fees, corruption of content, unauthorized entry and safety of end-users' computers.

           During the quarter ended March 31, 2003, Tengtu China began selling turn-key portal systems on behalf of Tengtu United to individual school districts. To date, Tengtu China has sold and installed six turn-key portals at the following locations: Jinzhou City of Liaoning Province, Sanyuan County of Xianyang City of Shanxxi Province, Liwan District of Guanzhou City of Guangdong Province, Yulin City of Guangxi Province, Baoji City of Shaanxi Province and Shenmu County of Shanxxi Province.

           The sale of turn-key portals represents a shift in the focus from LBERC projects, which require significant capital costs and the negotiation of complex joint venture agreements with local ministries of education for portal development and content, to one-time sales of portals that can be used to immediately link with the CBERC. Once the portals are in place, we believe that we will be in a position, through Tengtu China, to sell content to the portal owners and collect CBERC fees.

           The turn-key portals' functions are similar to those of the LBERC portals, except that they are tailored to be used by individual school districts and allow for the school districts to customize content and function based on their needs.

           The price of each turn-key portal varies based on the extent to which the school districts customize the content with the average price being approximately RMB 300,000 (approximately $36,000), with a profit margin of approximately 30%.

           We believe that once the CBERC, LBERCs and turn-key systems are fully operational, they will generate the bulk of Tengtu United's revenues. Revenues are expected from system access fees and sales of ancillary products.

                                      CBERC

           The establishment of CBERC is governed by two principal documents:

     o the initial agreement dated April 9, 2001 among the National Center for Audio/Video Education, Tengtu China and Beijing Tengtu Tian Di Networking Co., Ltd. setting forth the general parameters of the CBERC relationship; and

     o a second agreement to create a joint venture to operate CBERC, dated July 22, 2002, between the National Center for Audi/Video Education and Beijing Jiade Tengtu Technology Group Co. Ltd., a shareholder of Tengtu China that Mr. Zhang controls.

In addition, there are two amending agreements that attempt to solidify our interest in CBERC dated April 17, 2001 and April 25, 2001. The April 25, 2001 agreement is among us, Tengtu China and Tian Di, and the April 17, 2001 agreement is between us and Tengtu China. These agreements are designed to address the fact that neither we nor Tengtu United are a party to the CBERC agreement and to document that Tengtu China operates as agent on behalf of Tengtu United.

           Pursuant to Tengtu China's agreement with the Chinese National Center for Audio/Video Education, for those schools that already have the Total Solution, Tengtu China is to furnish one free upgrade to schools that become a subscriber to CBERC. For those schools which have not yet purchased the Total Solution as part of Phases I or II of Operation Morning Sun, Tengtu China is required to provide the necessary satellite equipment free of charge to the schools that sign-up and pay for the first year's annual base subscription fee to permit usage of the CBERC distributed materials and products. We believe that this will set the stage for these schools to become purchasers of the Total Solution and other Tengtu United products available for use on that platform.

           For schools in disadvantaged regions that cannot afford any computer networking equipment, Tengtu China is to donate the satellite reception equipment and sell them 100 CD ROM titles at a reduced cost. Tengtu United's long range goal is to build up the necessary relationship so that eventually many of these schools will become purchasers of the Total Solution and subscribers to CBERC.

           The agreement with the National Center for Audio/Video Education also calls for the sale of up to 30,000 sets of educational software.

           The CBERC joint venture agreement calls for the creation of a new corporation to operate the CBERC joint venture. The agreement requires Beijing Jiade Tengtu Technology Group Co. Ltd to contribute 71 million Yuan for a 70% interest for the first two years after the establishment of the joint venture company, and 53% thereafter. To date, we have funded approximately 21 million Yuan of the 71 million Yuan contribution that the agreement requires. The agreement requires an additional 30 million Yuan contribution within 12 months after the establishment of the new joint venture company. Also, Beijing Jiade must contribute a further 20 million Yuan within 18 months of the creation of the new joint venture company. Pursuant to the agreement, the joint venture company will distribute profits in accordance with ownership percentages. The new joint venture company, Hua Xia Bo Xiu Education Software Co., Ltd. was established on January 13, 2003.

           While not formalized in a written document, it is our belief that Beijing Jiade's rights in the CBERC joint venture agreement are held for the benefit of Tengtu United and have confirmed this with Fan Qi Zhang, the beneficial owner of Beijing Jiade and one of our Directors.

                                     LBERCS

           For each LBERC, Tian Di, on behalf of Tengtu United, will enter into a joint venture agreement with the provincial Center for Audio/Video Education where the LBERC is to be established. The agreements will require that we contribute capital for the creation of the LBERC joint venture company. To date, Tian Di has entered into letters of intent for the following provinces: Sichuan, Shaanxi, Fujian, and Shandong, and a joint venture agreement with the province of Shaanxi. Under the LBERC letters of intent, we are required to contribute 76 million Yuan (Sichuan = 6 million Yuan, Shaanxi = 6 million Yuan, Fujian = 8 million Yuan, and Shandong = 56 million Yuan). To date, we have contributed 10 million Yuan to the Shandong LBERC. The Shandong agreement required an additional 20 million Yuan payment by December 31, 2001 which we have not yet made. Nevertheless, the parties have proceeded with the agreement and intend to enter into a joint venture agreement that will supersede the existing Shandong LBERC agreement. The 6 million Yuan required for the Shaanxi LBERC has been paid. We have not yet determined the timing of the other capital requirements. See "Risk Factors".

SYSTEMS INTEGRATION SERVICES, TEACHER TRAINING

           Tian Di performs Tengtu United's systems integration services. The services offered include everything necessary to create electronic and web-based classrooms from software installation to network cabling and sales of hardware and hardware and e-portal set-up.

           In connection with Tengtu United's software sales, Tengtu United currently offers training services to instruct teachers in the use of information technology and Tengtu United's products through Tengtu Group's Tengtu Teacher Training division. The Tengtu Teacher Training Division has assisted the Chinese Government in setting up teacher training centers in XinJiang, Inner Mongolia, Shanxi, Shandong, Shaanxi, Sichuan, Fujian, Anwei, Guizhou, Guangdong, and Hainan. To date, the Tengtu Group has trained more than 10,000 teachers at no cost to the teachers or the Chinese Government. Our strategy is to train teachers on our software system so that any future purchases by schools will be of Tengtu products.

           In the future, Tengtu United plans to offer information technology teacher training as a fee-based service.

OUR MARKETING AND SALES STRATEGY

           Tengtu United recently changed its focus from marketing on a school-by-school basis to selling products and services to entire school districts all at once. We refer to Tengtu United's marketing strategy as the "Tengtu Pattern". Under the Tengtu Pattern, the goal is to make customers into cooperative and joint venture partners. To this end, through Operation Morning Sun Phases I and II, Tengtu United was able to establish, through Tengtu China, a close working relationship with the Chinese central Ministry of Education and the National Center for Audio/Video Education as partners in the sale and distribution of products and services. Tengtu United, through Tengtu China, performed necessary services and received approximately 35% of the income generated. Operation Morning Sun Phase I and II has also allowed Tengtu China to work closely with Centers for Audio/Video Education at the Provincial, city and county levels providing a sales channel that cover almost all of China.

           Once we sign a cooperation or joint venture agreement through Tengtu China with a central or local government entity for the provision of products or services, it becomes very difficult for other companies to compete because the agreements tend to be exclusive.

           In order to coordinate marketing activities, Tengtu China has a marketing division. Most of the sales force is full-time employees who are paid a salary plus a commission based on sales. Tengtu China currently has 21 branch offices throughout China in which there are at least 3 marketing employees per branch. Tengtu China has, on behalf of Tengtu United, approximately 230 marketing personnel (including technical support employees).

           In the future, we plan to target parents and students as customers. Tengtu United plans to do this by having branch office personnel recruit teachers in charge of information technology to sell products in exchange for a 5% commission to be paid to the teacher and 20% to the school. The teachers can recommend Tengtu products to the school principal, who could then recommend them to other teachers and students. The branch office personnel may also bring products to the schools and school districts for demonstrations.

           In the last three months, Tengtu China has engaged local distributors to distribute products on a limited basis in certain provinces where such distributors operate.

           In the last six months, Tengtu China has begun limited advertising in publications catering to the Chinese educational system. However, advertising is not a focus of the growth strategy.

           In early 2003, Tengtu China took a new approach to address the growth in outstanding accounts receivable. First, Tengtu China is focused on the collection of past-due receivables. Since November 2002, Tengtu China has been able to collect an average of RMB 3 million (approximately $362,000) per month. Tengtu China has done this by committing more personnel to collections, providing up-grades to software and training to schools that owe money and by encrypting satellite transmissions so that schools that are behind in payments cannot receive them. Second, Tengtu China has instituted a new policy whereby products and services will not be provided until paid in full. While many schools and school districts do not have funds available to pay right away, the line of credit made available through the Agricultural Bank permitted this flexibility. See "Our Business"

INTELLECTUAL PROPERTY

           We, Tengtu United and Tengtu China rely primarily on trade secrets to protect proprietary software products. Tengtu China executes confidentiality and non-disclosure agreements with its software development employees and limits access to and distribution of proprietary information and source code. Of the 14 current software products that have been developed, Tengtu China has applied for copyright protection in China for eight.

           On September 12, 2001, Tengtu China applied to the Trademark Office of State Bureau of Industry and Commerce of PRC to register the "Tengtu" name as a trademark. Tengtu United has not yet received a response to its pending application.

LICENSES

           In order to operate the business in China, Tengtu China, or a member of the Tengtu Group, use or possess licenses issued by the Chinese Government.

           The transmission of content via satellite for CBERC and LBERCs requires the use of a satellite license. The National Center for Audio/Video Education provides Tengtu China with the use of a satellite license pursuant to the CBERC Agreement. However, sufficient bandwidth for transmissions is not always available. Therefore, Tian Di entered into a cooperation agreement with Beijing Yu Xin Electronics Company ("Beijing Yu Xin"), the holder of a satellite license which terminates in 2004, that allows Tian Di to use Beijing Yu Xin's satellite delivery platform to deliver K-12 and adult continuing education content.

           Tengtu Electronic Publishing House, a company owned in part by Tengtu China, has an electronic publishing license for educational materials that is required to renew every two years. Tengtu China makes use of the electronic publishing license, in order to publish educational content for CBERC and LBERCs. Its renewal is currently pending, however, Tengtu China has been advised that Tengtu Electronic Publishing House may continue using the license during this period. We believe that Tengtu Electronic Publishing House is only one of eight companies in China, and the only private company, granted an electronic publishing license for educational materials.

           In the event that the electronic publishing license is lost, or is not renewed, Tengtu China would not be able to make retail sales of books, CD ROMs and tapes in the Chinese retail market unless it is able to obtain access to another license. Sales of the Total Solution and related products to Chinese K-12 schools would be unaffected. While we plan to expand into the retail market in the future, current activities in the retail market are minimal.

           The loss or failure to obtain a renewal of the electronic publishing license would also prevent Tengtu China from providing educational information and e-business content through CBERC, LBERCs and turn-key portals, and therefore, from deriving any revenues from CBERC and LBERC user fees for electronically published content. We expect that these user fees will be a major source of its revenues in the future. However, because the Chinese Ministry of Education also has an electronic publishing license, it is likely that Tengtu United would be permitted to use that license in the event its joint venture partner's license is not renewed.

           In September, 2000, the State Council of China and the Chinese Ministry of Information Industry issued regulations requiring that all commercial internet content providers obtain an Internet Content Provider License. Such a license will be necessary once we complete any of the CBERC or LBERC web portalsbecause they will disseminate information over the internet through the portals.

           Tian Di has an Internet Content Provider License that is subject to annual review.

COMPETITION

           With respect to the Total Solution, Tengtu United faces significant competition. IBM has already entered the Chinese market and has set an objective to capture 25% of the worldwide education market. IBM offers software similar to the VOD component of the Total Solution and is involved in developing resource centers and satellite projects.

           With respect to the sale of educational software, the main competition comes from Beijing Kelihua (Clever) Co., a Chinese public company, which currently has a large percentage of the educational software market. We believe Kelihua is currently China's largest K-12 educational software company, and, like Tengtu China, it cooperates closely with the Chinese government and has also been in the educational software business longer than Tengtu China. Another major competitor is Hangzhou Zheda Huatai Science & Technology Co. (which has been in business longer than Tengtu and sells products similar to the Total Solution). We believe that there are five or six other companies that offer software that has some, but not all, of the functions of the Total Solution. Quinghua Tongfang, a Chinese public company that produces Internet platforms for online education and vocational training, is another major competitor. The company is partially owned by the Quinghua University and also works in conjunction with the Chinese Ministry of Education. And finally, Bainianshuren, is a Chinese company which produces software for university entrance exam preparation and focuses on distance education. It too has a relationship with the Chinese Ministry of Education.

           With respect to the CBERC project, Tengtu United does not face any significant competition at the current time because the National Center for Audio/Video Education has chosen Tengtu China as its partner for the project. With respect to LBERCs, the main competition is from Kelihua, Legend Computer Co., a large public company in China, and Bainianshuren. There are also several other smaller competitors for the LBERC and turn-key solutions projects.

           Tengtu United also faces competition from educational resource providers that provide information in other formats. First, there are several companies, including Kelihua, which set up local web schools via the Internet. Because broadband connections are generally not available in China, the types of multimedia content available is limited. Second, several companies provide educational content to schools by means of a teletype machine. While this is a cheap alternative for many schools, the educational resources in a text format are not compatible with a computer network. Third, several companies provide educational content via a satellite network only, which allows for transmission of multimedia materials. The price for these materials tends to be high, but these companies do not have as much quality content as is currently available through CBERC.

           With respect to systems integration services, there are numerous companies engaged in this business, some of which are larger than us, and many of which are smaller. The smaller companies have an advantage in that they can get information more rapidly in their local markets and tend to have personal relationships with their local customers.

BUSINESS PARTNERS

          In May, 2002, Tengtu China entered into an agreement with Beijing Stone Lifang Information Technology Co., Ltd., also known as "SINA". SINA is a well-known Chinese network application software provider and internet company. Pursuant to the contract, SINA is to design and develop a CBERC portal and provide such services to the portal as installation, commissioning, inspection testing and training. This SINA-designed portal is to serve as a template that we will use for each of the LBERC and turn-key portals.

          On August 27, 2002, the Tengtu Group entered into a cooperation agreement with the Kingston Education Group for the formation of a joint venture company called the Beijing Tengtu Kingston Education Service, Ltd. Kingston Education Group is a group of educational companies based in Canada which, in cooperation with several universities, offers educational services and degree programs using distance learning. Pursuant to the agreement, the joint venture is to offer Chinese and Canadian high school and university programs and degrees to both students in China and Canada through an "international school". The Tengtu Group is to provide all funding for the joint venture company, as well as all necessary equipment. Kingston is to provide all educational resources and services. The term of the agreement is ten years. The international school is in the pilot stage. A Canadian curriculum has been delivered to a Beijing high school and an exchange program has been set up allowing students to study in Canada.

THE CHINESE EDUCATIONAL AND DISTANCE LEARNING MARKET

          The information in this section "The Chinese Educational and Distance Learning Market" is from CERNET, the first nationwide education and research computer network in China, and is available at www.edu.cn. The Chinese government provides funding for the CERNET projectand the Chinese Ministry of Education directly manages it.

          CERNET has a four-layer hierarchy (the nation-wide backbone, regional networks, provincial networks and campus networks). CERNET National Centre is located in Tsinghua University, which is responsible for operation and management of the CERNET backbone nationwide. The ten regional network centers and main nodes are distributed in Tsinghua University, Beijing University, Beijing University of Post and Telecommunication, Shanghai Jiaotong University, Xi'an Jiaotong University, Central China University of Science and Technology, South China Institute of Technology, China University of Electronic Science, Southeast University and Northeast University, which are responsible for operation, management, planning and construction of CERNET regional backbones.

THE CHINESE EDUCATIONAL SYSTEM AND RECENT POLICIES

           While education has always been a driving force in China's culture and society, it has become a much greater priority with the emergence of a market economy. Education is now seen as critical to enable China to compete in the world economy.

           The Chinese central government, through the Ministry of Education, manages education in China at a macro level, providing policy guidance and basic educational requirements that must be taught. To a large degree, the provincial governments are left to implement basic education through development of teaching plans to supplement the required coursework from the central Ministry of Education and the funding of basic education in poorer areas. County level governments have the main responsibilities for implementing basic education on a day to day basis.

           In China, primary and secondary education takes 12 years to complete. Primary education generally lasts 6 years, and junior middle school and senior middle schools 3 years each. Children generally begin primary school at the age of 6. In 1986, China passed the Compulsory Education Law of the People's Republic of China (the "Compulsory Education Law"), which dictates that nine years of compulsory education (grades 1 through 9) is to become mandatory and requires that Provincial and local governments take the necessary steps to ensure that all students receive at least the required 9 years of education. The goal of the Compulsory Education Law, as well as the subsequent Guidelines for the Reform and Development of Education in China, put forth by the Chinese State Education Commission in 1993, was to universalize compulsory education and to eliminate illiteracy among the Chinese people. According to the Bulletin of Statistics on National Educational Development in 1999 issued by the Chinese Ministry of Education, the nine year compulsory education has covered 80% of China's population since its inception.

           In 1999, the Chinese Government ratified an Action Plan for Invigorating Education in the 21st Century, which was formulated by the Chinese Ministry of Education. The plan recognizes the need to make China competitive in the world economy, particularly through technology. The plan lays out a strategy to "Invigorate China through Science, Technology and Education" and states:

                [T]he comprehensive strength and international competitiveness of the nation will increasingly depend on the level of education development and innovation in science and technology and knowledge and educational development will remain a strategic priority.

           The plan emphasizes the use of information technology in education stating:

                The extensive use of modern information technology in education will engender profound changes in the educational sector.

           According to the Xinhuanet news agency, in 2001, the Chinese Government announced that by 2005, information technology will be a compulsory course in all middle schools as well as in the primary schools in cities and other well developed areas. It also announced that before 2010, approximately 90% of all primary and middle schools will gain access to the Internet and broadband net, and that for the remaining 10%, multimedia teaching facilities and other resources will be made available.

           The plan also places a strong emphasis on modern distance education and states:

                Modern distance education is a new type of education that has come into being with the development of modern information technology. It is a major means to build up a lifelong learning system meeting the needs of people living in an era of knowledge economy. The `Modern Distance Education Project' implemented on the basis of existing distance education facilities and making full use of modern information technology can effectively take full advantage of available educational resources. This is inline with the international trend of developing science and technology education. In view of the shortage of educational resources, this is a strategic step to extend access to education for the large population of our country and therefore the development of this important infrastructure must be intensified. The demonstrative network CERNET and the existing satellite video transmission system can serve as our basis of development and it is desirable to raise the transmission speed of the backbone network of CERNET, and make full use of the telecommunication resources of the country to further enlarge the transmission capacity and network size of CERNET. We should strive to link all higher education institutions offering bachelor's degree programs and over 1000 secondary schools with CERNET and make access to network possible at home to 50,000 university faculty members by the year 2000. We should develop an integrated information system based on CERNET for online enrollment of students admitted to [college], computer-aided management of students, record and status, and network service for new graduates seeking employment.

                Satellite-relayed television education programs will continue to function in modern distance education. However, the existing TV education transmission network needs to be reformed by setting up a central station, achieving its high-speed connection with CERNET, and connecting a part of distance education sites to computer networks. It is envisaged by the year 2000 most schools in rural areas will be enabled to receive TV educational programs. Excellent teachers and modern teaching methods should be involved to ensure the quality of TV educational programs in an endeavour to meet the educational needs of remote, insular, mountainous, forestry and pastoral areas.

                The outmoded model of distance education software development, which suffers from unnecessary duplication of efforts, should be discarded. Here the government should exercise its function of macro-level regulation and full advantage should be taken of the educational resources possessed by schools of various types and levels. Competition and the market mechanisms also should have their role in software development. All the above-mentioned measures will contribute to the development of high-quality educational software. The Ministry of Education is in charge of the development of our modern distance education program and is responsible for organizing the formulation and implementation of the national `Plan for Developing Modern Distance Education'. The strategy for developing the `Modern Distance Education Project' is characterized by governmental support at the initial stage and self-financed operation in the long run. The advanced means of information technology should be adopted in light of China's actual conditions to keep upgrading modern distance education.

                To create a favourable condition for the development of modern distance education, it is desirable for the telecommunications companies to give preferential treatment to the operation of the modern distance education network by reducing the rates of fees in accordance with current international practice. Besides, tariff concession should be accorded to imported equipment, including both donated and purchased items, in accordance with applicable legal provisions.

           The plan also calls for an increase in financing for education. It contains a commitment by the Ministry of Education to raise educational appropriations in the budgets of the Provinces and that these increases would be used to cover portions of expenses created by the plan.

HISTORY OF DISTANCE LEARNING IN CHINA

           While Internet based "modern" distance learning is new to China, as it is to most countries, China has utilized distance learning for many years. According to materials available from the CERNET, available at WWW.EDU.CN:

                Chinese educational technology first started with college audio-visual programs in 1920's in the School of Agriculture of Jinling University. In 1922, they used slides and films with oral explanations recorded on phonograph to publicize the scientific methods for cotton-planting. Audio-visual education was developed in various schools at all levels after 1949. Radio and television universities were successively established in Beijing, Shanghai, and Shenyang in 1960. Educational technology was greatly developed after the implementation of reform and open to the outside world policies. The State Council approved to set up the Central Radio and Television University (CRTVU) and the Central Audio-visual Center in China in 1978. After that radio and television universities and audio-visual centers were restored or established in provinces, autonomous regions, and municipalities directly under the Central Government and separate planning cities except Tibet China Educational Television Station was set up in 1986 and provincial educational television stations were established in Liaoning, Jilin, Shanghai, Jiangsu, Fujian, Jiangxi, Ningxia, Xinjiang and other provinces, cities and autonomous regions.

           As at January 1, 2001, China has approximately 44 radio and television universities, 831 municipal radio and television university branches, and 1699 county level branches. In 1987, China began using satellite transmissions in its system of television universities. According to CERNET, by 1997, over 10,000 satellite stations had been established in the Chinese education system.

                             DESCRIPTION OF PROPERTY

           We do not own any significant physical properties. We have a lease for office space in Toronto with annual rental payments of CDN $41,667 per year or approximately $30,340. We also pay monthly rent of approximately $12,000 per month for office space in China to support our operations in China.

                                LEGAL PROCEEDINGS

           In January, 2002, Hecht & Associates, P.C., our former counsel, served us with a summons and verified complaint which it filed as plaintiff in the United States District Court for the Southern District of New York. We are the defendant in the action. The verified complaint alleges that we did not pay Hecht & Associates, P.C. for certain legal services provided to us and seeks a judgment in the amount of $133,334.12, plus interest at the rate of 1.25%, the costs of the action and such other relief as the court deems proper. We believe that we have meritorious defenses to the claims in the verified complaint and have moved to dismiss the complaint in its entirety. That motion is currently pending before the court.

           In January, 2002, Charles J. Hecht, a principal of Hecht & Associates, P.C., served us with a verified complaint which he filed as plaintiff in the Supreme Court of the State of New York, County of New York. We are the defendant in the action. The verified complaint alleges that Mr. Hecht submitted a check in the amount of the exercise price of certain stock options granted to Hecht & Associates, P.C. but that we did not deliver the stock. Plaintiff seeks a mandatory injunction requiring delivery to plaintiff of 114,166 shares of our common stock. Plaintiff further seeks (1) damages in the sum of $51,941.34, (2) additional damages for diminution in the value of the common stock from the time it should have been delivered and (3) punitive damages. We believe we have meritorious defenses to the claims in the verified complaint and have moved to dismiss the complaint in its entirety. That motion is currently pending before the court.

            On August 30, 2002, VIP Tone, Inc. served us with a summons and complaint it filed as plaintiff in the Superior Court for the State of California for the County of Alameda. VIP Tone, Inc. is a company with which we had an agreement to provide services relating to the development of CBERC. We are the defendant in the action.

           The complaint alleges that VIP entered into an agreement with us on November 16, 2001 and that we attempted to terminate the agreement on January 23, 2002. The complaint further alleges that the termination was ineffective and therefore, continuing payments are due to it.

           VIP has alleged causes of action for breach of contract, fraudulent misrepresentation, fraud/promise without intent to perform, breach of implied covenant of good faith and fair dealing, promissory estoppel and quantum meruit. VIP seeks damages, in an amount to be proved at trial, which it alleges exceed $1,784,700, plus punitive damages and attorney's fees.

           We believe that we have meritorious defenses to the claims and have filed an answer denying the allegations of the complaint, along with counterclaims for breach of contract and fraud.

           On or about September 25, 2002 Pak Kwan Cheung and Comadex Industries, Ltd. commenced an arbitration against us at the American Arbitration Association pursuant to a Consultant Agreement by an among Cheung, Comadex and us dated as of October 15, 1999. The Statement of Claim filed in the arbitration alleges that Cheung and Comadex performed their obligations under the Consultant Agreement, that Cheung was terminated without cause and that Cheung and Comadex are entitled to the benefits and entitlements under the Consultant Agreement.

           The Statement of Claim seeks the following relief: (1) a declaration that Comadex is the beneficial owner of 3,000,000 shares it already holds which were issued to it in March, 2000; (2) an order for the payment of base compensation of $620,000; (3) an order directing that we issue Comadex an option to purchase 1,000,000 shares of common stock at $.60 per share; (4) an order directing the payment of incentive compensation equal to 1% of all capital raised in excess of $3,000,000 by Cheung which is claimed by Cheung and Comadex to be $155,646.58; (5) an order for the payment of incentive compensation equal to 1% of our pre-tax net profits; (6) a declaration that Cheung and/or Comadex is entitled to issuance by us of 300,000 options which have already been granted to him; (7) an order for payment of Cheung's and Comadex's costs and expenses, including attorney's fees; (8) pre-judgment and post-judgment interest; and (9) any additional relief to which Cheung and Comadex may be entitled pursuant to the Consultant Agreement or at law.

           In March, 2003, B.D. Clark & Associates, Ltd. served us with a statement of claim which was issued in the Ontario Superior Court of Justice. The plaintiff in the action is B.D. Clark & Associates, Ltd. and we are the defendant. The statement of claim alleges that plaintiff did not receive certain payments due to it under two contracts beginning March 21, 1997 and ending June, 2001 which obligated plaintiff to provide consulting services to us. Plaintiff seeks the following relief: (1) declarations that we have breached our obligations under both contracts; (2) approximately $9,028,998 in damages for breach of both contracts; (3) pre- and post-judgment interest; (4) costs of the action; and (5) other relief as the Court deems appropriate.

           We believe that we have meritorious defenses to the statement of claim and intend to vigorously defend the action.


           Except as set forth above, neither we nor our subsidiaries are currently a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority may be contemplating against us.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           The principal market where our common stock is traded is the NASDAQ over-the-counter Bulletin Board. The high and low bid prices of our common stock for each quarter within the period January 1, 2001 through June 30, 2003 were:



DATE                                           HIGH/ASK    LOW/BID       VOLUME
----                                           --------    -------       ------
Qtr. ended 03/30/2001........................     0.53       0.22        966,600
Qtr. ended 06/29/2001........................     1.36       0.25      8,222,800
Qtr. ended 09/28/2001........................     1.88       0.77      6,306,800
Qtr. ended 12/31/2001........................     1.55       0.77      3,871,800
Qtr. ended 03/29/2002........................     1.24       0.53      5,945,900
Qtr. ended 06/28/2002........................     0.74       0.41      4,363,800
Qtr. ended 09/30/2002........................     0.51       0.28      2,791,500
Qtr. ended 12/31/2002........................     0.60       0.35      3,907,000
Qtr. ended 03/31/03..........................     0.73       0.35      4,844,000
Qtr  ended 06/30/03..........................     0.70       0.49      3,802,500




           The high and low bid prices for our common stock on July 7, 2003 were: $0.58 and $0.64.

           The above over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. We obtained these high and low bid quotation and volume information from Yahoo Finance.

           Because the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. Our common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the market.

           We have one class of common equity held by approximately 2,700 holders of record. No dividends have been declared during the last two fiscal years or the subsequent interim period.

           There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

           The following table contains information regarding securities authorized and available for issuance under our equity compensation plans for employees, Officers, Directors and consultants. We issued each of the options listed under our 1997 or 1999 Stock Option Incentive Plans, or pursuant to an individual agreement. Our 1997 and 1999 Stock Option Plans have expired and therefore, no further option issuances will be made from those plans. We have no current stock option incentive plan.



                      EQUITY COMPENSATION PLAN INFORMATION


      Plan category           Number of securities to be    Weighted average exercise        Number of securities
                               issued upon exercise of         price of outstanding        remaining available for
                                 outstanding options,         options, warrants and            future issuance
                                 warrants and rights                  rights

Equity compensation plans            1,760,218                       $0.218                          0
approved by security
holders (1)

Equity compensation plans            2,187,382                       $0.551                          0
not approved by security
holders (2)

Total                                3,947,382                       $0.403                          0

(1) Represents options to purchase our common stock issued under our 1997 and 1999 Stock Option Incentive Plans.

(2) Represents Warrants granted to former investor relations firms and other service providers.


                              FINANCIAL STATEMENTS

           The following financial statements may be found at pages F-1 through F-30.



Index to Financial Statements..........................................      F-1

Independent Auditor's Report...........................................      F-2

Audited Consolidated Financial Statements for the fiscal years
     ended June 30, 2002, 2001 and 2000................................      F-3

Unaudited Consolidated Financial Statements for the nine-month period
     ended March 31, 2003..............................................     F-23

                             SELECTED FINANCIAL DATA

           The following table presents summary financial data for us as at March 31 2003 and for the five previous fiscal years ended June 30, 2002. We derived the summary financial data set forth below with respect to our statements of operations for the three fiscal years ended June 30, 2002 and our balance sheets as at June 30, 2002 and 2001, from our consolidated financial statements that are included elsewhere in this prospectus. The summary financial data set forth below with respect to our statements of operations for each of the two fiscal years ending June 30, 1999 and the balance sheet data as at June 30, 2000, 1999 and 1998, was derived from our consolidated financial statements which are not included in this prospectus. The following summary financial data should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



               FOR NINE MONTHS
                  ENDED                          FOR THE FISCAL YEAR ENDED JUNE 30,

               MARCH 31, 2003        2002           2001          2000            1999           1998
                (unaudited)

Total Sales        3,156,270       14,255,417     5,566,039       358,026         624,121       3,223,170

Income  (loss)    (2,064,613)       1,578,108      (293,169)   (4,701,285)     (1,866,399)     (4,402,014)
from
Continuing
Operations

Income (loss)         (0.034)           0.032        (0.012)       (0.225)         (0.100)         (0.234)
from
Continuing
Operations
per Common
Share

Total Assets      27,561,867(1)    27,734,300(2)  8,833,335(2)  2,407,842(2)    1,911,912       2,871,926

Total              9,238,341(1)    10,829,337(2)  5,039,508(2)  5,488,865(2)    3,776,010       2,662,230
Liabilities

Dividends                  0                0             0             0               0               0
Declared   per
Common Share


---------
Notes:
     (3) As at March 31, 2003.
     (4) As at June 30.


                       SUPPLEMENTARY FINANCIAL INFORMATION


                             31-Mar-03      31-Dec-02        30-Sep-02      30-Jun-02       31-Mar-02       31-Dec-01

Revenues                    $1,913,585       $534,187         $638,646     $3,959,491      $2,993,603      $4,061,008

Gross Profit                $1,116,395       $321,319         $462,902     $2,605,005      $2,196,126      $2,379,319

  Gross Profit Margin               58%            60%              72%            66%             72%             59%

Operating Income (Loss)      ($210,280)     ($753,992)     ($1,104,090)    $1,365,729        $379,632        $147,465

  Net Income (Loss)            $62,223      ($714,875)     ($1,125,648)      $670,679         $50,554         ($7,237)
   Earnings Per Share

~~~~ Basic                      $0.001        ($0.014)         ($0.022)         $0.01           $0.00           $0.00

~~~~Diluted                     $0.001        ($0.014)         ($0.022)         $0.01           $0.00           $0.00




                            30-Sep-01      30-Jun-01      31-Mar-01       31-Dec-00        30-Sep-00

Revenues                   $3,241,315     $2,612,335     $1,450,879        $359,379       $1,143,446

Gross Profit               $2,059,682     $1,437,678       $818,748         $46,291         $107,479

  Gross Profit Margin             64%             55%            56%             13%               9%

Operating Income (Loss)      $576,982       $887,078      ($143,496)    ($1,496,927)       ($542,262)

   Net Income (Loss)         $864,112     $2,110,188      ($238,776)    ($1,566,746)       ($597,835)
   Earnings Per Share

~~~~ Basic                      $0.02          $0.08*        ($0.01)         ($0.07)          ($0.03)

~~~~Diluted                     $0.02          $0.08*        ($0.01)         ($0.07)          ($0.03)

* earnings per share is based on weighted average number of common shares outstanding. However, the number of common shares outstanding changed significantly during the fourth quarter of 2001. Earnings per share for the quarter ended June 30, 2001, based on the 45,089,673 shares outstanding at June 30, 2001, is $0.05 per share.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

     THE FOLLOWING DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ WITH "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

LIQUIDITY AND CAPITAL RESOURCES FOR THE NINE MONTHS ENDED MARCH 31, 2003 AND 2002 NINE MONTHS ENDED MARCH 31, 2003

           For the nine months ended March 31, 2003, net cash used by operating activities totaled $2,646,936. The net loss for the nine months, $(1,778,300), includes non-cash charges for depreciation and amortization of $91,453, equity loss on investment of $60,054, non-cash compensation expenses associated with the issuance of common shares for services of $50,835, and non-cash interest expense of $69,905 related to convertible debenture.

           Cash was further decreased by the increase of $465,326 in due from Tengtu China, and an increase of $189,587 in other receivables. The decrease in prepaid expenses resulted in a favourable change of $177,947 to operating cash flow.

           We used the cash raised in private placements to reduce its outstanding accounts payable and accrued expenses. For the nine months ended March 31, 2003, accounts payable and accrued expenses have decreased $487,465.

           We did not make any investments during the nine months ended March 31,2003.

           Net cash flow from financing activities was $2,148,755. In the nine months ended March 31, 2003, we borrowed, on a short-term basis, $753,717 from Orion Capital Incorporated, for general corporate and administrative purposes. Orion's controlling shareholder is William O.S. Ballard, the Chairman of our Board of Directors. This increased the balance of the advance from Orion to $889,108 at March 31, 2003. Subsequent to March 31, 2003, we paid Orion $250,000 and issued Orion 640,000 units, consisting of two Special Warrants per unit, to satisfy the obligation.

           On July 5, 2002, we paid $249,200 to Quest Ventures, Ltd. to reduce the outstanding principal of a loan made on June 6, 2002, to $1,500,000. Subsequently, this balance of $1,500,000 was paid in full to Quest on November 30, 2002.

           The net cash flow from financing activities was $3,144,238. The primary source of these funds was private placements to purchase units, consisting of two Special Warrants per unit, and Common Shares, at a price of $1.00 per Unit or $0.50 per Common Share.

CONTRACTUAL OBLIGATIONS

           The following summarizes our contractual obligations at March 31, 2003:

                                                                         PAYMENT DUE BY PERIOD
                                                 ---------------------------------------------------------------------
CONTRACTUAL OBLIGATION               TOTAL       LESS THAN 1 YEAR      1-3 YEARS        4-5 YEARS        AFTER 5 YEARS
----------------------               -----       ----------------      ---------        ---------        -------------
Short-term loans.................. $2,319,596    $2,319,596(1)(2)
Long-term loans................... $3,744,800                                         $3,744,800(3)
Total Contractual Obligation...... $6,064,396    $2,319,596

------------
Notes:
(1) Part of the short-term loan is borrowed from Orion. As of March 31, 2003, the balance of the Orion loan was $889,108. Subsequent to March 31, 2003, the Company paid Orion $250,000 and issued 640,000 Units to satisfy the loan.

(2) The rest of the short-term loan is the $1,500,000 convertible debenture issued to Top Eagle Holdings, Ltd. The loan is due December 15, 2003.

(3) The $3,744,800 long-term loan secured by $4,000,000 deposited in the same bank, Min Sheng Bank, is due June 26, 2007.


NINE MONTHS ENDED MARCH 31, 2002

           For the nine months ended March 31, 2002, net cash used by operating activities totaled $2,564,174.

           The net income for the period, $907,351, included such non-cash items as depreciation and amortization ($560,612), non-cash compensation expenses associated with the issue of shares of Common Shares for services ($287,250) and non-cash interest expense related to convertible debentures ($64,513).

           This was offset by increases in operating assets associated with the start of Phase II of Operation Morning Sun. Operation Morning Sun required $4,940,630 in working capital for operations during the nine months, due mainly to delays in collecting accounts receivable. The amount of working capital required to carry out Operation Morning Sun has been higher than anticipated due to slow collections of accounts receivable by Tengtu China. This in turn has caused delays in Tengtu China's payment of net operating profits to the Company. See "Business of the Company - Overview".

           Another use of cash related to a $573,904 increase in prepaid expenses. Included in prepaid expenses are advances of $345,633 to a software development company for work related to our participation in the development of CBERC.

           Net cash used in investing activities included $5,974,447 advanced to Tengtu China for the development of CBERC ($4.50 million) and the Shan Dong province LBERC ($1.44 million).

           Net cash flow from financing activities was $7,769,032. The primary source of these funds was private placements of our common stock totaling $7,740,532. In addition, Swartz Private Equity, LLC exercised warrants to purchase 100,000 Common Shares at a price of $0.285 per share in August 2001.

OPERATING RESULTS FOR THE NINE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                  2003                  2002
Revenues...................................    $3,156,270           $10,295,927

NINE MONTHS ENDED MARCH 31, 2003

           During the nine months ended March 31, 2003, the marketing strategy and product mix of Tengtu United underwent a major restructuring. Tengtu China will now engage the marketplace on a system-wide basis versus school-by-school, as was done previously based on the platform sales to individual schools. At the same time, Tengtu China has been focusing on re-engineering the product lines and developing the portal infrastructure to support new business opportunities going forward.

           In addition, the system wide marketing strategy is consistent with the requirements of the Agricultural Bank credit facility. The restructuring required a significant effort and commitment of resources in the first and second quarter of fiscal 2003, thereby contributing to a slow-down of sales in those two quarters.

           As a result of the new business model, marketing strategy and product mix, sales started to increase in the third quarter of 2003. Tengtu United's sales for the nine months ended March 31, 2003 were $3,156,270. This total included sales of 37 sets of equipment supported by the Agricultural Bank credit facility for $700,020, six turn-key solutions for $346,500, satellite connectivity equipment for $1,086,169, Total Solution Platforms for $374,790, Educational CD-ROMS for $106,275 and other products for $473,116. Total Tengtu United/Tengtu China operations accounted for 99% of the consolidated sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $69,400 in revenue.

NINE MONTHS ENDED MARCH 31, 2002

           Our sales for the nine months ended March 31, 2002 were $10,217,407. 96% of these sales were derived from Tengtu United's sales to 8,627 schools under Phase II of Operation Morning Sun. This total included installation of Total Solution platforms in 5,055 schools ($8,574,337 in revenues), selling educational CD-ROMs to 2,126 schools ($1,090,712) and shipping satellite equipment to 1,108 schools ($96,432). Most of this activity took place from late August, 2001 to December 2001, and in March 2002, due to fact that schools were closed for the July and August summer break, and in January and February for Winter Break and New Year holidays.

           Other sources of revenue for Tengtu United include installation projects in Inner Mongolia and Henan province ($292,945), sale of Microsoft products ($43,159) and other sales ($119,822).

                                                   2003              2002
                                                   ----              ----
Gross Profit (Loss)............................ $1,185,800        $6,608,127

NINE MONTHS ENDED MARCH 31, 2003

           For the nine months ended March 31, 2003, the overall gross margin associated with Tengtu United's sales was 39%. The low overall gross margins were due to the low margins for new products. The gross margin for equipment supported by the Agricultural Bank credit facility was 26%, 32% for Satellite connectivity equipment, and 57% for Portal.

NINE MONTHS ENDED MARCH 31, 2002

           The overall gross margins associated with sales under Operation Morning Sun were 69%, 74% for Total Solution platforms and 40% for satellite equipment and educational CD-ROMs. Costs of Total Solution platforms were lower in this period compared to fiscal 2001 primarily because the Microsoft operating system was not required in most platforms sold. Most of the school computers where the platforms were installed in this nine-month period were already equipped with appropriate operating software.

           The gross margin on other Tengtu United's sales was $182,795 and the loss on sales by Edsoft (HK) and TIC Beijing was $143,430. Edsoft (HK)'s operations effectively ceased in January 2002.

                                                         2003            2002
                                                         ----            ----
General and Administrative Expenses...............    $1,714,804      $2,050,333

           For the nine months ended March 31, 2003, general and administrative expenses decreased $270,206 compared to the same period in 2002. The decrease was mainly due to an expense credit of $335,529 from Tengtu China. The total general and administrative expenses incurred by Tengtu United amounted to $410,093. At the Company's principal office in Toronto, a majority of the expenses were legal and professional fees of $602,023 and financing related expenses of $530,029.

NINE MONTHS ENDED MARCH 31, 2002

           The general and administrative expenses incurred by Tengtu United amounted to $564,790 and were comparable to previous periods. The major components of the remaining balance were legal and professional fees ($640,960) and travel expenses ($173,690) related to activities in our Toronto and Vancouver offices. Our Vancouver office was closed in order to lower expenses.

                                                        2003            2002
                                                        ----            ----
Related Party Consultants.........................    $306,711        $687,531

           Related party consultants' expense relates to staff that manages technical developments and financing activities in North America. Related party consultants' expense decreased due to the elimination of some executive positions and the lower market values for the shares issued as compensation for consulting services.

                                                        2003              2002
                                                        ----              ----
Collection Provision..............................    $95,332          $338,067

           The expense for the nine months ended March 2003 represents an estimate of potential uncollectible accounts associated with sales by Tengtu United in the first nine months of the fiscal year. Compared to the period in 2002, the lower amount in 2003 was primarily due to the lower sales. This provision is included in due from related party.

                                                        2003             2002
                                                        ----             ----
Selling Expense...................................    $1,076,295      $1,396,471

           In the nine months ended March 31, 2003, selling expense was lower compared with the same period of 2002. It is primarily due to lower sales and Tengtu United's focus on the restructuring of its business in China.

           In the nine months ended March 31, 2002, selling expenses related almost entirely to the launch of Phase II of Operation Morning Sun by Tengtu United. A primary component of these expenses relates to setting up offices in various provinces and providing training to clients. As a percentage of sales, selling expenses are higher in the first quarter of each fiscal year because the schools are closed in July and August.

                                                       2003             2002
                                                       ----             ----
Depreciation and Amortization.....................    $91,453         $560,612

           As Tengtu China manages our joint venture in China, we have not made any significant purchases of equipment in past years. The 2003 amount included $44,004 charged to general and administrative expenses and $47,449 charged to cost of sales. Amortization of $560,612 in 2002 includes amortization of the costs associated with two software and content license agreements. TIC Beijing's only income was rental income. The main cost associate with the revenue generated was amortization expense on the equipments. We included this amortization expense in the cost of goods sold applying the accounting matching principle.

                                                        2003          2002
                                                        ----          ----
Equity Losses in Investee.........................    $(60,054)       $ 0

           The equity losses in investee relate to our investment in the Shaanxi LBERC joint venture. The joint venture was established at the end of fiscal 2002. The loss was primarily due to the high start-up expenses for the joint venture.

                                                        2003           2002
                                                        ----           ----
Interest Income...................................    $188,772        $3,638

           The interest income was earned by the $4,000,000 restricted cash deposit at Min Sheng Bank. On June 26, 2002, we borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank. This line of credit is fully secured by $4,000,000 in restricted dollar denominated deposits at the Min Sheng Bank. The restricted cash deposit earns interest at 6.15% annually and the interest income is paid on a semi-annual basis. The interest earned for the nine months ended March 31, 2003 is $188,772.

                                                         2003            2002
                                                         ----            ----
Interest Expense..................................    $(369,303)      $(193,746)

           For the nine months ended March 31 2003, interest expense consists of interest on the Top Eagle loan, Quest loan and the Min Sheng Bank loan in China. The expense for the same period in 2002 consisted of interest on the Top Eagle loan and a H.K. $2,000,000 (approximately $250,000) loan to EdSoft, which was eliminated pursuant to a settlement in May 2002. The increase was primarily due to the interest on the Quest loan and the Min Sheng Bank loan.

                                                        2003             2002
                                                        ----             ----
Other Income......................................    $494,371        $1,366,608

           Other income consisted primarily of was credits for value added tax
(VAT) paid in China for Tengtu United's sales. In the nine months ended March 31, 2003, other income also included a $210,000 reversal of over accrual of consulting fees, a $37,885 reversal of over accrual of legal fees, and $36,310 in cash recovered from the sale of the assets of Iconix, our former investee.

                                                        2003              2002
                                                        ----              ----
Minority Interest.................................      $ 0           $1,329,006

           Minority interest represents Tengtu China's 43% interest in the operating profits of the joint venture company, Tengtu United.

OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                         2003            2002
                                                         ----            ----
Revenues..........................................    $1,913,585      $2,993,603

           As a result of our new business model, marketing strategy and product mix, sales started to increase in the third quarter of 2003. Tengtu United's sales for the three months ended March 31, 2003 were $1,913,585. This total included sales of 37 sets of equipments supported by the Agricultural Bank credit facility for $700,020, six turn-key solutions for $346,500, 1,000 sets of Satellite connectivity equipment for $412,991, 680 sets of the Total Solution platform for $342,783, 2,102 packages of CD for $30,981, and other products for $58,565. Total Tengtu United/Tengtu China operations accounted for 99% of the consolidated sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $21,744 in revenue.

           Our sales for the three months ended March 31, 2002 were $2,993,603. 99% of these sales were derived from Tengtu United's sales to 2,016 schools under Phase II of Operation Morning Sun. This total included installing Total Solution platforms in 1,775 schools ($2,803,835 in revenues), selling educational CD-ROMS to 169 schools ($83,911) and shipping satellite equipment to 72 schools ($6,736). Other sources of revenue for Tengtu United include sale of Microsoft and other products ($74,781).

                                                        2003             2002
                                                        ----             ----
Gross Profit (Loss)...............................    $797,190        $2,169,126

           For the three months ended March 31, 2003, the overall gross margin associated with Tengtu United/Tengtu China sales was 42%. The low overall gross margin was due to low margins for new products. The gross margin for equipment supported by the Agricultural Bank credit facility was 26%, 36% for Satellite connectivity equipment, and 57% for portal products.

           For the three months ended March 31, 2002, the overall gross margin associated with sales under Operation Morning Sun was 75%, almost all of which was related to sales of Total Solution platforms. Costs of Total Solution platforms and satellite equipment were similar to the prior quarter.

                                                        2003            2002
                                                        ----            ----
General and Administrative Expenses...............    $536,563        $717,516

           For the three months ended March 31, 2003, general and administrative expenses were $536,563. The general and administrative expenses incurred by Tengtu United amounted to $194,729. The major components of the remaining balance were legal and professional fees of $132,047, and financing related costs of $154,729.

           For the three months ended March 31, 2002, general and administrative expenses were $717,516. The major components of this balance were legal and professional fees and travel expenses related to activities in the Company's Toronto office.

                                                         2003           2002
                                                         ----           ----
Related Party Consultants.........................     $103,440       $273,385

          Related party consultants' expense relates to staff that manages technical developments and financing activities in North America. Related party consultants' expense decreased due to the elimination of some executive positions and the lower market values for the shares issued to consulting services for the three months ended March 2003.

                                                       2003             2002
                                                       ----             ----
Collection Provision..............................    $73,331         $95,140

           The expense for the three months ended March 2003 represents an estimate of potential uncollectible accounts associated with sales by Tengtu United. Compared to the same period in 2002, the lower amount was primarily due to the lower sales. This provision is included in due from related party.

                                                        2003            2002
                                                        ----            ----
Selling Expense...................................    $279,805        $344,741

           In the three months ended March 31, 2003, selling expense was lower compared with the same period of 2002. This is primarily due to lower sales.

           In the three months ended March 31, 2002, selling expenses related almost entirely to the launch of Phase II of Operation Morning Sun by Tengtu United. A primary component of these expenses relates to setting up offices in various provinces and providing training to clients.

                                                       2003             2002
                                                       ----             ----
Depreciation and Amortization.....................    $16,314         $265,587

           As Tengtu China manages our joint venture in China, we have not made any significant purchases of equipment in past years. The 2003 amount included $12,842 charged to general and administrative expenses and $3,472 charged to cost of sales. Amortization of $265,587 in the three months ended March 31, 2002 included amortization of the costs associated with two license agreements. TIC Beijing's only income was rental income. The main cost associate with the revenue generated was amortization expense on the equipments. We included this amortization expense in the cost of goods sold applying the accounting matching principle.

                                                        2003            2002
                                                        ----            ----
Equity Losses in Investee.........................    $(43,576)         $ 0

           The equity losses in investee relate to our investment in the Shaanxi LBERC joint venture. The joint venture was established at the end of fiscal 2002. The loss was primarily due to the high start-up expenses for the joint venture.

                                                       2003            2002
                                                       ----            ----
Interest Income...................................    $62,862          $297

           The interest income was earned by a $4,000,000 restricted cash deposit at Min Sheng Bank. On June 26, 2002, we borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank. This line of credit is fully secured by $4,000,000 in restricted dollar denominated deposits at the Min Sheng Bank. The restricted cash deposit earns interest at 6.15% annually and the interest income is paid on a semi-annual basis. The interest earned for the three months ended March 31, 2003 is $62,862.

                                                         2003            2002
                                                         ----            ----
Interest Expense..................................    $(101,999)      $(66,772)

           For the three months ended March 31 2003, the expense consists of interest on the Top Eagle loan, and the Min Sheng Bank loan in China. The interest expense for the same period in 2002 consisted of interest on the Top Eagle loan and the loan to EdSoft Canada, which was eliminated pursuant to a settlement in May 2002. The increase was primarily due to the interest on the Min Sheng Bank loan.

                                                        2003            2002
                                                        ----            ----
Other Income......................................    $355,215        $405,228

           In the three months ended March 31, 2003, the other income included $106,245 credits for value added tax paid in China for Tengtu United's sales, a $210,000 reversal of over accrual of consulting fees, a $37,855 reversal of over accrual of legal fees, and a $1,115 purchase credit for video.

                                                         2003            2002
                                                         ----            ----
Minority Interest.................................        $ 0          $693,162

           Minority interest represents Tengtu China's 43% interest in the operating profits of the joint venture company, Tengtu United.



LIQUIDITY AND CAPITAL RESOURCES FOR THE FISCAL YEARS ENDED JUNE 30, 2002, 2001 AND 2000

FISCAL YEAR ENDED JUNE 30, 2002

CHANGES IN CASH FLOW

           For the fiscal year ended June 30, 2002, net cash used by operating activities totaled $3,435,798. The net income for the year, $1,578,108, includes non-cash gains on loan forgiveness of $236,559, plus non-cash charges for depreciation and amortization of $357,512, non-cash compensation expenses associated with the issuance of common shares for services and fees of $518,615, non-cash interest expense of $86,555 related to convertible debentures, and impaired assets write-off of $246,732, resulting in a net cash increase of $2,550,963.

           This increase in cash was offset by the increase of $6,155,603 in due from Tengtu China for the installation of Total Solution Platforms and the sales of other Tengtu products. The increase in prepaid expense related to advances to a third party for software products, which negatively impacted operating cash flow by $516,876. The decreases in accounts receivable, inventories, notes receivables, and other receivables resulted in a favorable change of $152,846 to operating cash flow.

           In order to conserve working capital, we continued to defer part of our consulting fees and management compensation which contributed to the increase of due to related party consultants of $387,496. The increase of $133,209 in accounts payable and $28,822 in accrued expenses are related to normal operating activities.

           The net change from investing activities was a decrease of $13,094,349 in cash. We advanced $9,059,902 (RMB 74,999,185) to Tengtu China, of which $1,208,000 (RMB 10,000,000) was invested in the Shandong LBERC and $724,800 (RMB 6,000,000) was invested in the Shaanxi LBERC as a long term investment, $2,536,800 (RMB 21,000,000) was invested to CBERC as a long term investment, and the balance was used to provide the working capital for Operation Morning Sun and other provincial LBERC projects. We also deposited $4,000,000 with Min Sheng Bank as collateral for a long-term loan with that bank (see "Financial Statements - Note 6"). The net cash flow generated from financing activities totaled $16,425,160. On June 6, 2002, we closed a $4,000,000 loan with Quest Ventures, Ltd. Pursuant to the terms of the loan agreement, we issued a $4,000,000 promissory note to Quest due November 30, 2002 with an interest rate of 12%. The note was secured by a general security agreement, pursuant to which we gave Quest a security interest in all of our assets. The note was also secured by 10,015,812 shares of our common stock pledged by Orion Capital Incorporated, a guarantee from Orion limited to the pledged stock and a personal guarantee from William O.S. Ballard as to $2,500,000. The Quest loan was, in part, a bridge loan until the closing of the private placement on June 20, 2002. Pursuant to the terms of the loan agreement and note, the $2,500,000 personally guaranteed by Mr. Ballard was repaid to Quest by July 5, 2002 extinguishing the personal guarantee. $2,250,800 of the $2,500,000 repaid to Quest was raised in a private placement of Special Warrants which closed on June 20, 2002.

           The principal balance of $1,749,200 remained outstanding on the Quest loan as of June 30, 2002. On July 3, 2002, an additional $249,200 was repaid to Quest leaving a principal balance of $1,500,000. The Quest loan proceeds were used to fund CBERC start-up and portal building and development costs. With respect to the $1,500,000 outstanding loan balance due to Quest on November 30, 2002, Tengtu China had committed to pay it when due from monies collected in China. The remaining amount outstanding to Quest was paid with proceeds of additional private placements.

           We borrowed, on a short term basis, $675,560 from Orion for general corporate administrative use. $541,332 of the $675,560 was converted to Special Warrants on June 20, 2002.

           We borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank on June 26, 2002. This line of credit bears interest at 5.58% and is payable in full on June 26, 2007. This line of credit is fully secured by $4,000,000 in restricted U.S. dollar denominated deposits at the Min Sheng Bank. The funds were used to fund CBERC start-up and portal building and development costs.

           In the fiscal year ended June 30, 2002, the total cash received from common stock and options issued and exercised was $10,891,082. Between August 1, 2001 and June 30, 2002, we sold a total of 7,872,113 shares of common stock and 1,066,667 attached warrants for $7,832,600 through a series of private placements. As part of the private placements, we sold 1,300,000 shares of common stock and 216,667 attached warrants with the exercise price of $1.20 per share for $1,300,000 on October 31, 2001 and 700,000 shares of common stock and 116,667 attached warrants with the exercise price of $1.20 per share for $700,000 on November 15, 2001 to Orion.

           The total cash received from warrants and options issued and exercised was $3,058,482. On June 20, 2002, we sold 2,991,332 units in a private placement for gross proceeds of $2,991,332. The units consisted of two Special Warrants each. 541,332 of the Special Warrants were sold to Orion, a company wholly owned by the Chairman of our Board of Directors, William O.S. Ballard. 50,000 previously issued stock warrants were exercised at $0.218 per common share for $10,900. 100,000 warrants were also exercised by Swartz at $0.285 per common share for $28,500. In addition, $16,350 was received to exercise 75,000 previously issued options, but shares have not been issued as of June 30, 2002. On June 12, 2002, we received $250,000 from Fan Qi Zhang pursuant to a stock purchase agreement. Subsequently, we received another $250,000 from Mr. Zhang in July 2002. Pursuant to a July 30, 2002 amended stock purchase agreement, we sold 1,000,000 Common Shares to Mr. Zhang for the $500,000 received. The sale included 500,000 attached warrants to purchase common stock at $.75 per share. Mr. Zhang is a member of our Board of Directors and is the Chief Executive Officer and principal owner of our joint venture partner. See "Directors and Executive Officers" and "Certain Relationships and Related Party Transactions".

           In addition to shares issued for cash, the non-cash transactions involving issuing common stock are described below: Pursuant to a May 15, 2002 agreement, we issued 213,011 Common Shares to Ng Sau Hang in connection with the winding down of the business of our subsidiary, Edsoft Platforms. Of the total shares issued, 43,011 shares were issued as full payment of a loan and we recorded a $236,559 gain on the forgiveness of debt, 120,000 shares were issued in payment of the accrued interest of $60,000 on the loan, and 50,000 shares were issued for the consulting services for which the cost was recorded in 2001.

           In connection with a bridge loan to us by Quest Ventures, Ltd. that closed on June 6, 2002, we issued 375,000 shares of common stock to Quest, which resulted in a charge of $187,500 for a financing expense that was reflected in the cash flow from operating activities.

           Pursuant to a contract between us and Orion, William O.S. Ballard provided consulting services to us. As compensation for the services, we agreed to issue Orion 20,834 shares of common stock each month. During the fiscal year ended June 30, 2002, 250,008 shares were issued to Orion and a charge to compensation expense of $231,257 was recorded and reflected in the cash flow from operating activities. The contract expired in December 2002.

           Subsequent to the year-end, we issued 250,000 Common Shares to 1334945 Ontario Limited on July 18, 2002 pursuant to a settlement agreement with Gregory Mavroudis and 1334945 Ontario Limited.

           The net cash flow generated from financing activities was less than the funds used to support Operation Morning Sun, the CBERC and LBERC projects, and other corporate activities by $104,988. After taking into consideration a negative foreign exchange effect of $6,574, cash decreased by $111,561 to $914,838.

           Pursuant to a $1,500,000 convertible debenture issued to Top Eagle in December, 1999 and due December, 2003, the we make quarterly interest payments at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 7% and 9% at June 30, 2002 and 2001, respectively). The total of those payments for the fiscal year ended June 30, 2002 was $115,969. During the fiscal quarter ended March 31, 2002, we defaulted on our quarterly interest payment to Top Eagle which was due on December 15, 2001. While the amount due was subsequently paid, the failure to timely pay interest is an "Event of Default" which gave Top Eagle the right, at its option, and in its sole discretion, to consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Upon an Event of Default, the amounts due under the Debenture may be paid in cash, or stock, at the prevailing conversion price set forth in the Debenture.

           To date, Top Eagle has not exercised its option to declare the Debenture immediately due and payable and, in fact, has advised the Company's auditors that there is no current default with respect to the Debenture.

CONTRACTUAL OBLIGATIONS

           The following table summarizes our contractual obligations at June 30, 2002:

                                                                         PAYMENTS DUE BY PERIOD
                                                      --------------------------------------------------------------
CONTRACTUAL OBLIGATION                 TOTAL          LESS THAN 1 YEAR    1 - 3 YEARS    4 - 5 YEARS   AFTER 5 YEARS
----------------------                 -----          ----------------    -----------    -----------   -------------
Short-term loans...................  $1,883,428        $1,883,428(1)
Long-term loans....................  $5,244,800                          $1,500,000(2)  $3,744,800(3)
Total Contractual Obligations......  $7,128,228        $1,883,428        $1,500,000     $3,744,800

---------
Notes:
(1) The short-term loan consists of $1,749,200 from Quest and $134,228 from Orion. Both debts have now been repaid (see Financial Statements Note 5).
(2) The $1,500,000 convertible debenture issued to Top Eagle is due December 15, 2003.
(3) The $3,744,800 long-term loan secured by $4,000,000 deposited in the same bank, Min Sheng Bank, is due June 26, 2007 (see Financial Statements Note
     6).


FISCAL YEARS ENDED JUNE 30, 2001 AND 2000

           For the fiscal year ended June 30, 2001, net cash used by operating activities totaled $5,967,658.

           The net loss for the year, $293,169, included such non-cash items as depreciation and amortization ($286,468), non-cash compensation expenses associated with the issue of common shares for services ($987,846), and non-cash interest expense related to convertible debentures ($79,695), resulting in a net cash increase of $1,060,840.

           This increase in cash was offset by increases in operating assets associated with the completion of Phase I and start of Phase II of Operation Morning Sun. Operation Morning Sun required $5,160,337 in working capital to complete the installation of the 3,017 Total Solution platforms and prepare for the start of Phase II of the project. The accounts receivable balance related to the installation of the Phase I platforms was the most significant component of this working capital requirement at $3,895,063. In addition to the working capital required for Operation Morning Sun, we advanced $1,000,000 to start work on the CBERC project.

           Prepaid expenses increased due to the recording of a prepaid financing expense. Other receivables increased because of recoverable taxes paid by Tengtu United on certain purchases. The decrease in accounts payable is related to a $632,974 reversal of accrued balances in the past years including a lawsuit with a former landlord in China that has been resolved with minimum liability.

           Net cash used in investing activities was minimal; $5,013 was used to purchase various office equipment.

           Net cash flow from investing activities was $6,085,200. The funds were used primarily to fund the start of Operation Morning Sun and the CBERC project.

           In November 2000 under a loan agreement with Orion, we borrowed $1,000,000 from Orion, until December 31, 2001, with an interest rate of 10%. In connection with the loan, we granted Orion a warrant to purchase 670,000 shares of common stock with an exercise price of $0.30. In March 2001, we borrowed an additional $1,000,000 from Orion, pursuant to a second Orion loan agreement, pursuant to which Orion loaned the Company $1,000,000 in exchange for a 15 month, 10% convertible promissory note. The note was convertible into common stock at the rate of $.30 per share.

           On June 14, 2001, we sold 13,260,669 shares of common stock in a private placement for an aggregate purchase price of $3,978,200 or $0.30 per share. Concurrently, the first and second Orion loans were converted at a conversion price of $0.30 per share into an aggregate of 6,666,666 Common Shares and all warrants issued or issuable in connection with the loans were cancelled.

           Other transactions involving issuing our common stock included the conversion of $61,259 in interest on the first Orion loan and second Orion loan at $0.30 per common share, at Orion's option under the loan agreements, into 204,917 shares of common stock in lieu of the cash payment of interest to Orion. 188,384 of their shares were issued on July 2, 2001. In addition, in exchange for advances of funds of $107,671 from William O.S. Ballard to us between October 2000 and April 2001, we issued 333,333 shares of common stock to Orion, at Mr. Ballard's direction.

           Pursuant to a contract between us and Orion, William O.S. Ballard provided consulting services to us. As compensation for the services, we agreed to issue Orion 20,834 shares of common stock each month. During the fiscal year ended June 30, 2001, 145,838 shares were issued to Orion and a charge to compensation expense of $84,669 was recorded. Pursuant to a contract with the our former Controller, Simon Hui, Mr. Hui was issued 491,033 Common Shares on June 15, 2001 for which a charge to compensation expense of $61,844 was recorded.

           The net cash flows from financing activities exceeded the funds used to launch the Operation Morning Sun, start the CBERC project and support other corporate activities by $112,529. After taking into consideration a negative foreign exchange effect of $5,220, cash increased by $107,308 to $1,026,400. Fiscal Year Ended June 30, 2000.

           For the fiscal year ended June 30, 2000, net cash used by operating activities totaled $1,185,677, including a net loss of $4,701,285, and depreciation and amortization of $266,614. Accounts receivable, prepaid expenses, inventories, and other assets decreased by $22,398, $26,188, $16,377 and $28,390 respectively, primarily due to a write down of obsolete inventory, scaling down and the product refocusing of Tengtu United operations during the year. Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $90,249, $14,384, $355,477 and $366,267, respectively. To conserve cash, we deferred payment to consultants and senior management until a major financing.

           During the year, we issued Common Shares for services totaling $947,813 and recorded an interest expense due to a beneficial conversion feature of $1,194,334 on the Top Eagle $1,500,000 convertible debenture issued during the year.

           Net cash used by investing activities amounted to $42,535 primarily due to acquisitions of equipment for the start-up operations of Edsoft HK Funds generated by financing activities during the year included the $1,500,000 convertible debenture, $258,064 from an Edsoft HK shareholder and $100,000 from a director. During the year, we issued Common Shares for $175,725. We incurred a net loss of $4,701,285 for the year ended June 30, 2000, and, as of that date, we had a working capital deficiency of $2,886,444. During the fiscal year ended June 30, 2000, we continued a restructuring and reduction of operating expenses to a minimum and deferred payments of consulting and management fees.

           During the fiscal year ended June 30, 2000, Tengtu China continued to provide funding for Tengtu United's operations and the Total Solution platform was being shipped and installed in China.

FISCAL YEAR 2002, 2001 AND 2000 COMPARATIVE OPERATING RESULTS

                                         2002            2001          2000
                                         ----            ----          ----
Revenues.........................    $14,255,417      $5,566,039     $358,026

           We experienced rapid growth in 2002 with the sales exceeding $14 million, a 150% increase from 2001 sales. The continued success with the Operation Morning Sun project in China provided the majority of sales. In fiscal 2002, Tengtu China installed 7,292 Total Solution platforms at the average unit price of $1,549 for total revenue of $11,293,251 or 79% of sales. Tengtu China also installed 3,245 sets of satellite equipment for $1,675,197 and 1,748 resource CDs for $109,892. Sales of other e-education products and services, such as system integration projects, through Tengtu China, were $1,067,753. The total Tengtu United/Tengtu China operations accounted for 99% of sales.

           Other miscellaneous revenue from TIC Beijing accounted for the remaining $109,324 in revenue. Sales of educational software and services by Edsoft was minimal as these subsidiaries were essentially inactive during the period. In January 2002 the operations of Edsoft were closed.

           Our sales increased in 2001, due to the start of Operation Morning Sun, under which 3,017 Total Solution platforms were sold at an average price of $1,547 for total revenue of $4,667,123 or 84% of sales. Sales of other e-education products and services through Tengtu China were $539,437 or 10% of sales. Tengtu United's operations accounted for 94% of sales.

           Sales of educational software and services by Edsoft HK were $218,643 or 4% of sales. Other miscellaneous revenue from TIC Beijing accounted for the remaining $140,805 in revenue.

           Revenue in 2000 was depressed due to the downsizing and product refocusing of Tengtu United's operations and the delay of Total Solution platform shipments and installations caused by our inability to attract financing to the projects. In 2000 we derived our revenues from systems integration, educational and entertainment software, and animation businesses. Revenue in 2000 from Tengtu United was $232,668 and miscellaneous revenue from TIC Beijing was $125,358.

                                               2002         2001         2000
                                               ----         ----         ----
Gross Profit/Loss........................   $9,213,132   $2,410,196   $(148,838)

           In the fiscal year ended June 30, 2002, the overall gross margin associated with sales under Operation Morning Sun was 65% of which $8,422,529 was for Total Solution platforms at 75% or $1,155 per platform, $495,034 was for satellite equipment at 30%, $11,234 was for educational CD-ROMs at 10%, and $460,845 was for other educational software and services at 43%. Costs of Total Solution platforms were lower in fiscal 2002 compared to fiscal 2001 primarily because the Microsoft operating system was not needed in most platforms sold. Most of the school computers where the platforms were installed were already equipped with appropriate operating software. The reduction of platform costs contributed to the improvement in gross margins.

           Gross profit in 2001 was attributable primarily to the 3,017 Total Solution platforms sold. The gross margin for these items, at 41%, was $1,897,487 or $629 per platform. Gross margins on the other e-education products and services was $512,709 or 57%.

                                              2002          2001         2000
                                              ----          ----         ----
Research and Development Expenses........   $971,111         $0           $0

           In the fiscal 2002, $971,111 research and development expenses were incurred with respect to a portal software project and educational content software for China's educational market. We undertook no research and development expenses in 2001 as we focused our activities on launching of Operation Morning Sun. We recorded no research and development expenses in 2000 because such activities were funded by Tengtu China, our joint venture partner.

                                               2002         2001         2000
                                               ----         ----         ----
General and Administrative Expenses......   $2,511,430   $2,014,899   $1,537,833

           General and administrative expenses increased 25% in the fiscal year ended June 30, 2002 from 2001 due to the higher legal and financing fees associated with raising capital to support Operation Morning Sun and the CBERC and LBERC projects.

           General and administrative expenses increased in 2001 from fiscal 2000 due to increased activities in Tengtu United associated with the launch of Operation Morning Sun.

                                              2002         2001          2000
                                              ----         ----          ----
Related Party Consultants................   $865,202     $829,772     $1,492,813

           Related party consultants' expense during the fiscal year ended June 30, 2002 was consistent with the fiscal 2001 amount. Related party consultants' expense decreased in 2001 from fiscal 2000 primarily due to the reversal of certain expenses accrued in 2000 in the amount of $300,000. Related party consultants' expenses in 2000 included a non-cash compensation expense of $750,000 and accrued consultant fees of $80,000 for an officer.

                                              2002         2001         2000
                                              ----         ----         ----
Collection Provision.....................   $444,031     $163,684     $ (8,984)

           The collection provision for the fiscal year ended June 30, 2002 is related to possible uncollected receivables for products and services sold under Operation Morning Sun. The increase in collection provision in fiscal 2002 is due to the higher sales compared to fiscal 2001 sales.

           There was a bad debt recovery of $8,984 in fiscal 2000 from an over-provision of $143,347 in fiscal 1999.

                                               2002        2001         2000
                                               ----        ----         ----
Advertising Expense......................    $31,885      $39,406      $28,991


           Advertising expenses were consistent in the last three years. Limited amounts were spent in 2002, 2001 and 2000 on advertising to promote the Total Solution platform in China.

                                               2002         2001        2000
                                               ----         ----        ----
Selling Expense..........................   $1,837,924    $602,132    $ 74,819

           Since the start of Operation Morning Sun, selling expenses have increased significantly due to the rapid growth in sales. Revenue in fiscal 2002 grew 150% from the 2001 level, and selling expenses increased accordingly. Selling expense is 13% of total sales in fiscal 2002 compared to 11% in fiscal 2001. This percentage increase is due to the expansion of sales teams and new markets serviced. Salespersons' compensation, travel, and new product training are the main components of the selling expenses in fiscal 2002 and 2001.

                                              2002        2001         2000
                                              ----        ----         ----
Depreciation and Amortization............   $81,741      $55,910      $58,698

           During the downsizing and product refocusing of Tengtu United's operations in 1999 and 2000, Tengtu China took over management of Operation Morning Sun on behalf of the joint venture. Accordingly, we have not made any significant purchases of equipment in the past three years and depreciation and amortization expenses have remained at consistent and low levels.

                                            2002           2001         2000
                                            ----           ----         ----
Equity Earnings in Investee..............    $0          $219,488     $(80,147)

           The equity earnings in investee relate to our investment in Iconix. The 2001 balance reflects a distribution received from Iconix on the sale of its assets of $219,488. The investment in Iconix was written off in the fiscal year ended June 30, 2001. See "Financial Statements - Note 19".

                                              2002         2001          2000
                                              ----         ----          ----
Interest Expense.........................   $254,029     $176,111     $1,311,373

           Interest expense increased in fiscal 2002 from 2001 due to interest payments made on a short-term loan from Quest Ventures, Ltd. In addition, fiscal 2002 is the first full year for interest on the Top Eagle loan, as there was an interest holiday to December 2000. See "Financial Statements - Note 6".

           Interest expense of $1,311,373 in fiscal 2000 was due to a non-cash interest expense on the convertible debenture issued during that year to Top Eagle.

                                               2002        2001          2000
                                               ----        ----          ----
Other Income.............................   $2,045,902   $947,692      $ 2,240

           Other income in fiscal 2002 included a $236,559 non-cash gain on debt forgiveness related to the Edsoft transaction and a $1,803,079 VAT tax credit in China. The increase of VAT tax credit is associated with the increase of sales from operations in China.

           Other income in 2001 relates to a reversal of accrued amounts in the past years including a lawsuit with a former landlord that has been resolved with minimum liability. In addition, a VAT tax credit in China of $314,718 was recorded as other income in 2001.

                                              2002        2001          2000
                                              ----        ----          ----
Other Expense............................   $263,352     $1,731       $ 29,839

           The majority of other expenses in fiscal 2002 relate to asset write-offs, which consist of $75,000 for a software license fee and $171,732 of idled assets in China.

                                               2002        2001          2000
                                               ----        ----          ----
Minority Interest........................   $2,424,092      $0        $ (28,200)



           In fiscal 2002, Tengtu United's net profit exceeded its accumulated losses from prior years. Hence, 43% of Tengtu United net profits was allocated to Tengtu China and $2,424,092 in minority interest was recorded.

           The minority interest in subsidiary's loss of $28,200 in fiscal 2000 was due to the start-up losses of Edsoft. No minority interest in Tengtu United's operating profit or Edsoft losses was recorded in 2001 as these two subsidiaries had deficits.

CRITICAL ACCOUNTING POLICIES

           The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles or GAAP in the United States. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

           Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies.

1          Consolidated Financial Statements

           Our principal activities are carried out through Tengtu United, a 57% owned Chinese joint venture company. In the opinion of management, we control Tengtu United because the protective rights enjoyed by the minority interest holder do not rise to the level of participating rights as described in EITF 96-16. Therefore, Tengtu United is consolidated into our financial statements.

2.         Equity Method for Investments in CBERC & LBERC

           Tengtu China, our joint venture partner in Tengtu United, established two joint ventures on behalf of Tengtu United: one with a division of the Chinese Ministry of Education, CBERC, and second, the Shaanxi Province Broadband Education Resource Center, an LBERC. We, through Tengtu United, have advanced $4,469,600 for the formation of CBERC and LBERCs. We account for these investments using equity method. Although our equity interest in each of the joint ventures is over 50%, we do not control the joint ventures due to participating rights exercised by the minority interest holders in the management of the joint ventures. We have the ability to exercise significant influence, but not control, over the investees.

3.         Due from Related Party

           We have engaged Tengtu China, as our agent, to conduct all of Tengtu United's business with any Chinese government entity. As agent, Tengtu China and its affiliated and related companies administer the daily operations of Tengtu
United: paying operating expenses, collecting receivables and remitting net operating profits to the Company. In order to support the continuous expansion of China operations, the Company does not expect the repayment of working capital advances made to Tengtu China in the near term. So we use the term "Due from related party" to describe the amount due from Tengtu China.

           Payment processes slower than those experienced in North America are not unusual in China, especially when dealing with different levels of government. In recognizing the environment in which it is operating in China, we have classified $9,906,907 of due from Tengtu China to long-term assets as of March 31, 2003.


           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

           We operate through subsidiaries located in Beijing, China and grant credit to customers in this geographic region. Our administrative office is located in Toronto, Canada.

           We perform certain credit evaluation procedures and do not require collateral. We believe that credit risk is limited because we routinely assesses the financial strength of customers, and based upon factors surrounding the credit risk of customers, established an allowance for uncollectible accounts. Therefore, we believe our accounts receivable credit risk exposure beyond such allowances is limited.

           We established an allowance for doubtful accounts of $607,715 at June 30, 2002, which are reserves against related party receivables. We believe any credit risk beyond this amount would be negligible. At June 30, 2002, we had approximately $4,914,838 of cash in banks uninsured.

           We do not require collateral or other securities to support financial instruments that are subject to credit risk. For the fiscal year ended June 30, 2002, approximately 99% of sales were generated through Tengtu United. Receivables related to these sales transactions are grouped together with amounts due from a related party, Tengtu China, in the Company's financial statements. For the fiscal years ended June 30, 2002 and 2001, while we recorded sales pursuant to agreements with the Chinese Ministry of Education, no single school customer accounted for more than 10% of total sales.


MARKET RISK SENSITIVE INSTRUMENTS

FINANCIAL INSTRUMENT                               CARRYING VALUE     FAIR VALUE
--------------------                               --------------     ----------
Instruments entered into
     for trading purposes

NONE

Instruments entered into for
     other than trading purposes
Cash and Cash equivalents
           United States                             $     --         $     --
           Foreign                                      914,838          914,838
           Total                                     $  914,838       $  914,838
Accounts and Other Receivables, Net
           United States                             $     --         $     --
           Foreign                                    2,601,354        2,601,354
           Total                                      2,601,354        2,601,354
Accounts payable
           United States                             $  892,472       $  892,472
           Foreign                                   $4,831,458       $4,831,458
           Total                                     $5,723,930       $5,723,930


           The financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary, and therefore, we have no substantial exposure to foreign currency exchange risk. Cash is maintained by each subsidiary in its local currency.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

           Our accountants have not resigned or declined to stand for re-election and have not been dismissed in the past two fiscal years or during the subsequent interim period.


                        DIRECTORS AND EXECUTIVE OFFICERS

           The name and positions with us of each of our Directors and Executive Officers are as follows:
                                                              DIRECTOR
NAME                                    POSITION               SINCE       AGE
----                                    --------               -----       ---

WILLIAM O.S. BALLARD (1), (2)      Director and Chairman        2001       56

BIN HUANG (3)                      Director                     2001       36

JING LIAN                          Vice President                          52

JOHN MCBRIDE (1), (3)              Director                     2001       45

JOHN WATT (2)                      Director and President       1996       57

JUDY YE                            Chief Financial Officer                 38

FAN QI ZHANG (1)                   Director                     2001       45


----------
Notes:
(1) Member of the Compensation Committee.
(2) Member of the Executive Committee.
(3) Member of the Audit Committee. Each committee of the board of directors is described below.


           The following is a description of the qualifications and experience of each of the current Directors:

           WILLIAM O.S. BALLARD is the Chairman of our Board of Directors, the Chairman of the Executive Committee of our Board of Directors. Mr. Ballard's investment company, Orion Capital Incorporated, is currently our largest shareholder. Mr. Ballard has a law degree from Osgoode Hall, Toronto, Canada and is a Canadian entrepreneur and lawyer. Mr. Ballard currently serves as a Director of three Canadian public companies, Devine Entertainment, Northfield Capital Corporation and Southern Star Resources Inc. Until 1998, Mr. Ballard was a partner in The Next Adventure Inc., an international entertainment company and has, for many years, been involved in the concert promotion business. Mr. Ballard is the founder and past President of the Toronto Entertainment District Association, one of Canada's largest business associations and the founder and co-chairman of Canada's prestigious Walk of Fame. He also served on the President's Council at Sir Wilfred Laurier University and the Senate of York University. Mr. Ballard's principal occupation for the past year and a half has been providing consulting services to us. Prior to that time and starting in 1998, Mr. Ballard's principal occupation was acting as President of Orion (a position he still holds). Mr. Ballard was elected to our Board of Directors on November 27, 2001. As a result of Devine Entertainment's failure to file its annual financial statement for the year ended December 31, 2002, the Ontario Securities Commission issued a temporary cease order against Devine Entertainment, Mr. Ballard and certain other individuals prohibiting these parties from trading in securities of Devine Entertainment.

           BIN HUANG is a member of our Board of Directors. Mr. Huang is currently the General Manager of Beijing Pan-Pacific Investment Co., Ltd., a China based investment company, where he serves as an investment analyst and portfolio manager. From 1997 through 2001, Mr. Huang served as a Senior Manager in the Investment Banking Department of Haitong Securities Co., Ltd., a China based securities company. Mr. Huang previously served as a Deputy Director in the Investment Department of China Zhonghong Group Corp., a China based investment bank. Mr. Huang has a Masters Degree in Economics from the Graduate School of Xiamen (Amoy) University in China. Mr. Huang was elected to our Board of Directors on November 27, 2001.

           JOHN MCBRIDE is a member of our Board of Directors. Over the past five years, Mr. McBride has acted as the Managing Partner of CC Capital Partners, a merchant banking group (1999 to present), and President of Charmac Capital Corp., a private investment company (1992 to present). Mr. McBride is a Director of Integrative Proteomics Inc., a Toronto, Canada based, biotechnology company involved in the field of determining the structure and function of the human proteome. Mr. McBride is also a director of Northfield Capital Corporation and a founding partner of Charleswood Investments, both Toronto, Canada based merchant banking and venture capital companies. Mr. McBride was elected to our Board of Directors on November 27, 2001.

           JOHN WATT is a member of our Board of Directors, a member of the Executive Committee of the Board of Directors and our President. Mr. Watt has served as a Director since June, 1996 and was appointed Executive Vice President on September 17, 2000, prior to being appointed President on July 1, 2001. Mr. Watt was President of John D. Watt & Associates, Ottawa, Canada, a consulting firm specializing in media and entertainment industries, from 1995 to July 1, 2001. Between 1980 and 1990, Mr. Watt served as a Director General for the Government of Canada, overseeing federal policies in cultural industries, broadcasting, and telecommunications. He was also an advisor to the NAFTA negotiations. Mr. Watt was responsible for regulated foreign investment policies and negotiating bilateral treaties with 26 countries including China. Mr. Watt graduated with a B.A. degree from Sir Wilfred Laurier University before earning his L.L.Th. in post-graduate studies at University of Toronto and a Marketing Management Diploma from George Brown College, Toronto.

           FAN QI ZHANG is a member of our Board of Directors. Since 1999, Mr. Zhang is the Chief Executive Officer of Tengtu China. Since 1997, he been the Chairman of Tai He, one of the owners of Tengtu China. Mr. Zhang has a Master of Arts degree from Beijing University. He has extensive management and banking experience in China, having founded the only civil publishing enterprise in China (Tengtu Electronic Publishing Co.) and Beijing Jiade Pharmaceutical Co. Ltd. (a pharmaceutical manufacturer). He is the Vice President of the Medical Funds Association of China and an Executive of the Association of Entrepreneurs of China. Fan Qi Zhang has served as a Director since August, 1999.

           The following is a description of the qualifications and experience of Tengtu's Vice President and Chief Financial Officer:

           JING "JACK" LIAN is a Vice President. During the past five years, Mr. Lian has been Vice-President of Bluelake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a Vice President since June 1996 and was one of our Directors from June 1996 until November, 2002. Mr. Lian is also a founder and former Secretary of the Chinese Educational Software Council. Mr. Lian received an M.S. degree in Computer Science from Tsing Hua University, Beijing, China. Mr. Lian was also a visiting scholar at the University of Washington, Seattle, Washington.

           JUDY YE serves as our Chief Financial Officer. Ms. Ye joined Tengtu in March 2003. Ms. Ye is a Certified Public Accountant and has a Certified General Accountant Designation from the Certified General Accounting Association of Ontario. Prior to joining us in 2003, Ms. Ye was a corporate accountant for Bluenotes Limited (from 2001 until joining us) and a financial analyst and corporate accountant for International Financial Corp. (from 1998 to 2000). Ms. Ye graduated from Beijing's Guilin Management Institute in 1985 with degrees in Accounting and Statistics.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS

           We did not pay cash compensation was paid to any of our Directors during the fiscal year ended June 30, 2002, or the subsequent interim periods ended March 31, 2003, in their role as Directors. Pursuant to a resolution passed by our Board of Directors on April 27, 1997, each outside director who is not an employee or consultant to the Company is entitled to the following compensation:

           Annual Fee:  $6,000
           Each Board of Directors meeting attended:  $500
           Each Board of Directors committee meeting attended:  $250

           No cash compensation pursuant to the April 27, 1997 resolution has been paid to any Director. For the fiscal years ended June 30, 2000 and 1999, we granted each member of our Board of Directors options to purchase our common stock in lieu of a cash payment.

OFFICERS

           We paid cash compensation of $356,192 to our executive officers during the fiscal year ended June 30, 2002 and $306,711 for the nine months ended March 31, 2003. On March 29, 1999, we adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, we deferred all compensation to certain executive officers until we receive certain amounts of financing. At that time, we will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, we paid $144,000 to Jack Lian, a former Director and Vice President. The total compensation deferred as of March 31, 2003 was $1,887,202, net of amounts paid to Mr. Lian.

SUMMARY COMPENSATION TABLE

           The following table provides information relating to compensation for the fiscal years ended June 30, 2000, 2001 and 2002 for our former Chief Executive Officer and compensation payable to other highly compensated executive officers whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal 2002). The amounts shown include compensation for services in all capacities provided to us. With respect to our former Chief Executive Officer, Pak Kwan Cheung, the salary listed represents the amount set forth in an agreement between us and Comadex Industries Ltd., a company owned by Pak Kwan Cheung, but not amounts received by Comadex. Comadex received $20,000 for the fiscal year ended June 30, 2002 (see also "Legal Matters"). With respect to John Watt, his compensation was deferred in 1999 and 2000. In 2001 $90,000 was paid to Mr. Watt and $30,000 was deferred. For the fiscal year ended June 30, 2002, $161,089 was paid to Mr. Watt in salary and advances, which have been repaid. For the nine months ended March 31, 2003, Mr. Watt received $90,000 in salary.

                                            ANNUAL COMPENSATION                                LONG TERM COMPENSATION
                               -----------------------------------------------     ----------------------------------------------
                                                                                              AWARDS                   PAYOUTS
                                                                                    -------------------------    -----------------
                                                                                    RESTRICTED     SECURITIES
                                                                  OTHER ANNUAL        STOCK        UNDERLYING      LTIP       ALL
                                        SALARY        BONUS       COMPENSATION       AWARD(S)       OPTIONS/     PAYOUTS     OTHER
NAME AND PRINCIPAL POSITION    YEAR      ($)           ($)            ($)              ($)          SARS (#)       ($)       COMP.
---------------------------    ----      ---           ---            ---              ---          --------       ---       -----
John Watt, President           2002     $120,000          0        $41,089        $     0               0        $  0        $  0
                               2001     $120,000          0              0              0               0           0           0
                               2000     $120,000          0              0              0               0           0           0
Pak Kwan Cheung(1)             2002     $128,400          0              0              0               0           0           0
                               2001     $128,400          0              0              0               0           0           0
                               2000     $128,400          0       $750,000(2)           0               0           0           0
Gregory Mavroudis(3)           2002           --         --             --             --              --          --          --
Exec. Vice President           2001     $124,000          0              0         75,000(4)            0           0           0
                               2000     $120,000          0              0              0               0           0           0

--------
Notes:
(1) We retained Pak Kwan Cheung's services through a consulting contract with Comadex entered into in October 1999. Comadex has not been paid any monies during the fiscal years ended June 30, 2000 and 2001 under the contract. However, in fiscal 2002 Comadex was paid $20,000. The amount listed represents compensation stated in the agreement. See "Legal Matters".

(2) Pursuant to the contract between us and Comadex, all past due compensation to Pak Kwan Cheung was discharged in exchange for 3,000,000 common shares with a value of $.25 per share on the date of the grant. See "Legal Matters".



                                      -61-


(3) We retained Gregory Mavroudis' services through a consulting agreement with 1334945 Ontario Limited dated April 1, 2000. Mr. Mavroudis is no longer performing services for us pursuant to a settlement agreement entered into in May, 2002. Pursuant to the settlement, 1334945 Ontario Limited received 250,000 shares of common stock, $70,000 and the we paid $30,000 for legal fees.

(4) We granted 75,000 options to purchase our common stockto Gregory Mavroudis pursuant to the 1334945 Ontario Limited contract with an exercise price equal to the fair market value at the time of the grant of $0.218 per share.


EMPLOYMENT OR CONSULTING CONTRACT WITH EXECUTIVE OFFICERS AND DIRECTORS

JING LIAN

           We entered into an agreement with Jing Lian effective January 1, 1996 for Mr. Lian to serve as a Vice President at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.

ORION CAPITAL INCORPORATED

           Between December 21, 2000 and December 21, 2002, Orion acted as a consultant to us providing, among other things, the services by William O.S. Ballard (who is the Chairman of our Board of Directors). Pursuant to the agreement, Mr. Ballard provided strategic and business consulting services to us. As compensation for these services, we issued to Orion a total of 500,016 shares of common stock, in monthly installments of 20,834 shares. The agreement has expired and we do not plan to enter into a new agreement.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

           None of the members of the Compensation Committee of our Board of Directors (the "Committee") served as an officer or employee during the fiscal year ended June 30, 2002.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                           TENGTU INTERNATIONAL CORP.

           The primary purpose of this Committee is to develop executive compensation policies and practices which coincide with and enhance the business plans and strategies which the Company undertakes in connection with the pursuit of its business objectives.

           During the past several years, this Committee has almost exclusively followed a policy of rewarding its senior executives with compensation packages consisting of salaries, stock and options which are determined upon the basis of the following factors: ability to assist in growing the Company's business, ability to assist in fundraising activities, ability to effectively manage aspects of the Company's business and the Company's current and future earnings prospects. In determining the salary to be paid to the Company's Chief Executive Officer and its other senior executives, this Committee also considers, in addition to the foregoing factors, the comparative salaries paid to other Chief Executives and senior executives in similar companies.

           Because of the developing nature of the Company's business, the Committee has not yet used corporate performance as a measure of compensation.

           In summary, it is this Committee's belief that the compensation policies described herein have served the best interests of the shareholders and the Company. Such policies have been designated to provide appropriate levels of compensation to the Company's senior executives based upon the particular combination of factors which apply to this Company. As and when those factors change, the Committee will make every effort to make adjustments to its policies in a manner which will provide fair and reasonable levels of compensation and appropriate incentives to its executives, while continuing to be in the best interests of the shareholders and the Company.

Respectfully submitted,

The Compensation Committee

/S/ FAN QI ZHANG
----------------

/S/ WILLIAM O.S. BALLARD
------------------------

/S/ JOHN MCBRIDE
----------------

PERFORMANCE TABLE

           The following tables show the cumulative performance for our common stock over our last five fiscal years compared with the performance of the Nasdaq Composite and Technology Industry Group Performance Composite. The first table assumes $100 invested as of June 30, 1998 in our common stock and in each of the named indices. The performance shown is not necessarily indicative of future performance.


                     Tengtu        NASDAQ          Industry
     Date            Return         Index           Index
-----------------------------------------------------------------
  6/30/1998           100            100             100
  6/30/1999            68            142             158
  6/30/2000           528            210              85
  6/30/2001           690            113              54
  6/30/2002           235            78               30
  6/30/2003           292            87               32


                     Tengtu        Change
                     Stock       from prior                       Calculated
     Date            Price         period           % chg.          Return
--------------------------------------------------------------------------------
  6/30/1998           0.19                           Base             100
  6/30/1999           0.13          -0.06          -31.58%            68
  6/30/2000           1.01          0.88           676.92%            528
  6/30/2001           1.32          0.31            30.69%            690
  6/30/2002           0.45          -0.87          -65.91%            235
  6/30/2003           0.56          0.11            24.44%            292

                     NASDAQ        Change
                   Composite     from prior                       Calculated
     Date            Index         period           % chg.          Return
--------------------------------------------------------------------------------
  6/30/1998           1895                           Base             100
  6/30/1999           2686           791            41.74%            142
  6/30/2000           3967          1281            47.69%            210
  6/30/2001           2130          -1837          -46.31%            113
  6/30/2002           1463          -667           -31.31%            78
  6/30/2003           1623           160            10.94%            87

                    Industry
                     Group         Change
                  Performance    from prior                       Calculated
     Date          Technology      period           % chg.          Return
--------------------------------------------------------------------------------
  6/30/1998           1123                           Base             100
  6/30/1999           1773           650            57.88%            158
  6/30/2000           959           -814           -45.91%            85
  6/30/2001           608           -351           -36.60%            54
  6/30/2002           343           -265           -43.59%            30
  6/30/2003           366            23             6.71%             32

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information furnished to us with respect to the beneficial ownership of Common Shares by each executive officer and Director named below, and by all Directors and executive officers as a group, each as of July 1, 2003. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

                                                      AMOUNT AND NATURE
TITLE OF CLASS       NAME OF BENEFICIAL OWNER      OF BENEFICIAL OWNERSHIP   % OF CLASS
--------------       ------------------------      -----------------------   ----------
$.01 par common      William O.S. Ballard(1)                17,285,238           23.1%
$.01 par common      Jing Lian(2)                            1,170,750            1.7%
$.01 par common      John Watt (3)                             112,000            *
$.01 par common      Fan Qi Zhang (4)                        2,537,714            3.7%
$.01 par common      John McBride                              416,000            *
$.01 par common      Bin Huang                                       0            0

---------------------------------------------------------------------------------------
Total                                                       21,521,702        28.5%

* Less than 1%

Notes:
(1) Orion Capital Incorporated owns Mr. Ballard's shares which include 640,000 Special Warrants convertible into 1,280,000 shares of our common stock and 640,000 share warrants, 333,334 shares of common stock issuable upon exercise of share warrants purchased in November, 2001 exercisable at $1.20 per share, 595,465 shares of common stock issuable upon exercise of share warrants exercisable at $0.75 per share. Includes 70,000 Common Shares pledged to Orion as security for a loan made by it to a Tengtu officer and director. Mr. Ballard disclaims beneficial ownership as to these shares. .
(2) Includes 300,000 shares of common stock issuable upon exercise of stock options at $0.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.
(3) Includes 77,000 shares of common stock issuable upon exercise of stock options at $0.218 per share granted on March 29, 1999 under the Company's Incentive Stock Option Plan.
(4) Includes 500,000 shares of common stock issuable upon exercise of share purchase warrants acquired in a financing which closed in July, 2002.


           The following table shows the holdings of all persons who are not executive officers, Directors or nominees, known by us to beneficially own more than five percent of our outstanding common stock as of July 1, 2003.

                                                        AMOUNT AND NATURE
TITLE OF CLASS         NAME OF BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP   % OF CLASS
--------------         ------------------------       -----------------------   ----------
$.01 par common     Orion Capital Incorporated(1)              17,285,238          23.1%

$.01 par common     Pat Kwan Cheung(2)                         4,170,750           6.1%

-----------
Notes:
(1) Includes 70,000 shares of common stock owned by an officer and director, which are pledged as collateral for a mortgage Orion has on a residence recently purchased by him. Orion has disclaimed any beneficial interest in those common shares.
(2) Includes 300,000 shares of common stock issuable upon exercise of stock options at $0.218 per share.



              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           Tengtu China, our agent, carries out our operations and collection of receivables. Fan Qi Zhang, one of our Directors, controls Tengtu China. As of March 31, 2003, Tengtu United has an amount due from a related party, Tengtu China, of approximately $12,951,000.

           During fiscal 2002, 2001 and 2000, respectively, we incurred consulting and related expenses of approximately $865,000, $830,000 and $1,493,000 from officers and Directors or companies controlled by these officers and Directors. $356,192 and $375,504 were paid for the years ended June 30, 2002 and 2001, respectively.

           On October 6, 2000, Iconix, Inc. (which was 32% owned by us) sold its assets for approximately $3,328,000. Barry Clark, who was our President and a Director until November 27, 2001, and who was the President of Iconix, and a former employee of Iconix, owned approximately 8% of the stock in the acquiring company. We were to receive a cash distribution of approximately $580,000 from the proceeds of the sale of the assets; to date we has received $219,488 of these proceeds. Collection of the balance is doubtful due to financial difficulties experienced by the purchaser of the assets.

           We have entered into consulting agreements to secure the services of certain officers and Directors. See "Directors and Executive Officers".

          On June 6, 2002, we closed a loan agreement with Quest Ventures, Ltd. for a $4,000,000 loan. Pursuant to the terms of the loan agreement, we issued a $4,000,000 promissory note to Quest due November 30, 2002 with an interest rate of 12%. The note was secured by a general security interest in all of our assets. The note was also secured by 10,015,812 Common Shares pledged by Orion Capital Incorporated, a guarantee from Orion limited to the pledged stock and a personal guarantee from William O.S. Ballard as to $2,500,000. Mr. Ballard is one of our Directors and the owner of Orion. Neither Mr. Ballard, nor Orion, received any consideration for their pledge of common stock or guarantees. The Quest loan was, in part, a bridge loan until the closing of the private placement on June 20, 2002. Pursuant to the terms of the loan agreement and note, we repaid the $2,500,000 personally guaranteed by Mr. Ballard by July 5, 2002 which extinguished the personal guarantee. The balance of $1,500,000 was paid out from proceeds financing transactions. We used the Quest loan proceeds to fund CBERC and LBERCs start-up and portal building and development costs.

          Pursuant to a December 21, 2001 letter of intent, as amended by a loan agreement on July 22, 2002, we acquired the rights to use and license the following software products owned by Lifelong.com, Inc.: NeuraLab and Blast Off. Pursuant to the terms of the July 22, 2002 loan agreement, we loaned CDN $55,000 to Lifelong.com, Inc. Pursuant to that agreement, if Lifelong did not repay the loan within six months, or there was a default in the payment of interest for more than two months, we would own all rights to the software mentioned above.

          Because Lifelong.com, Inc. required additional capital to complete development of NeuraLab, Orion Capital Incorporated , a company wholly owned by William O.S. Ballard, Chairman of our Board of Directors, advanced an additional CDN$145,000 to Lifelong.com, Inc. on August 20, 2002. In exchange for the advance, Lifelong.com, Inc. agreed to transfer to Orion all of its right title and interest in NeuraLab, subject to the encumbrance of the July 22, 2002 loan agreement which allows us to use and license the software.

          The Lifelong loan agreement was amended and restated as of November 29, 2002 at which time, Lifelong granted us a lien on substantially all of its property and assets through a general security agreement to secure a total of CDN $75,000 in advances made by Orion Capital Incorporated, through us, to that date.

          On December 31, 2002, we assigned the Lifelong loan agreements and general security agreement to Orion while retaining all right, title and interest to the Lifelong software products. On June 6, 2003, in consideration of additional software development services, we entered into a software license agreement with Lifelong, pursuant to which we have a royalty free right to use, copy, reproduce, modify, enhance, sell, distribute, maintain, create derivative works and commercially exploit the Lifelong software and any future developments relating to that software in all countries of the world where Chinese is the predominantly spoken language. Our rights to the software are subject only to the general security agreement held by Orion.


          From time to time, Orion Capital Incorporated has made interest free advances to us to fund our operations. On June 20, 2002, in satisfaction of Orion's advances to that date ($541,332), we issued Orion 541,332 units consisting of two Special Warrants each pursuant to a private placement which closed on that date. Each Special Warrant is convertible, for no additional consideration, into two shares of our common stock and a share warrant to purchase one share of our common stock for $0.75. On or about April 24, 2003, we repaid Orion $250,000 of a total of $890,000 of outstanding advances on that date. On May 4, 2003, we issued Orion 640,000 units consisting of two Special Warrants each in satisfaction of the remaining $640,000 in advances from Orion outstanding on that date. The Special Warrants issued on May 4, 2003 have the same characteristics as the Special Warrants issued on June 20, 2002.

           On July 30, 2002 we sold 1,000,000 shares of common stock and 500,000 attached warrants to Fan Qi Zhang in a private placement for $500,000.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

           We have agreed to indemnify the shareholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

           Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a Director, consultant, Officer, incorporator, employee or agent, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons , we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                            F-34
                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            PAGE

Index to Financial Statements................................................F-1

Independent Auditor's Report.................................................F-2

Audited Consolidated Financial Statements
     for the fiscal years ended June 30, 2002, 2001 and 2000.................F-3

Unaudited Consolidated Financial Statements for the
     nine-month period ended March 31, 2003.................................F-20

                          INDEPENDENT AUDITOR'S REPORT



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
TENGTU INTERNATIONAL CORP.


We have audited the accompanying consolidated balance sheets of Tengtu International Corp. and its subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management.

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                           /s/ Moore Stephens, P.C.
                                           ------------------------
                                           Certified Public Accountants
                                           New York, New York
                                           August 16, 2002,
                                           except for Note 18,
                                           as to which the date is
                                           June 18, 2003

         AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS
                       ENDED JUNE 30, 2002, 2001 AND 2000



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
AS AT JUNE 30
ASSETS                                                                   2002       (RESTATED) 2001
------                                                                   ----       ---------------

CURRENT ASSETS
Cash and cash equivalents                                               914,838       1,026,400
Accounts receivable, net
                                                                           --            16,578
Due from related party                                                2,579,157       6,330,461
Prepaid expenses                                                      1,016,958         500,082
Inventories                                                                --             2,452
 Other receivables                                                       22,197          74,037
                                                                   ------------    ------------
             Total Current Assets                                     4,533,150       7,950,010
                                                                   ------------    ------------
PROPERTY AND EQUIPMENT, net                                             222,460         711,385
                                                                   ------------    ------------
OTHER ASSETS
    Due from Related Party                                            9,906,907            --
Notes receivable                                                         11,881          71,940
Investing in related parties                                          4,590,302            --
Long-term Investment                                                  4,469,600            --
License fees                                                               --           100,000
 Restricted Cash                                                      4,000,000            --
                                                                   ------------    ------------
                                                                     22,978,690         171,940
                                                                   ------------    ------------
TOTAL ASSETS                                                         27,734,300       8,833,335
                                                                   ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                $  1,092,231    $    959,022
   Accrued expenses                                                     301,127         380,684
   Due to related party consultants                                   2,012,522       1,625,026
   Short-term loan                                                    1,883,428          94,150
   Other liabilities                                                    434,644         451,299
                                                                   ------------    ------------
      Total Current Liabilities                                       5,723,952       3,510,181
                                                                   ------------    ------------
OTHER LIABILITIES
   Long-term debt                                                     3,744,800         255,297
   Convertible debentures, net of discount                            1,360,585       1,274,030
                                                                   ------------    ------------
                                                                      5,105,385       1,529,327
                                                                   ------------    ------------

COMMITMENTS [Note 8]

STOCKHOLDERS' EQUITY

   Preferred stock, par value $.01 per share; authorized
      100,000,000 shares; issued -0- shares                                --              --
   Common stock par value $.01 per share; authorized 100,000,000 shares; issued and outstanding
      54,123,189 shares (2001 - 45,089,673)                             541,232         450,897
   Additional paid in capital                                        30,281,736      18,832,469
   Accumulated deficit                                              (13,899,433)    (15,477,541)
   Accumulated other comprehensive income (loss): Cumulative
      translation adjustment                                            (17,788)        (11,214)
                                                                   ------------    ------------
                                                                     16,905,747       3,794,611
   Less:  Treasury stock, at cost, 78,420 common shares                    (784)           (784)
                                                                   ------------    ------------
      Total Stockholders' Equity                                     16,904,963       3,793,827

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           27,734,300       8,833,335
                                                                   ============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.








                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30                               2002           2001             2000
--------------------------                               ----           ----             ----
                                                                      (RESTATED)

SALES                                                 14,255,417      5,566,039        358,026
COST OF SALES                                          5,042,285      3,155,843        506,864
                                                      ----------     ----------     ----------
                                                       9,213,132      2,410,196       (148,838)
                                                      ----------     ----------     ----------
OPERATING EXPENSES
   Research and development                              971,111           --             --
   General and administrative                          2,511,430      2,014,899      1,537,833
   Related party consultants                             865,202        829,772      1,492,813
   Collection Provision                                  444,031        163,684         (8,984)
   Advertising                                            31,885         39,406         28,991
   Selling                                             1,837,924        602,132         74,819
   Depreciation                                           81,741         55,910         58,698
                                                      ----------     ----------     ----------
                                                       6,743,324      3,705,803      3,184,170
                                                      ----------     ----------     ----------
OPERATING INCOME                                       2,469,808     (1,295,607)    (3,333,008)
                                                      ----------     ----------     ----------
OTHER INCOME (EXPENSE)
   Equity earnings (loss) in investee                       --          219,488        (80,147)
   Interest income                                         3,871         13,100         22,641
   Interest expense                                     (254,029)      (176,111)    (1,311,373)
   Other income                                        2,045,902        947,692          2,240
   Other expense                                        (263,352)        (1,731)       (29,837)
                                                      ----------     ----------     ----------
                                                       1,532,392      1,002,438     (1,396,476)
                                                      ----------     ----------     ----------
INCOME (LOSS) BEFORE MINORITY INTERESTS                4,002,200       (293,169)    (4,729,484)
MINORITY INTEREST IN SUBSIDIARIES' - INCOME (LOSS)     2,424,092           --          (28,200)
                                                      ----------     ----------     ----------
NET INCOME (LOSS)                                      1,578,108       (293,169)    (4,701,284)
                                                      ==========     ==========     ==========
WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                                 49,880,494     24,977,353     20,863,271
Common stock equivalents                               2,685,171      1,637,441           --
                                                      ----------     ----------     ----------
Diluted                                               52,565,665     26,614,794     20,863,271
                                                      ==========     ==========     ==========
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                                      0.032         (0.012)        (0.225)


FOR THE YEAR ENDED JUNE 30                               2002           2001             2000
--------------------------                               ----           ----             ----
                                                                      (RESTATED)

Diluted                                                    0.030         (0.012)        (0.225)





The accompanying notes are an integral part of these consolidated financial statements.




       TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS
              OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED
                      JUNE 30, 2002, 2001 (RESTATED), 2000

                                          COMMON STOCK          ADDITIONAL COMPREHENSIVE                  ACCUMULATED OTHER
                                                                 PAID-IN       INCOME        ACCUMULATED    COMPREHENSIVE
                                    SHARES           AMOUNT      CAPITAL       (LOSS)           DEFICIT     INCOME (LOSS)
                                    ------           ------      -------       ------           -------     -------------
Balance - June 30, 1999           19,477,607        194,777     9,402,909                    (10,483,087)      (6,752)
Issuance of common
     stock for cash                  963,000          9,630       166,095          --             --             --
Issuance of common stock
     for promissory notes            330,000          3,300        68,640          --             --             --
Issuance of common
     stock for services            3,120,000         31,200       733,800          --             --             --
Amortization of deferred
     compensation related
     to stock options and
     common stock for services          --             --            --            --             --             --
Issuance of common
     stock options for
     services - at fair value           --             --            --            --             --             --
Paid-in capital related to
     convertible debenture              --             --       1,153,846          --             --             --
Paid-in capital related
     to detachable
     warrant - debenture                --             --         346,154          --             --             --
Other Comprehensive Income:
     Foreign currency
     adjustment                         --             --            --             536           --              536
Comprehensive Income:
     Net Loss                           --             --            --      (4,701,285)    (4,701,285)          --
                                                                           ------------
Comprehensive Income                                                         (4,700,749)
                                  ----------        -------    ----------   ===========     ----------       --------
Balance - June 30, 2000           23,890,607        238,907    11,871,444                  (15,184,372)        (6,216)
                                  ==========        =======    ==========                  ===========       ========

Issuance of common
     stock for services              636,871          6,369       140,144          --             --             --
Loan conversion                    7,301,526         73,015     2,139,400          --             --             --
Issuance of common
     stock for cash               13,260,669        132,606     3,845,592          --             --             --
Paid-in capital related
     to granted options
     & services                         --             --         214,908          --             --             --
Common Shares
To be issued for interest
     expense                            --             --          56,515          --             --             --
Paid-in capital related
     to warrants issued                 --             --         564,466          --             --             --
Other Comprehensive Income:
     Foreign currency
     adjustment                         --             --            --          (4,998)          --           (4,998)
Comprehensive Income:
     Net Income                         --             --            --        (293,169)      (293,169)          --
Comprehensive Income                (298,167)
Balance - June 30, 2001           45,089,673        450,897    18,832,469   (15,477,541)       (11,214)


Issuance of common
     stock for services              360,008          3,600       300,058          --             --             --
Loan conversion                       43,011            430        21,075          --             --             --
Issuance of common stock
     for financing and
     interest expenses               495,000          4,950       242,550          --             --             --
Issuance of common stock
     for cash, net of
     financing expenses            8,060,497         80,605     7,751,995          --             --             --
Issuance of common stock
     for options                      75,000            750        18,000          --             --             --
Common Shares
To be issued for cash
     & options                          --             --       3,058,482          --             --             --
Paid-in capital related
     to service                         --             --          57,107
Foreign currency adjustment             --             --            --          10,781           --           (6,574)
Comprehensive Income:
     Net loss                           --             --            --       1,578,108      1,578,108           --
Comprehensive Income               1,588,889
Balance - June 30, 2002           54,123,189        541,232    30,281,736   (13,899,433)       (17,788)







                                          TREASURY    UNAMORTIZED    STOCKHOLDERS'
                                            STOCK       DEFERRED        EQUITY
                                           AT COST    COMPENSATION    (DEFICIT)
                                           -------    ------------    ---------

Balance - June 30, 1999                      (784)      (182,813)    (1,075,750)
Issuance of common
     stock for cash                          --             --          175,725
Issuance of common stock
     for promissory notes                    --             --           71,940
Issuance of common stock
     for services                            --             --          765,000
Amortization of deferred
     compensation related
     to stock options and
     common stock for services               --          182,813        182,813
Issuance of common stock
     options for services -
     at fair value                           --             --             --
Paid-in capital related to
     convertible debenture                   --             --        1,153,846
Paid-in capital related to
     detachable warrant - debenture          --             --          346,154
Other Comprehensive Income:
     Foreign currency adjustment             --             --              536
Comprehensive Income: Net Loss
Comprehensive Income                         --             --       (4,701,285)
                                       ----------     ------------  -----------
Balance - June 30, 2000                      (784)          --       (3,081,021)
                                       ----------     ------------  -----------

Issuance of common
     stock for services                      --             --          146,513
Loan conversion                              --             --        2,212,415
Issuance of common
     stock for cash                          --             --        3,978,198
Paid-in capital related
     to granted options
     & services                                                         214,908
Common Shares
To be issued for interest
     expense                                 --             --           56,515
Paid-in capital related
     to warrants issued                      --             --          564,466
Other Comprehensive Income:
     Foreign currency
     adjustment                              --             --           (4,998)
Comprehensive Income:
     Net Income                                                        (293,169)
Comprehensive Income
                                       ----------     ------------  -----------
Balance - June 30, 2001                      (784)          --        3,793,827
                                       ==========     ============  ===========

Issuance of common
     stock for services                      --             --          303,658
Loan conversion                              --             --           21,505
Issuance of common stock
     for financing and
     interest expenses                       --             --          247,500
Issuance of common stock
     for cash, net of
     financing expenses                      --             --        7,832,600
Issuance of common stock
     for options                             --             --           18,750
Common Shares
To be issued for cash & options              --             --        3,058,482
Paid-in capital related to service           --             --           57,107
Foreign currency adjustment                  --             --           (6,574)
Comprehensive Income: Net loss                                        1,578,108
Comprehensive Income
                                       ----------     ------------  -----------
Balance - June 30, 2002                      (784)          --       16,904,963
                                       ==========     ============  ===========


The accompanying notes are an integral part of these consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEAR ENDED JUNE 30, 2002, 2001 AND 2000

                                                                                                   2001
                                                                                    2002        (RESTATED)       2000
                                                                                     $              $             $
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                                               1,578,108       (293,169)    (4,701,285)
Adjustments to reconcile net loss to net cash used by operating activities:
         Depreciation and amortization                                            357,512        286,468        266,614
         Provision for (recovery of) bad debt                                        --             --           (8,984)
         Loss on investment at equity                                                --             --           80,147
         Non-cash Gain on Loan forgiveness                                       (236,559)          --             --
         Non-cash financing expenses on shares issued                             187,500         61,259           --
         Non-cash compensation expense on equities issued for services            331,115        926,587        947,813
         Non-cash interest expense - convertible debenture                         86,555         79,695      1,194,334
         Impaired Assets Write Off                                                246,732           --             --
         Changes in operating assets and liabilities:
              Decrease (Increase) in operating assets:
                    Accounts receivable                                            16,578         19,431         22,398
                    Due from related party                                     (6,155,603)    (6,160,337)       138,208
                    Prepaid expenses                                             (516,876)      (496,368)        26,188
                    Inventories                                                     2,452         15,619         16,377
                    Other receivables                                              73,757        (69,448)         7,757
                    Advance to director                                            60,059           --          (30,011)
                    Other assets                                                     --           30,454         28,390
              Increase (Decrease) in operating liabilities:
                    Accounts payable                                              133,209       (731,636)        90,249
                    Accrued expenses                                               28,822        (38,476)        14,384
                    Due to related party consultants                              387,496        270,011        355,477
                    Other liabilities                                             (16,655)       131,252        366,267
                                                                              -----------     ----------     ----------
                           Net Cash Used by Operating Activities               (3,435,798)    (5,967,658)    (1,185,677)
                                                                              -----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
              Investing in Related Parties                                     (4,590,302)          --             --
              Long-Term Investment                                             (4,469,600)          --             --
              Compensating deposit on bank loan                                (4,000,000)          --             --
              Purchase of property and equipment                                  (34,477)        (5,013)       (42,535)
                                                                              -----------     ----------     ----------
                           Net Cash Used by Investing Activities              (13,094,349)        (5,013)       (42,535)
                                                                              -----------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
              Proceeds from Short-term loans                                    1,883,428      2,107,000      1,858,064
              Proceeds from Long-term loans                                     3,744,800           --             --
              Cash paid  on short-term loan                                       (94,150)          --             --
              Cash received for shares and options issued                      10,891,082      3,978,200        175,725
                                                                              -----------     ----------     ----------
              Net Cash Provided by Financing Activities                        16,425,160      6,085,200      2,033,789
                                                                              -----------     ----------     ----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            (6,575)        (5,220)        (2,038)
                                                                              -----------     ----------     ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (111,561)       107,308        803,539
                                                                              -----------     ----------     ----------
CASH AND CASH EQUIVALENTS, beginning of the period                              1,026,400        919,091        115,552
CASH AND CASH EQUIVALENTS, end of the period                                      914,838      1,026,400        919,091
                                                                              ===========     ==========     ==========

                          NOTES TO FINANCIAL STATEMENTS


The accompanying notes are an integral part of these consolidated financial statements.


1.         THE COMPANY

Tengtu International Corp. (the "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries , are the development and marketing of e-educational system software and sourcing and distribution of e-education course content in China.

2.         SIGNIFICANT ACCOUNTING POLICIES

a)         PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

Tengtu's business is focused on China through a joint venture entity, Tengtu United China ("TUC"), in which Tengtu has a 57% equity interest. According to the terms of the joint venture agreement, Tengtu is allocated 57% and Beijing Tengtu Culture and Education Electronics Co., Ltd. ("Tengtu China"), its joint venture partner, 43% of the profits of TUC. Tengtu, however, is entitled to 100% of any distributed profits of TUC until all of Tengtu's capital contributions are repaid. Thereafter, Tengtu would be entitled to 57% of the distributed profits and Tengtu China would be entitled to 43%. Tengtu is also responsible for 100% of the losses incurred by the joint venture entity. Tengtu China acts as agent for TUC through a series of agreements which sets out the nature of this agency relationship. Many of TUC's material contracts are in the name of Tengtu China, as are virtually all of the assets utilized to operate TUC. Although Tengtu and its joint venture entity do not directly own or operate any of the material assets, nor are they a party to many of the material contracts, TUC retains beneficial interest in and control over the material assets and material contracts by virtue of its agency relationship with Tengtu China. As a result of the control and its majority equity interest in the joint venture, Tengtu consolidates its financial statements with TUC.

The Company contributed capital of $20,430,000 to TUC, in which Tengtu China has a 43% equity interest. No portion of the $20,430,000 has been allocated to the minority as the joint venture agreement assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interest that is in excess of the minority's interest in the equity capital of the joint venture, including any guarantees or commitments from minority shareholder for further capital contributions.

In the case of TUC, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to TUC that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

b)         USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2002 and 2001, and reported amounts of revenues and expenses during each of the three fiscal years ended June 30, 2002. Actual results could differ from those estimates.

c)         REVENUE RECOGNITION

Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted customers and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

Revenue from software license fees is recognized on a straight-line basis over the term of the license.

Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within two weeks of delivery.

The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

d)         LONG-LIVED ASSETS

Long-lived assets are accounted for in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement requires that long-lived assets to be disposed of other than by sale be considered held and used until they are disposed of. SFAS No. 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amounts or fair value less cost to sell and to cease depreciation (amortization). SFAS No. 144 requires a probability-weighted cash flow estimation approach in situations where alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range of possible future cash flow amounts are estimated.

Additionally, goodwill will no longer be required to be allocated to long-lived assets to be tested for impairment.
Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets.

e)         CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at June 30, 2002 and 2001.

f)         INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

g)         INCOME/LOSS PER SHARE

Income or loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2001 and 2000, loss per share does not give effect to the exercise of these common stock equivalents in that year, but they are dilutive for the year ended June 30, 2002.

h)         ADVERTISING EXPENSE

The Company expenses advertising costs as incurred.

i)         FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

The functional currency of the Company's subsidiary and joint venture in China is the Chinese renminbi ("RMB"). The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary used the Hong Kong dollar as its functional currency until the subsidiary was dissolved during the year ended June 30, 2002. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and, therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

j)         ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

k)         STOCK-BASED COMPENSATION

On July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

l)         SOFTWARE COSTS

Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized under the straight-line method over the lesser of five years or the useful life of the related product.

m)         LONG TERM INVESTMENT

Tengtu China is entering into a joint venture, the China Broadband Education Resource Center ("CBERC"), with a division of the Chinese Ministry of Education on behalf of TUC. CBERC is established for the transmission of various educational tools to individual schools for an annual fee. This joint venture is expected to be formed in October 2002.

Tengtu China is also forming joint ventures with various Chinese Provinces on behalf of TUC. One of these has already been formed in Shanxii and three others are in the process of being organized. Each of these joint ventures is a Local Broadband Education Resource Center ("LBERC"). They will connect to CBERC and will contain their own educational and other materials mandated by the Provinces. This content will also be transmitted to individual schools for an annual fee.

The Company, through TUC, has advanced $4,469,600 for the formation of CBERC and the LBERCs. For CBERC and the Shanxii LBERC, Tengtu China is the majority owner and it is anticipated that it will be the majority owner of every LBERC to be formed. Neither CBERC nor the Shanxii LBERC had material operations during the year ended June 30, 2002, and the account balance represents the total funds advanced. The particular nature of the Company's investment in these joint ventures has not been determined. When that has been established, the Company will decide whether to consolidate the entities or treat them on the equity basis.

3.         PROPERTY AND EQUIPMENT

Property and equipment is comprised as follows:

                                                               JUNE 30,
                                                          2002        2001
                                                           $            $

           Computer hardware                             59,778        134,075
           Computer software                                  0          9,975
           Furniture and fixtures                         8,755         45,650
           Automobiles                                  206,553        206,553
           Office equipment                              67,198        109,489
           Idle equipment                                     -         73,305
           Production equipment                       1,052,868      1,283,276
                                                     ----------     ----------

           Total at Cost                              1,395,152      1,862,323
           Less: accumulated depreciation            (1,172,692)    (1,150,938)
                                                     ----------     ----------
           Net Property and Equipment                   222,460        711,385
                                                     ==========     ==========

Depreciation charged to operations for the years ended June 30, 2002, 2001 and 2000 was $357,512, $261,471 and $266,614, respectively, of which $248,072,
$192,342 and $207,916 was included in cost of sales for the years ended June 30, 2002, 2001 and 2000, respectively.


4.         LICENSE FEES

On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's website product and service to the Company's customers. The cost of the agreement of $125,000 was to be amortized on a straight-line basis over five years. During the year ended June 30, 2002, this license was determined to have no remaining value, and the balance of the asset was amortized immediately. Amortization for the years ended June 30, 2002 and 2001 was $100,000 and $25,000, respectively. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

5.         SHORT TERM DEBT

On June 6, 2002 the Company received a bridge loan of $4,000,000 from Quest. The loan is due on November 30, 2002 and earns interest at 12% annually, compounded monthly. The loan is collateralized by a security interest in all of the Company's property and a pledge of 10,015,812 of the Company's common stock owned by Orion Capital Incorporated ("Orion"), the Company's largest shareholder. Orion has also guaranteed the loan, and Mr. William Ballard, Orion's beneficial owner and the Chairman of the Company's Executive Committee, has guaranteed the payment of $2,500,000 due on before July 5, 2002. This payment was paid by July 5, 2002, relieving Mr. Ballard of his guarantee. The balance of the loan at June 30, 2002 was $1,749,200.

Orion has advanced $134,228 to the Company for working capital purposes. The advance is due on demand and interest free.

6.         LONG TERM DEBT

On December 23, 1999, the Company received cash of $l,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of the Company's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 7% and 9% at June 30, 2002 and 2001, respectively).

The Debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's Common Stock at the then existing market price minus twenty percent.

The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's Common Stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant, the Company and the holder entered into an Investor Rights Agreement which provides that on or before June 15, 2000, the holder may purchase additional convertible debentures for up to $3.5 million and receive additional warrants on substantially the same terms. The holder did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

Because no portion of the price paid by the holder was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to the holder, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million). The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full-adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

A group of private investors, in July 1999, advanced approximately $250,000 to Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002. Edsoft Platforms (Canada), Inc. ceased operations during the year ended June 30, 2002 and on May 15, 2002, the Company agreed to issue 43,011 shares of common stock in payment of the loan and recorded a $ 236,559 gain on the forgiveness of debt.

On June 26, 2002, the Company borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank (of China). This line of credit bears interest at 5.58% and is payable in full on June 26, 2007. This line of credit is fully secured by $4,000,000 in restricted US dollar denominated deposits at the Min Sheng Bank.

Annual maturities of the long-term debt are as follows:

                       Year Ending                      $
                         June 30,
                           2003                             -
                           2004                     1,500,000
                           2005                             -
                           2006                             -
                           2007                     3,745,000
                                                    ---------
                                                    5,245,000
                                                    =========

7.         INCOME TAXES

For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

The Company has accumulated approximately $15,981,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2006 to 2022.

Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended. As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2002, 2001 and 2000, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $5,274,000 at June 30, 2002 and $3,698,000 at June 30, 2001 due principally to net operating losses. A valuation allowance of an identical amount has been recorded, as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,576,000 and $619,500 during the years ended June 30, 2002 and 2001, respectively. The Company's Hong Kong subsidiary had recorded a deferred tax asset of approximately $73,500 at June 30, 2001 that was totally offset by a valuation allowance due to the uncertainty of realization. The tax asset and related valuation allowance of the Company's Hong Kong subsidiary were written off during the year ended June 30, 2002 when all operations ceased and the subsidiary was dissolved.

TUC has an income tax "holiday" for its first profitable and four subsequent years as computed on a Chinese Tax basis, which is a hybridized cash basis of accounting. This holiday reduces income taxes by 100% for years one and two, and by 50% for years three through five. The Company has not accrued any tax assets, liabilities or expenses due to the tax holiday. Chinese tax law allows the carry-forward of operating losses for up to five years, but no tax assets for prior operating losses has been recorded due to the tax holiday.

The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

8.         CONCENTRATION OF CREDIT RISK

The Company operates through subsidiaries located principally in Beijing and Hong Kong, China and an administrative office in Toronto, Canada. The Company grants credit to its customers in these geographic regions.

The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

For non-related party accounts receivable, the Company established an allowance for doubtful accounts at June 30, 2002 and 2001 of $0 and $200,097, respectively. For related party accounts receivable, an allowance of $607,715 and $163,684 at June 30, 2002 and 2001, respectively, has been established (see Notes 11 and 17). The Company believes any credit risk beyond this amount would be negligible.

At June 30, 2002 and 2001, the Company had approximately $4,923,800 and $1,016,700 of cash in banks over insurance limits, respectively. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk. For the fiscal year ended June 30, 2002 and 2001, approximately 99% and 93% of sales were generated through the contract (and successors to the contract) contributed to TUC (see Note 2a), respectively. The customers for all sales created by the contributed contract and its successors are the schools governed by the Chinese Ministry of Education. Receivables related to these sales transactions are grouped together with due from related party. For the fiscal year ended June 30, 2000, no customer accounted for more than 10% of total sales.

9.         COMMITMENTS AND CONTINGENCIES

a) The Company has entered into operating leases for office space, on a month-to-month basis. There are no minimum rental payments on these leases.

           Rent expense for the years ended June 30, 2002, 2001 and 2000 has been charged as follows:

                                               YEAR ENDED JUNE 30,

                                         2002            2001           2000
                                          $               $               $
General and administrative expense      66,409          94,207         62,671
Selling expense                        142,860          69,747          6,281
Cost of sales                           94,858          35,433         33,945
                                       -------         -------        -------
Total rent expense                     304,127         199,387        102,897
                                       =======         =======        =======

The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                               Year Ending                          $
                                 June 30,
                                   2003                          128,400
                                   2004                          128,400
                                   2005                           42,800
                                                                 -------
                                                                 299,600
                                                                 =======



b) The Company is committed to begin making deferred compensation payments to its related party consultants upon the completion of its next major financing transaction. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

c)         The Company is party to litigation in the normal course of business.
           In management's opinion, the litigation will not materially affect the Company's financial position, results of operation or cash flows.

d) The Company is committed to fund CBERC and the three LBERCs being formed as follows: 1) CBERC - RMB 30 million (approximately $3,624,000) within twelve months after the establishment of CBERC and RMB 20 million (approximately $2,416,000) within eighteen months after the establishment of CBERC; 2) LBERCs - RMB 20 million (approximately $2,416,000) was due on December 31, 2001 and RMB 40 million (approximately $4,832,000) with no definitive due date. The total commitment is RMB 110 million (approximately $13,288,000).

10.        FOREIGN OPERATIONS

The Company operates principally in China and Canada, and previously operated in Hong Kong. Following is a summary of information by area for the years ended June 30, 2002 and 2001. For the year ended June 30, 2000, the Company had minimal sales and incurred principally administrative expenses.

           NET SALES TO UNAFFILIATED CUSTOMERS:      2002            2001
                                                    ($000)          ($000)
                      China                          14,255          5,347
                      Canada                              0              0
                      Hong Kong                           0            219
                                                    -------        -------
                                                     14,255          5,566
                                                    =======        =======
           Income (loss) from operations:
                      China                           3,842          1,356
                      Canada                                             0
                      Hong Kong                           0           (108)
           Other income                               2,046            865
           General corporate expenses                (4,310)        (2,406)
                                                    -------        -------
           Net income (loss) as reported              1,578           (293)
                                                    =======        =======
           in the accompanying statements
           Identifiable assets:
                      China                          26,495          7,508
                      Hong Kong                           0             27
           General corporate assets                   1,239          1,298
                                                    -------        -------
           Total assets as reported                  27,734          8,833
           in the accompanying balance sheet        =======        =======

           There were no inter-area sales in fiscal 2002 and 2001. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayments. Sales are attributed to areas based on location of customers.


11.        RELATED PARTY TRANSACTIONS

As explained in Note 2a, the operations of the joint venture during the years ended June 30, 2002 and 2001 were carried out by its agent and joint venture partner, Tengtu China. At June 30, 2002 and 2001, TUC has a balance due from Tengtu China of approximately $12,288,300 and $6,201,300, respectively. The receivables represent funds collected or to be collected from customers of TUC by Tengtu China in its capacity as agent operating the business of TUC. As explained in Note 8, the principal customer is the Chinese Ministry of Education. These amounts are net of an allowance for doubtful accounts of $607,715 and $163,684 at June 30, 2002 and 2001, respectively (see Notes 8 and
17). The minority interest allocated to Tengtu China of $2,424,092 and $0 at June 30, 2002 and 2001, respectively, also offsets this receivable.

During fiscal 2002, 2001 and 2000, respectively, the Company incurred consulting and related expenses of approximately $857,000, $800,000 and $1,493,000 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred for the year ended June 30, 2000. $356,192 and $375,504 were paid for the years ended June 30, 2002 and 2001, respectively.

Of the total expenses incurred, approximately $250,000 in 2002, $84,700 in 2001 and $182,800 in 2000 represent the value of common shares issued for services to Officers, shareholders or companies controlled by shareholders. The Officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and was amortized over the three year term of each agreement.

In October 1999, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for the Company or any Company subsidiary that is 50% or more owned by the Company.

On September 9, 1999 a Company director loaned $100,000 to the Company. The loan bore interest at 6% per annum and was due in twelve months. The loan was convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. Another Director of the Company guaranteed the loan. At the date of the loan, the Company's common stock was trading at $.25 per share; therefore the loan did not contain a beneficial conversion feature. This loan was converted to 285,714 shares in October 2000.

12.        EQUITY LINE

On October 25, 2000, the Company entered into an investment agreement with Swartz Private Equity L.L.C. ("Swartz") (the "Investment Agreement"). The Investment Agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The SEC declared the Company's registration statement on Form S-1 effective during the quarter ended December 31, 2000. The investment Agreement defines each issuance and sale as a "Put." Under the Investment Agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to Swartz in a Put. For each share of common stock, Swartz will pay the Company the lesser of:

           - the "market price" for each share, minus $.075; or - 92% of the "market price" for each share.

The "market price" is the lowest bid price during the 20-day period preceding a Put.

Each time the Company sells shares of its common stock to Swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the Put. Each warrant will be exercisable at 110% of the market price for the applicable Put.

As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at prices determined by a formula until October 25, 2005. The warrant was valued using the Black-Scholes option valuation model. The charge to operations for the years ended June 30, 2002 and 2001 was approximately $186,200 and $93,100, respectively.

On August 28, 2001, the Company notified Swartz that the agreements and warrants issued to Swartz are void and unenforceable. On September 12, 2001, the Company was served a complaint filed by Swartz in state court in Fulton County, Georgia. In October 2001, the Company made a motion to dismiss the suit which is still pending . At that time the Company reversed the unamortized portion of prepaid expense of approximately $418,900 against paid-in capital (See Notes 9c and 18).

13.        STOCK OPTIONS AND WARRANTS

The Company has established two stock option plans for its employees, consultants and directors totaling 5,000,000 common shares. The maximum number of shares granted to any individual under the plans is 300,000. For the year ended June 30, 2000, certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

On August 1, 1999 the Company entered into a one-year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 shares of the Company's common stock. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:

                                                                                      WEIGHTED
                                                                                       AVERAGE
           CONTRACTUAL LIFE    OUTSTANDING AT               EXERCISE PRICE AT      CONTRACTUAL LIFE
                (YEAR)          JUNE 30, 2002       %        JUNE 30, 2002             (YEAR)
Options           10              1,760,000       10.84%          0.218                  1.08
Options            5                 75,000        0.46%          0.250                  0.02
Options            5                165,542        1.02%          0.285                  0.05
Options            5                216,817        1.34%          0.670                  0.07
Options           10                114,196        0.70%          0.191                  0.07
Warrants           3              1,500,000        9.24%          4.000                  0.28
Warrants           5                 50,000        0.31%          0.750                  0.02
Warrants           5                 50,000        0.31%          1.500                  0.02
Warrants           5                 50,000        0.31%          3.000                  0.02
Warrants           5                 46,800        0.29%          0.220                  0.01
Warrants           5              1,100,000        6.77%          0.285                  0.34
Options            5                120,000        0.74%          1.350                  0.04
Warrants           1                966,667        5.95%          1.200                  0.06
Warrants           1              9,823,996       60.50%          0.750                  0.60
Options            5                 49,027        0.30%          0.760                  0.02
Warrants           1                 75,000        0.46%          1.000                  0.00
Warrants           1                 75,000        0.46%          1.500                  0.00
                                 ----------                                             -----
Total                            16,238,045                                              2.70
                                 ==========                                             =====



On September 15 and December 21, 2000, the Company granted non-transferable options to its legal counsel to purchase 150,000 and 100,000 shares, respectively, of common stock at the market price of the stock at the dates of the grant. The options are valued using the Black-Scholes option pricing model and resulted in a charge to operations of approximately $152,500.

The agreements covering these options contain anti-dilution provisions to adjust the number of options and the exercise prices for various changes, as defined in the agreements, of the common shares of the Company. Had the Company elected to recognize compensation expense for all options granted to employees using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below]:

                                                 YEAR ENDED JUNE 30,
                                        2002          2001              2000
                                          $            $                 $
Net Income (Loss) as Reported         1,578,108     (293,169)       (4,701,285)
Pro Forma Net Loss                        -            -                 -
Loss Per Share as Reported                -            -                 -
Pro Forma Loss Per Share                  -            -                 -

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

14.        FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair values of long-term debt and long-term notes receivable were determined based on current rates at which the Company could borrow or advance funds with similar remaining maturities, which amount approximates its carrying value.

15.        STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

On May 15, 2002, the Company agreed to issue 43,011 shares of its common stock to a non-U.S. investor for the forgiveness of indebtedness in connection with the winding down of the business Edsoft Platforms (Canada), Inc. (see Note 6). On May 22, 2002, the Company entered into an agreement with a former consultant pursuant to which 250,000 shares of common stock were issued in settlement of, among other things, consulting services.

For the years ended June 30, 2002, 2001 and 2000, the Company issued shares of common stock or common stock equivalents in lieu of cash payments for services rendered. The value of such services was $331,115, $925,887 and $765,000 respectively. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the Company.

For the year ended June 30, 2001, the Company issued 285,714 shares of common stock through the conversion of a $100,000 loan from a Director. During that same year, the Company received $3,107,000 in loan proceeds. The loans with accrued interest, totaling $3,168,259, were converted to 10,537,529 shares of common stock during the year.

                                                   JUNE 30,
                                   2002             2001             2000
                                     $                $                $
Interest Paid                     150,654          158,824             -
Income Tax Paid                      -                -                -

16.        AUTHORITATIVE PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement is effective for fiscal years beginning after December 15, 2001. This supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of," while retaining many of the requirements of such statement. Implementation of this pronouncement did not have a material effect on the financial statements of the Company. The Company has adopted this statement for the current year (see note 2d).

In June 2002, the FASB issued SFAS No. 146, "Accounting for the Cost Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting standards, and the Company will adopt it for the fiscal year ending June 30, 2003. The statement requires that the liability associated with exit or disposal costs be recognized when the liability is incurred, rather than at the date of commitment to an exit plan, as required by the previous standards. Under SFAS No. 146, the liability is initially recorded at fair value. Currently the Company does not believe that SFAS NO. 146 will have a material impact on its financial position or results of operations.

17.        ALLOWANCE FOR BAD DEBTS

 FOR THE YEAR     BALANCE -   CHARGED TO   CHARGED TO                  BALANCE -
ENDED JUNE 30,    BEGINNING     EXPENSE   OTHER ACCOUNTS   DEDUCTIONS   ENDING

    2002          $200,097        $ -         $ -           $200,097     $ -
    2001          $200,097        $ -         $ -             $ -
    2000          $209,081     $ (8,984)      $ -             $ -      $200,097

ALSO SEE NOTES 8 AND 11


18.        SUBSEQUENT EVENTS

On September 30, 2002, the Company's motion to dismiss Swartz's complaint was denied (see Note 12). Counsel has advised the Company that the dismissal may validate the warrant held by Swartz; however, there is no determination at this point as to the likelihood of Swartz prevailing on the balance of its complaint. Due to the dismissal, the Company reinstated the unamortized portion of the prepaid expense that had been reversed against paid-in capital and amortized this as if the prepaid expense were outstanding for the entire year. This action was settled on June 10, 2003. The Company will pay Swartz $400,000 in monthly $40,000 installments, beginning July 1, 2003. On that date, the Company will also give Swartz 500,000 shares of its common stock and the investment agreement with Swartz will be terminated (See Note 12).

From July 1, 2002 through May 1, 2003, the Company raised capital of approximately $2,708,000, net of commissions approximately $47,500, through the sale of Units at $1 per Unit. Each Unit consists of two Special Warrants. Each Special Warrant is exercisable, for no additional consideration, into one share of the Company's common stock and one half of one share purchase warrant ("Share Purchase Warrant"). Each Share Purchase Warrant entitles the Holder to acquire one share of the Company's common stock at a price of $.75 per share.

In March and April 2003, the Company was names as a defendant in two suits. The first was bought by a company that provided consulting services to the Company from March 1997 to June 2001. The company was owned by a former Director and President of the Company. The suit alleges breach of contract and damages totaling approximately $9,000,000. The second suit was brought by a former employee alleging wrongful dismissal; the claim is for approximately $65,000.

Both suits are in the preliminary stage. The Company intends to contest each suit vigorously and cannot at this time estimate the monetary effects of any potential negative outcome.

On May 8, 2003 the Company announced that Tengtu China had signed six new contracts on behalf of Tengtu United for sales of $2,600,000 of Tengtu United products.

19.        EQUITY INVESTMENT

The Company owns approximately 32% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The Company wrote-off this investment in December of 2001. The following is summarized financial information of Iconix as of June 30, 2001 and 2000 and for each of the fiscal years then ended.

                                                   2001            2000
                                                    $                $
Current assets                                     44,790           70,000
Non current assets                                353,274          206,473
Current liabilities                                26,692          221,656
Non current liabilities                           353,274                -
Net sales                                         147,939          613,082
Gross profit                                      148,527          262,087
Income (loss) from continuing operations         (664,210)        (602,845)
Net Income (loss)                               1,264,086         (602,845)

20.        OTHER INCOME


Edsoft Platforms (Canada), Inc. ceased operations during the year ended June 30, 2002 and on May 15, 2002, the Company reached a settlement with certain creditors of Edsoft Platforms (Canada), Inc. and recorded a $236,559 gain on the forgiveness of debt (See Note 6).

Other Income also included VAT tax credits of $1,752,309 and $314,718 for the years ended June 30, 2002 and 2001, respectively. For the year ended June 30, 2001, the Company settled a lawsuit with a landlord, resulting in the reduction of a liability of $527,603.

21.        RESTATEMENT

The Company determined that VAT tax payable had erroneously been posted to sales, and that a VAT tax surcharge and VAT tax recoverable had not been recorded for the year ended June 30, 2001. The Company has also reclassified a receivable for a VAT tax refund from Other Receivable to Due from Related Party. The impact of the restatement is summarized below.

                                 AS FILED      RESTATEMENT ITEMS     RESTATED

Sales                           $6,213,450       $(647,411)         $5,566,039
Cost of Sales                    3,091,102          64,741           3,155,843
Gross Profit                     3,122,348        (712,152)          2,410,196
Other Income                       632,974         317,718             947,692
Net Income/(Loss)                  104,266        (397,435)           (293,169)
Due from Related Party           6,462,887        (132,426)          6,330,461
Other Receivable                   339,044        (265,007)             74,037
Accumulated Deficit             15,080,108         397,433          15,477,541
Earnings/Loss Per Share:
Basic                              $0.004          $(0.016)           $(0.012)
Diluted                            $0.004          $(0.016)           $(0.012)


                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE NINE-MONTH PERIOD ENDED MARCH 31, 2003

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                               (UNAUDITED)
                                                                 AS AT           AS AT
                                                            MARCH 31, 2003  JUNE 30, 2002
ASSETS
CURRENT ASSETS
           Cash and cash equivalents                         $    416,946    $    914,838
           Due from related party                               3,044,483       2,579,157
           Prepaid expenses                                       839,012       1,016,958
           Other receivables                                      211,784          22,197
                                                             ------------    ------------
                     Total Current Assets                       4,512,225       4,533,150
PROPERTY AND EQUIPMENT, net                                       131,006         222,460
                                                             ------------    ------------
OTHER ASSETS
           Due from related party                               9,906,907       9,906,907
           Notes Receivable                                        11,881          11,881
           Investing in related parties                         4,590,302       4,590,302
           Long-term Investment                                 4,409,546       4,469,600
           Restricted cash                                      4,000,000       4,000,000
                                                             ------------    ------------
                                                               22,918,636      22,978,690
                                                             ------------    ------------
TOTAL ASSETS                                                 $ 27,561,867    $ 27,734,300
                                                             ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
           Accounts payable                                  $    905,368    $  1,092,231
           Accrued expenses                                           526         301,127
           Due to related party consultants                     1,837,202       2,012,522
           Short-term loan (include convertible debenture)      2,319,596       1,883,428
           Other liabilities                                      430,849         434,644
                                                             ------------    ------------
           Total Current Liabilities                            5,493,541       5,723,952
                                                             ------------    ------------
OTHER LIABILITIES
Long-term debt                                                  3,744,800       3,744,800
Convertible debentures, net of discount                                 0       1,360,585
                                                             ------------    ------------
           Total Long-term Liabilities                          3,744,800       5,105,385
                                                             ------------    ------------

STOCKHOLDERS' EQUITY
           Preferred stock, par value $.01 per share;
               authorized 10,000,000                                    0               0
                                                             ------------    ------------
               shares; issued -0- shares
           Common  stock par value $.01 per share;
               authorized 100,000,000                             578,482         541,232
               shares; issued and outstanding
               57,848,193 shares (2002 - 54,123,189)
           Additional paid in capital                          33,441,060      30,281,736
           Accumulated deficit                                (15,677,733)    (13,899,433)
           Accumulated other comprehensive income (loss):         (17,499)        (17,788)
                                                             ------------    ------------
               Cumulative translation adjustment
                                                               18,374,310      16,905,747
Less:  Treasury stock, at cost, 78,420 common shares                 (784)           (784)
                                                             ------------    ------------
           Total Stockholders' Equity                          18,323,526      16,904,963
                                                             ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 27,561,867    $ 27,734,300
                                                             ============    ============


The accompanying notes are an integral part of the unaudited consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME


                                                    (UNAUDITED)     (UNAUDITED)
                                                    NINE MONTHS     NINE MONTHS
                                                       ENDED           ENDED
                                                  MARCH 31, 2003  MARCH 31, 2002

SALES                                              $  3,156,270    $ 10,295,927
COST OF SALES                                         1,970,470       3,687,800
                                                   ------------    ------------
GROSS PROFIT                                          1,185,800       6,608,127
OPERATING EXPENSES
Research and development                                      0         471,111
General and administrative                            1,714,804       2,050,333
Related party consultants                               306,711         687,531
Collection provision                                     95,332         338,067
Advertising                                              13,267               0
Selling                                               1,076,295       1,396,471
Depreciation                                             44,004         560,612
                                                   ------------    ------------
TOTAL OPERATING EXPENSES                              3,250,413       5,504,125
OPERATING INCOME (LOSS)                              (2,064,613)      1,104,002
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
Equity earnings (loss) in investee                      (60,054)              0
Interest income                                         188,772           3,638
Interest expense                                       (369,303)       (193,746)
Other income                                            526,898       1,366,608
Other expense                                                 0         (44,145)
                                                   ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                            286,313       1,132,355
INCOME (LOSS) BEFORE TAX AND MINORITY INTERESTS      (1,778,300)      2,236,357
INCOME TAX
INCOME (LOSS) BEFORE MINORITY INTERESTS              (1,778,300)      2,236,357
MINORITY INTERESTS IN SUBSIDIARYS'-INCOME                     0       1,329,006
                                                   ------------    ------------
NET INCOME (LOSS)                                    (1,778,300)        907,351
OTHER COMPREHENSIVE INCOME(LOSS), NET OF TAX:
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS                    289         (17,356)
                                                   ------------    ------------
COMPREHENSIVE INCOME                               $ (1,778,011)   $    889,995
                                                   ============    ============
WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                                52,121,619      48,636,028
Common stock equivalents                                      0       2,249,495
                                                   ------------    ------------
Diluted                                              52,121,619      50,885,523
                                                   ============    ============
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                              $     (0.034)   $      0.019
Diluted                                            $     (0.034)   $      0.018


The accompanying notes are an integral part of the unaudited consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                     (UNAUDITED)    (UNAUDITED)
                                                    THREE MONTHS    THREE MONTHS
                                                        ENDED          ENDED
                                                   MARCH 31, 2003  MARCH 31, 2002

SALES                                              $  1,913,585    $  2,993,603
COST OF SALES                                         1,116,395         824,477
GROSS PROFIT                                       ------------    ------------
                                                        797,190       2,169,126
OPERATING EXPENSES
           Research and development                           0          93,125
           General and administrative                   536,563         717,516
           Related party consultants                    103,440         273,385
           Collection provision                          73,331          95,140
           Advertising                                    1,489               0
           Selling                                      279,805         344,741
           Depreciation                                  12,842         265,587
                                                   ------------    ------------
TOTAL OPERATING EXPENSES                              1,007,470       1,789,494
OPERATING INCOME (LOSS)                                (210,280)        379,632
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
           Equity earnings (loss) in investee           (43,576)              0
           Interest income                               62,863             297
           Interest expense                            (101,999)        (66,772)
           Other income                                 355,215         405,228
           Other expense                                      0          25,331
                                                   ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                            272,503         364,084
INCOME BEFORE TAX AND MINORITY INTERESTS                 62,223         743,716
INCOME TAX
INCOME BEFORE MINORITY INTERESTS                         62,223         743,716
MINORITY INTERESTS IN SUBSIDIARYS'-INCOME                     0        (693,162)
                                                   ------------    ------------
NET INCOME                                               62,223          50,554
OTHER COMPREHENSIVE INCOME(LOSS), NET OF TAX:
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS                      0          (7,130)
                                                   ------------    ------------
COMPREHENSIVE INCOME                               $     62,223    $     43,424
                                                   ============    ============
WEIGHTED AVERAGE NUMBER OF SHARES:
Basic                                                53,436,165      53,134,369
Common stock equivalents                              2,421,656       1,912,574
                                                   ------------    ------------
Diluted                                              55,857,821      55,046,943
                                                   ============    ============
EARNINGS (LOSS) PER COMMON SHARE:
Basic                                              $      0.001    $      0.001
Diluted                                            $      0.001    $      0.001



 The accompanying notes are an integral part of the unaudited consolidated financial statements.





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    (UNAUDITED)    (UNAUDITED)
                                                                    NINE MONTHS    NINE MONTHS
                                                                       ENDED          ENDED
                                                                  MARCH 31, 2003  MARCH 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                                  $(1,778,300)   $   907,351
           Adjustments to reconcile net
               loss to net cash used by
               operating activities:
             Depreciation and amortization                              91,453        560,612
             Loss on investment at equity                               60,054              0
             Noncash compensation expense on
               equities issued for services                             50,835        287,250
             Noncash interest expense -
               convertible debenture                                    69,905         64,513
             Impaired assets written off                                 2,662              0
Changes in operating assets and liabilities:
 Decrease (Increase) in operating assets:
           Accounts receivable                                               0         16,578
           Due from related party                                     (465,326)    (4,940,630)
           Prepaid expenses                                            177,947       (573,904)
           Inventories                                                       0          2,452
           Other receivables                                          (189,587)        74,037
           Other assets                                                      0         60,058
Increase (Decrease) in operating liabilities:
           Accounts payable                                           (186,864)       146,325
           Accrued expenses                                           (300,601)       667,054
           Due to related party consultants                           (175,319)       448,832
           Other liabilities                                            (3,795)      (284,702)
                                                                   -----------    -----------
                     Net Cash Used by Operating Activities          (2,646,936)    (2,564,174)
                                                                   ===========    ===========
CASH FLOWS FROM INVESTING ACTIVITIES
           Purchase of property and equipment                                0        (34,447)
           Due from related party                                            0     (5,940,000)
                                                                   -----------    -----------
                     Net Cash Used by Investing Activities                   0     (5,974,447)
                                                                   -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
           Proceeds from short-term loans                              753,716              0
           Cash paid on short-term loan                             (1,749,200)             0
           Cash received for shares, options and warrants issued     3,144,238      7,769,032
                                                                   -----------    -----------
                     Net Cash Provided by Financing Activities       2,148,755      7,769,032
                                                                   -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    290        (22,078)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      (497,892)      (791,667)
CASH AND CASH EQUIVALENTS, beginning of the period                     914,838      1,026,400
CASH AND CASH EQUIVALENTS, end of the period                           416,946        234,733
                                                                   ===========    ===========

Supplemental disclosures of cash flows information and noncash investing and financing activities: For the nine month ended March 31, 2003, the Company paid cash for interest expenses of $299,380. Noncash compensation expense on equities issued for services was $50,835.

 The accompanying notes are an integral part of the unaudited consolidated financial statements.

NOTES

BASIS OF PRESENTATION

           The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to fairly present the interim financial information have been included. Results for the three months ended March 31, 2003 and nine months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2003. For further information, refer to the consolidated financial statements and notes thereto included in Tengtu International Corp. and Subsidiary's annual financial statements for the fiscal year ended June 30, 2002 contained elsewhere in this prospectus.

1.         THE COMPANY

(a)        GENERAL

           Tengtu International Corp. (the "Company") is a provider of distance learning and e-education solutions, training and methodologies, in support of China's goals to modernize its K-12 education system. Substantially all these activities are carried out through the company's subsidiary, Beijing Tengtu United Electronics Development Co., Ltd. ("TUC" or Tengtu United) a joint venture. The Company has an equity interest in TUC of 57%, and its joint venture partner, Tengtu China, owns the remaining 43%.

           Tengtu China entered into a joint venture with a division of the Chinese Ministry of Education, on behalf of TUC, for the creation of the China Broadband Education Resource Center ("CBERC"), CBERC was established in January 2003 for the transmission of various educational content and tools to schools for an annual fee.

           Tengtu China is also forming joint ventures with various Chinese provinces on behalf of TUC. One of these has already been formed in Shaanxi and three others are in the process of being organized. Each of these joint ventures is a local Broadband Education Resource Center ("LBERC"). They will connect to CBERC and will contain their own educational and other materials mandated by the provinces. This content will also be transmitted to individual schools for an annual fee.

           Although TUC's equity interest in each of the joint ventures is over 50%, it does not control the joint ventures due to participating rights exercised by the minority interest holders in the management of the joint ventures. The investments, therefore, are accounted for using the equity method of accounting as TUC has the ability to exercise significant influence, but not control, over the investees.

           The Company, through Tengtu United, has advanced $4,469,000 for the formation of CBERC and the LBERCs. CBERC was officially established in January 2003, but there were no operations for the three months ended March 31, 2003, and therefore, no equity earnings or losses were recorded. For the three months ended March 31, 2003, Shaanxi LBERC had limited operations which resulted in an equity loss of $(43,576) which brings the total equity loss in the nine months ended March 31, 2003 to $(60,054). This loss reduces the investment at March 31,2003 to $4,409,546.

(b)        PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant inter-company balances and transactions have been eliminated on consolidation.

           Tengtu's business is focused on China through a joint venture entity, Tengtu United China ("TUC"), in which Tengtu has a 57% equity interest. According to the terms of the joint venture agreement, Tengtu is allocated 57% and Beijing Tengtu Culture and Education Electronics Co., Ltd. ("Tengtu China"), its joint venture partner, 43% of the profits of TUC. Tengtu, however, is entitled to 100% of any distributed profits of TUC until all of Tengtu's capital contributions are repaid. Thereafter, Tengtu would be entitled to 57% of the distributed profits and Tengtu China would be entitled to 43%. Tengtu is also responsible for 100% of the losses incurred by the joint venture entity. Tengtu China acts as agent for TUC through a series of agreements which sets out the nature of this agency relationship. Many of Tic's material contracts are in the name of Tengtu China, as are virtually all of the assets utilized to operate TUC. Although Tengtu and its joint venture entity do not directly own or operate any of the material assets, nor are they a party to many of the material contracts, TUC retains beneficial interest in and control over the material assets and material contracts by virtue of its agency relationship with Tengtu China. As a result of the control and its majority equity interest in the joint venture, Tengtu consolidates its financial statements with TUC.

           The Company contributed capital of $20,430,000 to TUC, in which Tengtu China has a 43% equity interest. No portion of the $20,430,000 has been allocated to the minority as the joint venture agreement assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interest that is in excess of the minority's interest in the equity capital of the joint venture, including any guarantees or commitments from minority shareholder for further capital contributions.

           In the case of TUC, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to TUC that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

2.         DUE FROM RELATED PARTY

           The Company has engaged Tengtu China, as its agent, to conduct all of Tengtu United's business. As agent, Tengtu China administers the daily operations of Tengtu United: paying operating expenses, collecting receivables and remitting net operating profits to the Company. The Company has recorded the following amounts as due from Tengtu China as at March 31, 2003:

Current Assets
           Balance at June 30, 2002                                $ 2,579,157
           Advances related to working capital for operations          643,099
           Profits from operations, net of minority interest          (177,773)
           Due from Related Party                                  $ 3,044,483

           Payment processes slower than those experienced in North America are not unusual in China, especially when dealing with a number of levels of government. In recognizing the different environment in which it is operating in China, the Company has classified $9,906,907 of due from Tengtu China to long-term assets as of March 31, 2003.

           The totals of both current and long-term due from related party include a collection provision of $703,047.

           In addition to the above receivable, the Company has advanced approximately $4,590,000 to Tengtu China to fund the operations of TUC. This amount has been classified as Investing in related parties on the March 31, 2003 balance sheet, and the June 30, 2002 balance sheet has been revised to conform to this presentation change.

3.         RESTRICTED CASH

           $4,000,000 in restricted US dollar denominated deposits at the Min Sheng Bank (of China) is used to secure a long-term loan from the same bank. This deposit earns interest at 6.15% annually and the interest income is paid on a semi-annual basis. The interest income for the three months ended March 31, 2003 was $62,708. The total interest income for the nine month period was $188,124.

4.         LONG-TERM DEBT

           On June 26, 2002, the Company borrowed approximately $3,745,000 in Chinese renminbi from Min Sheng Bank (of China). This line of credit bears interest at 5.58% and is payable in full on June 26, 2007. This line of credit is fully secured by $4,000,000 in restricted US dollar denominated deposits at the Min Sheng Bank. The interest expense in the quarter March 31, 2003 was $52,146. The total interest expense for the nine month period was $152,973.

5.         CONVERTIBLE DEBENTURE

           Pursuant to a $1,500,000 convertible debenture issued to Top Eagle Holdings, Ltd. ("Top Eagle") in December 1999 and due December 2003, the Company makes quarterly interest payments at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 7% at March 31, 2003 and June 30, 2002, respectively). The total interest expense for the quarter ended March 31, 2003 was $49,853 which included amortization of the discount on the convertible debenture of $23,605. The total interest expense for the nine month period was $151,007 which included amortization of the discount on the convertible debenture of $69,904.

           During the fiscal quarter ended March 31, 2002, the Company defaulted on its quarterly interest payment to Top Eagle which was due on December 15, 2001. While the amount due was subsequently paid, the failure to timely pay interest is an "Event of Default" which gives Top Eagle the right, at its option, and in its sole discretion, to consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind. Upon an Event of Default, the amounts due under the Debenture may be paid in cash, or stock, at the prevailing conversion price set forth in the Debenture.

           As of the date of this report, Top Eagle has not taken any action based on any Event of Default. However, it has the right to do so at any time.

6.         RELATED PARTY TRANSACTIONS

           Orion Capital Inc. ("Orion"), a significant shareholder of the Company, advanced $31,576 to the Company for the general corporate and administrative expenditures during the quarter, which increased the balance of advance from Orion to $889,108 as of that date. The advance is due on demand and is interest free. Subsequent to March 31, 2003, the Company paid Orion $250,000 and Orion used the balance of the advance of $639,108 to purchase units, consisting of two Special Warrants, issued by the company at a price of $1.00 per unit.

           During the quarter ended March 31, 2003, the Company incurred consulting expenses of $103,440 from officers and directors of the Company or companies controlled by these officers and directors (March 31, 2002 - $273,385). The consulting expense for the nine month period was $306,711 (March 31, 2002 - $687,531).

           In October 1999, the Company entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as Chairman of the Board of Directors and Chief Executive Officer. The terms of the agreement include the following: (1) Comadex will receive a consulting fee of $10,000 per month; (2) Comadex shall receive an incentive of 1% of the capital raised by him in excess of $3,000,000 by Mr. Cheung for the Company; (3) Comadex shall receive 1% of the Company's net profits if the Company exceeds pre-set profit targets and its audited pre-tax profits exceed that target(s) - no such targets have been set by the Board of Directors; (4) Comadex shall receive certain payments in the event the agreement is terminated without cause or if the Company is merged into or acquired by another company.

           The Agreement with Comadex and Mr. Cheung is currently the subject of a pending arbitration, which was commenced by those parties on or about September 25, 2002. The Statement of Claim filed in the arbitration alleges that Cheung and Comadex performed their obligations under the Consultant Agreement, that Cheung was terminated without cause and that Cheung and Comadex are entitled to the benefits and entitlements under the Consultant Agreement. As of the date of this report, the Company cannot determine if there will be any potential material liabilities associated with the arbitration beyond those called for by the terms of the Consultant Agreement. On September 30, 2002, Pak Kwan Cheung was removed as one of the Company's Directors.

           Under a contract dated December 21, 2000 between the Company and Orion, William Ballard, Orion's controlling shareholder and the company's Chairman of the Board, provides consulting services to the Company. The term was for a twenty-four month period that commenced in December 2000. As compensation for the services, the Company agreed to issue Orion 20,834 shares of Common Stock each month. For the nine month period ended March 31, 2003, 125,004 shares of common stock were issued to Orion and a charge to compensation expense of $50,835 was recorded. The contract expired at the end of December 2002. As of the date of the report, there is no new agreement between Orion and the Company.

7.         TAXES

           None of the subsidiaries are eligible to be consolidated into the Company's U.S income tax return, therefore, separate income tax provisions are calculated for the Company and each of its subsidiaries. For U.S. income tax purposes, the Company has recorded a deferred tax asset due to net operating loss carry forwards. The asset has been offset by a full valuation allowance, as the Company believes it is more likely than not that the losses will not be utilized.

8.         LITIGATION

           The Company is party to litigation in the normal course of business In management's opinion, the litigation will not materially affect the Company's financial position, results of operation or cash flow. (see Note 9.)

9.         SUBSEQUENT EVENTS

           In March, 2003, the Company was served with a statement of claim which was issued in the Ontario Superior Court of Justice. The plaintiff in the action is B.D. Clark & Associates, Ltd. ("BDC") and the Company is the defendant. The statement of claim alleges that BDC did not receive certain payments due to it under two contracts beginning March 21, 1997 and ending June, 2001 which obligated BDC to provide consulting services to the Company. Plaintiff seeks the following relief: (1) declarations that the Company has breached its obligations under both contracts; (2) approximately $9,028,998 in damages for breach of both contracts; (3) pre- and post-judgment interest; (4) costs of the action; and (5) other relief as the Court deems appropriate.

           The Company believes that it has meritorious defenses to the statement of claim and intends to vigorously defend the action.

================================================================================

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.

                                ----------------

                                TABLE OF CONTENTS


                                                                   PAGE
Prospectus Summary............................................      5
Risk Factors..................................................      9
Use of Proceeds...............................................      17
Determination of Offering Price...............................      17
Dilution......................................................      17
Selling Security Holders......................................      17
Description of Securities to be Registered....................      21
Experts.......................................................      23
The Company...................................................      23
Our Business..................................................      29
Description of Property.......................................      40
Legal Proceedings.............................................      40
Market Price Of and  Dividends On the Registrant's Common Equity
and Related Stockholder Matters...............................      42
Selected Financial Data.......................................      43
Supplementary Financial Information...........................      44
Management's Discussion and Analysis of Financial Condition and
Results of  Operations........................................      45
Qualitative and Quantitative Disclosures About Market Risk....      58
Changes and  Disagreements with Accountants on Accounting and
Financial Disclosure..........................................      59
Directors and Executive Officers..............................      59
Executive Compensation........................................      61
Certain Relationships and Related Party Transactions..........      64
Indemnification of Directors and Officers.....................      65
Part II: Information Not Required in Prospectus...............      66
Index to Consolidated Financial Statements....................      F-1








================================================================================





                                9,733,436 SHARES

                            4,409,492 SHARE WARRANTS





                                [OBJECT OMITTED]











                                ----------------

                                   PROSPECTUS
                                ----------------





                                  July 10, 2003


================================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:





Securities and Exchange Commission Registration Fee          $
Printing and Engraving Expenses                                        3000 00*
Legal Fees and Expenses                                              10,000 00*
Accountants' Fees and Expenses                                        5,000 00*
Blue Sky Fees and Expenses                                            2,500 00*
Transfer Agent and Registrar Fees and Expenses                        1,000 00*
Miscellaneous Expenses                                                1,000 00*
                                                             -----------------
TOTAL                                                        $       22,500 00
                                                             =================

* Estimated

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a Director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was Director, consultant, Officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law. Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

           In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

           On November 17, 2000, we entered into a Loan Agreement, subsequently amended on December 21, 2000, with Orion Capital Incorporated under which Orion Capital Incorporated loaned us $1,000,000 until December 31, 2001, with an interest rate of 10%. In connection with the loan, we granted Orion a warrant to purchase 670,000 shares of our common stock with an exercise price of $.30. The issuance of the warrants was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           William O.S. Ballard, who became one of our Directors on November 27, 2001, and who serves as our consultant, is the principal owner and President of Orion.

           Pursuant to a December 2000 contract with Orion Capital Incorporated, William O.S. Ballard is to provide consulting services to us for a 24 month period that commenced in December 2000. As compensation for the services, we agreed to issue Orion 20,834 shares of our common stock each month. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Mr. Ballard and Orion were accredited investors.

           On March 2, 2001, we entered into a loan agreement with Orion pursuant to which Orion loaned $1,000,000 to us in exchange for a 15 month, 10% convertible promissory note. The note was convertible into common stock at the rate of $.30 per share, or an aggregate of 3,333,333 shares. The issuance of the convertible note was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           In April 2001, in exchange for documented advances of funds of not less than $107,671 from William O.S. Ballard to us, or for our benefit, between October 1, 2000 and April 1, 2001, we agreed to issue 333,333 shares of common stock at Mr. Ballard's direction to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Mr. Ballard and Orion were accredited investors.

           On June 14, 2001, we closed the sale of 13,260,669 shares of common stock in a private placement to certain qualified investors for an aggregate purchase price of $3,978,200. The issuance of the private placement shares was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption were that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

           Concurrently with the closing of the private placement on June 14, 2001, the above loans from Orion were converted into an aggregate of 6,682,479 shares of our common stock and all warrants issued or issuable in connection with the loans were cancelled. In addition, $56,515.17 in interest on the loans was converted, at Orion's option under the loan agreements, into 188,384 shares of our common stock in lieu of the cash payment of interest to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption were that Orion was an accredited investor.

           Pursuant to a contract with Simon Hui, our former Controller, Mr. Hui was issued 491,033 shares of our common stock on June 17, 2001. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption were that Simon Hui was an accredited investor by virtue of his position as our executive officer.

           On August 10, 2001, we closed the sale of 502,601 shares of common stock to investors who participated in our private placement which closed on June 14, 2001 for $618,200. The additional investors executed Extension Agreements granting registration rights for the new shares consistent with the registration rights granted for the private placement shares. The issuance of the additional private placement shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption are that each of the private placement investors were non-U.S. persons as defined under the Securities Act.

           On August 2, 2001, we closed the sale of 1,219,512 shares of common stock to Bestler International Limited for the benefit of an accredited investor, for $1,500,000. Bestler International Limited was granted registration rights in connection with the investment. The issuance of the shares to Bestler International Limited was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that the beneficial owner was a non-U.S. person as defined under the Securities Act.

           On October 31, 2001, we closed the sale of 1,300,000 shares of common stock to Orion Capital Incorporated for $1,300,000. The sale included 216,667 attached warrants to purchase common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Orion is a non-U.S. person.

           On November 15, 2001, we closed the sale of 700,000 shares of common stock to Orion Capital Incorporated for $700,000. The sale included 116,667 attached warrants to purchase the common stock for $1.20 per share. Orion was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act of 1933. The facts relied upon for the exemption are that Orion is a non-U.S. person as defined under Regulation S.

           On November 1, 2001, we closed the sale of 2,500,000 shares of common stock to Shen AnXin for $2,500,000. The sale included 416,667 attached warrants to purchase the common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

           On November 19, 2001, we closed the sale of 500,000 shares of common stock to Shen AnXin for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. Mr. AnXin was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. AnXin is a non-U.S. person as defined under Regulation S.

           On November 2, 2001, we closed the sale of 300,000 shares of common stock to Sixela Investments, Ltd. for $300,000. The sale included 50,000 attached warrants to purchase the common stock for $1.20 per share. Sixela was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Sixela is a non-U.S. person as defined under Regulation S.

           On November 15, 2001, we closed the sale of 500,000 shares of common stock to EnterVest Portfolios International, Inc. for $500,000. The sale included 83,333 attached warrants to purchase common stock for $1.20 per share. EnterVest was granted registration rights with respect to common stock purchased and common stock into which the warrants are exercisable. The issuance of the common stock and warrant was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that EnterVest is a non-U.S. person as defined under Regulation S.

           Pursuant to a May 15, 2002 agreement, we issued 203,011 shares of our common stock to Ng Sau Hang in connection with the winding down of the business of our majority owned subsidiary, Edsoft Platforms. Ms. Hang was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

           Pursuant to a May 15, 2002 stock purchase agreement, we sold 200,000 shares of common stock to Ng Sau Hang for $100,000. The sale included 100,000 attached warrants to purchase common stock for $.75 per share. Ms. Hang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Ms. Hang is a non-U.S. person as defined under Regulation S.

           Pursuant to a settlement agreement with Gregory Mavroudis and 1334945 Ontario Limited, entered into on May 22, 2002, we issued 250,000 shares of common stock to 1334945 Ontario Limited. 1334945 Ontario Limited was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that 1334945 Ontario Limited is a non-U.S. person as defined under Regulation S. Mr. Mavroudis had been a consultant to us pursuant to an agreement with his company, 1334945 Ontario Limited.

           In connection with a bridge loan to us by Quest Ventures, Ltd. that closed on June 6, 2002, we issued 375,000 shares of our common stock to Quest. Quest was granted registration rights with respect to the common stock. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Quest is a non-U.S. person as defined under Regulation S.

           On June 20, 2002, we sold 5,982,664 Special Warrants to non-U.S. investors in a private placement for $2,991,332. The special warrants entitle the holders to acquire, for no additional consideration, up to 6,580,930 shares of our common stock and warrants to acquire an additional 2,991,332 shares of our common stock.

              The Special Warrants were issued on June 20, 2002 in a private placement transaction pursuant to an agency agreement between us and Dundee Securities Corporation. In the private placement transaction, we issued an aggregate of 2,991,332 Units consisting of two Special Warrants at a price of $1.00 per Unit for gross proceeds of $2,991,332. Each outstanding Special Warrant entitles the holder to receive, without the payment of additional consideration, one share of our common stock and one-half of one share warrant. Each whole share warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $.75. The share warrants are not included in this prospectus.

           Each Special Warrant may be converted into one share of common stock and one-half of one share warrant at any time prior to 5:00 p.m. (Toronto time) on the date that is the earlier to occur of: (a) the fifth business day after the later of: (i) the date a receipt has been issued for the final prospectus qualifying the distribution of the common stock and share warrants by the Ontario Securities Commission; and (ii) the date the SEC declares effective a registration statement on form S-1 for the common stock; and (b) June 20, 2003. In the event that the Special Warrants are not converted prior to the above dates, they will be deemed converted without any further action taken by the holders.

           The issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S.

           Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by November 18, 2002, the conversion rate for each Special Warrant shall increased such that each Special Warrant converted into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant.

           In the Special Warrant transaction, we paid the agent a cash commission of $199,200 and reimbursed the agent's expenses. 6,580,930 shares of common stock reserved for issuance upon conversion of the Special Warrants was registered for resale pursuant to a registration statement filed with the SEC on November 8, 2002. 3,235,465 shares of common stock reserved for issuance upon exercise of the share warrants issued upon conversion of the Special Warrants are being registered pursuant to this registration statement.

           Pursuant to a July 30, 2002 amended stock purchase agreement, we sold 1,000,000 shares of common stock and 500,000 warrants to FanQi Zhang. Mr. Zhang was granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The warrants are exercisable until a date that is one year after a registration statement is declared effective for the re-sale of the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that Mr. Zhang is a non-U.S. person as defined under Regulation S.

           Mr. Zhang is a member of our Board of Directors and is the Chief Executive Officer and principal owner of our joint venture partner, Tengtu China.

           Pursuant to an exercise of stock options by a consulting company owned by our former President, in May, 2002, we issued 50,000 shares of Common Stock to B.D. Clark & Associates in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. The basis for the exemption is that B.D. Clark & Associates is a sophisticated investor familiar with our operations after having provided consulting services to us for several years.

           On October 11, 2002, we sold 812,500 units consisting of two Special Warrants per unit for $812,500. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by March 10, 2003, the conversion rate for each Special Warrant increased such that each Special Warrant will convert into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant. 1,787,500 shares of common stock reserved for issuance upon conversion of the Special Warrants are being registered pursuant to the registration statement of which this registration statement is a part.

           On November 12, 2002, we sold 1,000,000 units consisting of two shares of common stock and one share warrant to purchase one share of our common stock for $0.75 to three accredited investors and granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The share warrants are exercisable until a date that is one year after a registration statement is declared effective for the re-sale of the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation D under the Securities Act. The facts relied upon for the exemption are that the investors are "accredited" within the meaning of Regulation D under the Securities Act. 2,000,000 shares of common stock from this offering and 1,000,000 shares of common stock reserved for issuance upon exercise of the share warrants are being registered pursuant to this registration statement.

           On December 13, 2002, we sold 50,000 units consisting of two Special Warrants per unit for $100,000. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. Pursuant to the terms of the Special Warrants, because a registration statement for the re-sale of the common stock into which they are convertible was not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission was not received by May 12, 2003, the conversion rate for each Special Warrant increased such that each Special Warrant will convert into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant. 110,000 shares of common stock reserved for issuance upon conversion of the Special Warrants are being registered pursuant to this registration statement.

           On February 10, 2003, we sold 250,000 units consisting of two Special Warrants per unit for $500,000. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. Pursuant to the terms of the Special Warrants, if a registration statement for the re-sale of the common stock into which they are convertible is not effective, and a final receipt for a prospectus covering the Special Warrants from the Ontario Securities Commission is not received by July 12, 2003, the conversion rate for each Special Warrant will be increased such that each Special Warrant will convert into 1.1 shares of common stock and .55 share warrants in lieu of one share of common stock and one-half of a share warrant. 550,0000 shares of common stock reserved for issuance upon conversion of the Special Warrants are being registered pursuant to this registration statement.

           On February 20, 2003, we sold 677,968 units consisting of two Special Warrants per unit for $677,968. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. Each of the Special Warrant purchasers is a non-U.S. person as defined under Regulation S. In this Special Warrant transaction, we paid an agent, Dundee Securities Corporation, a cash commission of $47,458 and reimbursed the agent's expenses. 1,355,966 shares of common stock reserved for issuance upon conversion of the Special Warrants are being registered pursuant to this registration statement.

           On February 21, 2003, we sold 75,000 units consisting of two shares of common stock and one share warrant to purchase one share of our common stock for $0.75 to two accredited investors for $75,000 and granted registration rights with respect to the common stock and the common stock into which the warrants are exercisable. The warrants are exercisable until a date that is one year after a registration statement is declared effective for the re-sale of the shares of common stock into which the warrants are exercisable. The issuance of the common stock was accomplished in reliance upon Regulation S under the Securities Act. The facts relied upon for the exemption are that the investors are "accredited" within the meaning of Regulation D under the Securities Act. 150,000 shares of common stock from this offering and 75,000 shares of common stock reserved for issuance upon exercise of the share warrants are being registered pursuant to this registration statement.

           On April 24, 2003, we sold 250,000 units consisting of two Special Warrants per unit for $250,000. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. The Special Warrant purchaser is a non-U.S. person as defined under Regulation S. 500,000 shares of common stock reserved for issuance upon conversion of the Special Warrants are being registered pursuant to this registration statement.

           On May 3, 2003, we sold 640,000 units consisting of two Special Warrants per unit for $640,000 to Orion Capital Incorporated. The Special Warrants were sold in a private placement transaction and each Special Warrant is convertible, for no additional consideration, on the same terms as the Special Warrants sold by us on June 20, 2002. This issuance of the Special Warrants was conducted pursuant to Regulation S under the Securities Act. The Special Warrant purchaser, Orion, is a non-U.S. person as defined under Regulation S. 1,280,000 shares of common stock reserved for issuance upon conversion of the Special Warrants are being registered pursuant to this registration statement.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS:

3.1 Articles of Incorporation (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

3.2 By-Laws (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

4.3 Form of Special Warrant issued to investors in a private placements which closed in June, 2002 through May, 2003 (filed as part of our Form 10-K filed on October 15, 2002 and incorporated herein by reference);

5.1       Opinion re: Legality of the securities being registered;

10.1 English Translation of Agreement between National Center for Audio Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. Dated September 20, 2000 - referred to as "Operation Morning Sun" (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.2 English Translation of Cooperation Agreement among the Chinese National Center for Audio/Visual Education of the Ministry of Education, Tengtu China and Legend Group (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

10.10 Tengtu United Joint Venture Agreement and the amendment thereto (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.12 Consulting agreement between Comadex Industries, Ltd. and Tengtu (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

10.13 Top Eagle Holdings, Ltd. Convertible Debenture and Warrant Purchase Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

10.14 Top Eagle Holdings, Ltd. Investor Rights Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

10.15 Top Eagle Holdings, Ltd. Convertible Debenture (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

10.16 Top Eagle Holdings, Ltd. Common Stock Warrant (filed as part of our Form 8-K dated December 23, 1999 and Incorporated herein by reference);

10.17 English translation of February 13, 2001 Cooperation Agreement between National Center for Audio/Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. on Carrying out "Operation Morning Sun - Phase II" (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.19 English translations of April 9, 2001 Cooperation Agreement on Establishment of "Morning Sun Resources Center under National Center for Audio/Visual Education of Ministry of Education" and supplemental memorandum between Tengtu China and us (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.20 English translation of Extension to Operation Morning Sun (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

10.21 Additional Supplemental Agreement between Tengtu China and us dated April 25, 2001 (filed as part of our Form S-1/A filed on August 7, 2001 and incorporated herein by reference);

10.22 ShanDong Province Cooperation Agreement dated August 17, 2001 (English translation) (filed as part of our Form 10-K on September 28, 2001 and incorporated herein by reference);

10.24 December 21, 2001 Agreement between Tengtu International Corp. and Lifelong.com, Inc. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.25 English Translation of Cooperation Agreement effective September 1, 2001 between the Ministry of Education of the ShanDong Province and Beijing Tengtu Tian Di Network Co., Ltd. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.26 English Translation of September 18, 2001 Memorandum of Cooperation, Establishment of Shaanxi Provincial Education Resources Center by and among Li Gen Juan, Director of Shaanxi Provincial Center for Audio/Visual Education, Suan Pai Yau, Tin Pang and Wu Oi Juan, Deputy Directors of Shaanxi Provincial Center for Audio/Visual Education, and Lin Xiao Feng, President of Tengtu Culture & Education Electronics Development Co., Ltd. (filed as part of our Form 10-Q filed on February 19, 2002 and incorporated herein by reference);

10.27 English Translation of Cooperation Agreement between the Center for Audio/Visual Education, Department of Education, Fujian Province and Tengtu TianDi Network Co., Ltd. (filed as part of our Form 10-Q filed on May 20, 2002 and incorporated herein by reference);

10.29 July 22, 2002 Supplemental Agreement between Tengtu International Corp. and Lifelong.com, Inc. (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.30 English Translation of July 22, 2002 Cooperation Agreement between the National Center for Audio and Visual Education and Beijing Jiade Tengtu Science and Technology Group Companies (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.31 English translation of December 18, 2002 Framework Agreement between Shaanxi Provincial Center for Audio Visual Education and Beijing Tengtu TianDi Network Co., Ltd. (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.32 Amended understanding between Tengtu China and Tengtu International Corp. Governing Activities in China Relating to Operation Morning Sun National Center For Audio/Visual Education and the Ministry of Education, dated as of April 25, 2001 (filed as part of our registration statement on Form S-1 filed on August 14, 2002 and incorporated herein by reference);

10.33 English translation of Cooperation Agreement between the Agriculture Bank of China and Beijing Jiade Tengtu Scientific and Technology Group entered into in September, 2002 (filed as part of our Form 10-K/A filed on February 20, 2003 and incorporated herein by reference);

10.34 English translation of Strategic Cooperation Agreement dated July 16, 2002 between Lan Chao (Beijing Electronics Information Industry Co., Ltd.) and Beijing Tengtu Science & Technology Group Co., Ltd. (filed as part of our Form 10-K/A filed on February 20, 2003 and incorporated herein by reference);

10.35 English version of January 1, 2003 Amendment to Joint Venture Agreement between Tengtu International Corp. and Tengtu China. (filed as part of our Form 10-Q filed on March 19, 2003 and incorporated herein by reference).

11.1 Statement re: Computation of Per Share Earnings for the Nine Months Ended March 31, 2003 and 2002;

11.2 Statement re: Computation of Per Share Earnings for the Fiscal Years Ended June 30, 2002, 2001 and 2000;

12.1 Statement re: Computation of Ratios for the Nine Months Ended March 31, 2003 and 2002;


21.1      List of Subsidiaries;

23.1 Consent of counsel to the use of the opinion annexed at Exhibit (5.1) is contained in the opinion annexed at Exhibit 5.1;

23.2      Consent of accountants for use of their report.

           (b) FINANCIAL STATEMENT SCHEDULES

     All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is included in the consolidated financial statements.

ITEM 17.   UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on July 10, 2003.


                               TENGTU INTERNATIONAL CORP.

                                          By: /S/ John D. Watt
                                            ------------------
                                            John D. Watt
                                            President

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been filed by the following persons in the capacities and on the dates indicated.


/S/ JUDY YE
-----------------------------             July 10, 2003
Judy Ye
Chief Financial Officer


/S/ FAN QI ZHANG
-----------------------------             July 10, 2003
Fan Qi Zhang
Director


/S/ WILLIAM O.S. BALLARD
-----------------------------             July 10, 2003
William O.S. Ballard
Director


/S/ JOHN McBRIDE
-----------------------------             July 10, 2003
John McBride
Director


/S/ BIN HUANG
-----------------------------             July 10, 2003
Ben Huang
Director


/S/ JOHN D. WATT
-----------------------------             July 10, 2003
John D. Watt
Director and President